UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

March 29, 2012

DEAR SHAREHOLDER:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of KeyCorp which will be held at the Case Western Reserve Auditorium, Ninth Floor, Key Tower, 127 Public Square, Cleveland, Ohio, on Thursday, May 17, 2012, at 8:30 a.m., local time.

All holders of record of KeyCorp Common Shares as of March 20, 2012 are entitled to vote at the 2012 Annual Meeting.

As described in the accompanying Notice and Proxy Statement, holders of KeyCorp Common Shares will be asked to elect 14 directors for one-year terms expiring in 2013, to ratify the appointment of Ernst & Young LLP as independent auditors for 2012, to provide advisory approval of KeyCorp’s executive compensation, and to consider a proposal by a KeyCorp shareholder.

The approximate date of mailing of the Notice of Internet Availability of Proxy Materials to our shareholders is April 4, 2012, and the attached proxy statement, together with the 2011 Annual Review and annual report on Form 10-K, will be made available to our shareholders on that same date. On or about that date, we will also begin mailing paper copies of our proxy materials to shareholders who requested them. The 2012 Proxy Statement, 2011 Annual Review and annual report on Form 10-K will be available on the Internet at www.envisionreports.com/key on or prior to the date of the mailing of the Notice of Internet Availability of Proxy Materials.

Holders of KeyCorp Common Stock can vote their shares by telephone, the internet, or by mailing their signed proxy cards in the enclosed return envelopes if the proxy statement was mailed to them.

Sincerely,

BETH E. MOONEY
Chairman of the Board

127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

KEYCORP SHAREHOLDER MEETING TO BE HELD ON MAY 17, 2012 AND

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2012 Annual Meeting of Shareholders of KeyCorp will be held in the Case Western Reserve Auditorium, Ninth Floor, Key Tower, 127 Public Square, Cleveland, Ohio, on Thursday, May 17, 2012, at 8:30 a.m., local time, for the following purposes:

1. To elect 14 directors to serve for one-year terms expiring in 2013;

2. To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors for KeyCorp for the fiscal year ending December 31, 2012;

3. To provide advisory approval of KeyCorp’s executive compensation;

4. To consider a proposal by a KeyCorp shareholder requesting the establishment of a policy requiring that the Chairman be an independent director;

5. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only holders of record of KeyCorp Common Shares at the close of business on March 20, 2012 have the right to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

By Order of the Board of Directors

PAUL N. HARRIS
Secretary

March 29, 2012

YOUR VOTE IS IMPORTANT. HOLDERS OF KEYCORP COMMON SHARES CAN VOTE THEIR SHARES BY TELEPHONE, THE INTERNET, OR IF THE PROXY STATEMENT WAS MAILED TO THEM, BY MAILING THEIR SIGNED PROXY CARDS IN THE RETURN ENVELOPES ENCLOSED WITH THE PROXY CARD FOR THAT PURPOSE. SPECIFIC INSTRUCTIONS FOR VOTING BY TELEPHONE OR THE INTERNET ARE ATTACHED TO THE PROXY CARD.

THE PROXY STATEMENT, ANNUAL REVIEW AND ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011 WILL BE AVAILABLE AT WWW.ENVISIONREPORTS.COM/KEY PRIOR TO THE DATE OF THE MAILING OF THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS .

127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

PROXY STATEMENT

This Proxy Statement is furnished commencing on or about April 4, 2012 in connection with the solicitation on behalf of the Board of Directors of KeyCorp of proxies to be voted at the 2012 Annual Meeting of Shareholders to be held on May 17, 2012, and at all postponements and adjournments thereof. All holders of record of KeyCorp Common Shares at the close of business on March 20, 2012 are entitled to vote. On that date there were 953,171,013 KeyCorp Common Shares outstanding and entitled to vote at the meeting. Each such share is entitled to one vote on each matter to be considered at the meeting and a majority of the outstanding KeyCorp Common Shares shall constitute a quorum.

Issue One

ELECTION OF DIRECTORS

In accordance with KeyCorp’s Amended and Restated Code of Regulations (“Regulations”), the Board of Directors of KeyCorp (also sometimes referred to herein as the “Board”) has been fixed as of the 2012 Annual Meeting at 14 members. Under KeyCorp’s Regulations, the terms of all Directors expire at each annual meeting and they are to be elected for one-year terms. Accordingly, the fourteen Directors will be elected for one-year terms expiring in 2013 (or until their respective successors are elected and qualified, whichever is later).

The nominees for directors at this Annual Meeting are listed below. All properly appointed proxies will be voted for these nominees unless contrary specifications are properly made, in which case the proxy will be voted or withheld in accordance with such specifications. All nominees, other than Richard J. Hipple, are current members of the Board. Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of such person, if any, as shall be recommended by the Board or for holding a vacancy to be filled by the Board at a later date. The Board has no reason to believe that the persons listed as nominees will be unable to serve Pursuant to KeyCorp’s Articles of Incorporation in order for a nominee to be elected as a director, the nominee must receive a greater number of votes “for” than “against” his or her election. If a nominee who is an incumbent receives more “against” votes than “for” votes the nominee must submit an offer to resign as a director to the KeyCorp Board of Directors. Thereafter, the Nominating and Corporate Governance Committee of the Board of Directors will consider the resignation and will submit its recommendation as to whether to accept or reject the resignation to the Board of Directors which will act on the recommendation and publicly disclose its decision.

Pursuant to rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following information lists, as to the nominees for director, the principal occupation or employment, age, the year in which each first became a director of KeyCorp, directorships since 2007 in registered investment companies or companies having securities which are registered pursuant to, or that are subject to certain provisions of, the Exchange Act, and information concerning each person’s qualifications to serve as a Director of KeyCorp. The information provided is as of January 1, 2012 unless otherwise indicated.

NOMINEES FOR DIRECTOR

EDWARD P. CAMPBELL

Edward P. Campbell has served as a KeyCorp Director since 1999. Mr. Campbell chairs the Compensation and Organization Committee and serves on the Nominating and Corporate Governance Committee. He has previously served on the Risk Management Committee as well as the Audit Committee where he served as Chair. Mr. Campbell is qualified as an “audit committee financial expert” as that term is defined by the SEC.

In 2010, Mr. Campbell retired as Chief Executive Officer and President of Nordson Corporation. Mr. Campbell also retired as Chairman of Nordson in 2010. Nordson is a multi-national maker of capital equipment with approximately 3,800 employees and direct operations and sales support offices in over 30 countries. Mr. Campbell joined Nordson in 1988 as vice president of corporate development. He rose to positions of greater responsibility and was elected chief executive officer in 1997 and chairman of the board and chief executive officer in 2004.

Prior to joining Nordson, Mr. Campbell spent 11 years in operating and financial management positions at The Standard Oil Company/British Petroleum, with responsibility for such functions as capital markets, treasury, cash management, financial planning, pension asset management, equity and fixed income management, and investment management functions, including fixed income and foreign exchange and derivatives trading. Mr. Campbell also had experience leading the retail operations of the company.

Mr. Campbell (age 62) served on the board of The Lubrizol Corporation from 2009 until 2011; of Nordson from 1994 to 2010; and of OMNOVA Solutions, Inc. from 1999 until 2009. Mr. Campbell has had leadership roles in a number of civic and community organizations.

JOSEPH A. CARRABBA

Mr. Carrabba joined the KeyCorp Board in 2009. He serves on the Compensation and Organization Committee.

Since 2007, Mr. Carrabba has been the Chairman, President, and Chief Executive Officer of Cliffs Natural Resources, Inc. Cliffs is an international mining and natural resources company with 2011 revenues of $6.8 billion and approximately 5,400 employees. Mr. Carrabba joined Cliffs in 2005 as President and Chief Operating Officer and became President and Chief Executive Officer in 2006.

Mr. Carrabba joined Cliffs from Rio Tinto, a global mining company where he served for 22 years in a variety of leadership capacities at locations worldwide including the United States, Asia, Australia, Canada, and Europe. Before relocating to Rio Tinto’s Diavik Diamond Mines, Inc. in Canada’s Northwest Territory where he served most recently as president, he spearheaded the development and implementation of Rio’s Six Sigma initiative (an initiative using data measurements and statistics to identify factors to reduce waste, defects and costs and thereby increase bottom line benefits to customers and shareholders) at its bauxite mining operation in Australia.

Mr. Carrabba (age 59) is a Director of Cliffs (since 2006) and the Newmont Gold Company (since 2008) and serves in leadership roles in a number of civic and community organizations.

CHARLES P. COOLEY

Charles P. Cooley was elected as a KeyCorp Director in 2011. He currently serves on the Audit Committee. Mr. Cooley is qualified as an “audit committee financial expert” as that term is defined by the SEC.

Mr. Cooley was Chief Financial Officer of The Lubrizol Corporation from 1998 until he retired in 2011 following Berkshire Hathaway’s purchase of the company. Lubrizol, with annual revenues of approximately $6 billion, is a specialty chemical company that produces and supplies technologies to customers in the global transportation, industrial and consumer markets. The company has approximately 7,000 employees and facilities in 27 countries. At Lubrizol, Mr. Cooley had global responsibility for all aspects of its finance function and also oversaw its corporate development and strategic planning activities.

Prior to joining Lubrizol, Mr. Cooley held positions of increasing responsibility in finance at Atlantic Richfield Company for 15 years, including treasury, capital markets, corporate development and operating segment financial management. Mr. Cooley began his career in the National Banking Division of Manufacturers Hanover Trust Company following completion of the bank’s management training program.

Mr. Cooley (age 56) has been a Director of Modine Manufacturing Company since 2006 and is the Chair of its Audit Committee. He has leadership roles in a number of civic and community organizations.

ALEXANDER M. CUTLER

Alexander M. Cutler has served as a KeyCorp Director since 2000. Mr. Cutler is KeyCorp’s Lead Director. He is the Chair of the Nominating and Corporate Governance Committee and also serves on the Compensation and Organization Committee having previously served as its Chair.

Mr. Cutler is the Chairman, Chief Executive Officer, and President of Eaton Corporation, a global diversified power management company with approximately 70,000 employees that sells products in more than 150 countries. As chairman and chief executive officer of a Fortune 200 company, Mr. Cutler regularly reviews financial reports, risk management structure, policies and compliance activities, controls systems, information technology systems, company pension and deferred compensation plans, and foreign exchange and interest rate risks.

He has extensive experience in acquisition/divestiture negotiations and integrations.

Mr. Cutler assumed his current position at Eaton in 2000 after 25 years with the company and its predecessors.

Mr. Cutler (age 60) serves on the boards of Eaton Corporation (since 2000) and E.I. du Pont Nemours Company (since 2008). He maintains leadership roles in civic and community organizations. He chairs The Business Roundtable Corporate Governance Committee and is also a member of The Business Council.

H. JAMES DALLAS

Mr. Dallas joined the KeyCorp Board of Directors in 2005. He is the Chair of the Risk Management Committee and also serves on the Nominating and Corporate Governance Committee and previously served on the Audit Committee.

Mr. Dallas is senior vice president of quality and operations at Medtronic, Inc., a global medical technology company that employs approximately 38,000 people and does business in more than 120 countries. Mr. Dallas previously served as Senior Vice President and Chief Information Officer at Medtronic.

In his role as senior vice president of quality and operations, Mr. Dallas has responsibility for executing cross-business initiatives to maximize the company’s global operating leveraging. Mr. Dallas also serves as a member of Medtronic’s executive management team. Prior to joining Medtronic in 2006, Mr. Dallas was vice president and chief information officer at Georgia-Pacific Corporation, a maker of forest products. At Georgia Pacific, Mr. Dallas held a series of progressively more responsible information technology and operating roles. Mr. Dallas began his career as an internal auditor for C&S National Bank, a large regional bank in Atlanta, Georgia and has experience as a cost accountant with a focus on profitability and key profit drivers. The majority of Mr. Dallas’ career has been focused on bridging the gap between strategy and execution; specifically, leading large, enterprise-wide projects and acquisition integration. In addition, he has years of experience with IT security and data privacy.

Mr. Dallas (age 53) serves on the boards of civic and community organizations.

ELIZABETH R. GILE

Elizabeth R. Gile was elected as a KeyCorp Director in 2010. She is currently a member of the Risk Management Committee. Ms. Gile is a member of the Board of Directors of KeyBank National Association, KeyCorp’s subsidiary bank.

In 2005, Ms. Gile retired from Deutsche Bank AG (“Deutsche Bank”) where she was Managing Director and the Global Head of the Loan Exposure Management Group (2003 to 2005). During her career, Ms. Gile had the opportunity to focus on many aspects of credit origination and risk management. In her role at Deutsche Bank, she created and ran a business division to manage the bank’s $80 billion wholesale loan portfolio using capital market instruments and derivatives to reduce the volatility of financial results. Ms. Gile also spent the first 24 years of her career at J.P. Morgan (1977 to 2001) where she was responsible at varying points for J.P. Morgan’s North American business involving high grade credit markets trading, credit portfolio management, corporate lending and credit research. Following her service at J.P. Morgan, Ms. Gile served as Vice Chair of Toronto Dominion Securities and Head of Portfolio Management for the company from 2001-2002.

Since her retirement Ms. Gile served from 2007 to 2009 as Managing Director and Senior Strategic Advisor to BlueMountain Capital Management, a hedge fund management company.

Ms. Gile (age 56) is a Director of Deutsche Bank Trust Corporation and Deutsche Bank Americas (since 2005) and serves in leadership roles in a number of civic and community organizations.

RUTH ANN M. GILLIS

Ms. Gillis joined the KeyCorp Board in 2009. Ms. Gillis serves as Chair of the Audit Committee and on the Nominating and Corporate Governance Committee. She has been designated as an “audit committee financial expert” as that term is defined by the SEC.

Since 2008, Ms. Gillis has been an Executive Vice President of the Exelon Corporation, serving as Chief Administrative Officer and Chief Diversity Officer. Exelon is an electric utility company. Previously, Ms. Gillis was a Senior Vice President at Exelon from 2005 to 2008. Ms. Gillis serves as president of Exelon Business Services Company, a subsidiary of Exelon, which encompasses information technology, supply chain, legal, communications, human resources and finance, as well as other advisory, professional, technical and support services. As President of Exelon Business Services Company, Ms. Gillis is responsible for providing oversight for transactional and corporate services for the Exelon system of companies. Ms. Gillis is a member of Exelon’s executive committee, pension investment committee, and the corporate risk management committee as well as a member of the Exelon Foundation Board. Ms. Gillis previously served as Chief Financial Officer of Exelon.

Ms. Gillis’ previous experience includes service as Unicom Corporation’s chief financial officer and prior thereto as treasurer where she was responsible for overseeing Unicom Corporation’s financing activities, cash management, financial risk management, and treasury functions. She began her professional career in banking and held leadership positions at First Chicago and American National Bank & Trust (now J.P. Morgan).

Ms. Gillis (age 57) is a director of the Potlatch Corporation (since 2003) where she is Chair of the Compensation Committee and also serves on the Audit and Finance Committees. Ms. Gillis serves in leadership roles in a number of civic and community organizations and was a director of Archstone-Smith from 2004 until 2007.

WILLIAM G. GISEL, JR.

William G. Gisel, Jr. has served as a KeyCorp Director since 2011. He serves on the Risk Management Committee.

Mr. Gisel serves as President and Chief Executive Officer of Rich Products Corporation, a global manufacturer and supplier of frozen foods with annual sales of approximately $3 billion. Rich Products is a leading supplier to the food service and in-store bakery segment of the food industry internationally.

Prior to becoming Chief Executive Officer in 2006, Mr. Gisel held positions of increasing responsibility with the company, including chief operating officer and president of the company’s Food Group and executive vice president for international and strategic planning. Mr. Gisel began his career at Rich’s as general counsel and also spent four years at Philips, Lytle, LLC.

Mr. Gisel (age 59) has been a member of the Board of Directors of MOD-PAC CORP. since 2002. He is also a member of the Board of Directors of the Grocery Manufacturers Association. Mr. Gisel holds leadership roles in a number of civic and community organizations.

RICHARD J. HIPPLE

At the March 8, 2012 KeyCorp Board of Directors meeting, Richard J. Hipple was nominated for a position on the KeyCorp Board of Directors.

Mr. Hipple is the Chairman of the Board, President and Chief Executive Officer of Materion Corporation (formerly known as Brush Engineered Materials Inc.) a manufacturer of highly engineered advanced materials and related services. Materion Corporation had sales in 2011 of approximately $1.53 billion. Mr. Hipple has served as Chairman of the Board and Chief Executive Officer of Materion since 2006 and President since 2005. Mr. Hipple was Vice President of Strip Products, Performance Alloys of Materion from July 2001 to May 2002, when he became President of Performance Alloys of Materion.

Prior to joining Materion, Mr. Hipple served 26 years in the steel industry serving in a number of capacities including project engineer, strategic planning, supply chain management, operations, sales and marketing, and executive management.

Mr. Hipple (age 59) has served on the Board of Directors of Materion since 2006 and Ferro Corporation since 2007 and Lead Director of Ferro since 2010. Mr. Hipple is a member of the boards of a number of civic and community organizations.

KRISTEN L. MANOS

Ms. Manos joined the KeyCorp Board in 2009 and serves on the Audit Committee.

Ms. Manos has been President of Wilsonart International since February 2012. Wilsonart is the leading producer of high pressure decorative laminate in North America located in Temple, Texas.

Ms. Manos was a partner at Sanderson Berry Co., a private investment advisory services firm located in Holland, Michigan from 2009 to February 2012. Ms. Manos engaged in business strategy and marketing consulting at Sanderson Berry.

Ms. Manos is a former executive vice president of Herman Miller, Inc. (2004-2009). Herman Miller researches, designs, and distributes furnishings for use worldwide in various environments including office, healthcare, educational, and residential settings.

Ms. Manos was president of Herman Miller’s North American office business. In this role, she directly participated in corporate risk evaluation, risk management and scenario planning for clients and their facilities.

Ms. Manos’ experience spans marketing, finance, manufacturing, and general management. She has led global product development, business development, customer service, and manufacturing teams, and has experience in mergers and acquisitions.

Ms. Manos (age 52) serves on the Board and Finance Committee of International Relief and Development, a non-governmental organization that delivers approximately $500 million in development assistance annually. She is also a former member of the Audit and Compensation Committees of Select Comfort Corporation where she served as a director from 2007 until 2008.

BETH E. MOONEY

Ms. Mooney has been a member of the KeyCorp Board of Directors since 2010 and has been its Chairman and Chief Executive Officer since May 1, 2011. She has been President since November 18, 2010 and served as Chief Operating Officer from that date until she became Chairman and Chief Executive Officer. Ms. Mooney joined KeyCorp in 2006 as a Vice Chair and head of Key Community Bank.

Ms. Mooney has over 30 years banking experience in retail banking, commercial lending, and real estate financing. Prior to joining KeyCorp, beginning in 2000 she served as Senior Executive Vice President at AmSouth Bancorp, a large regional bank holding company that has merged with Regions Financial Corporation, and became Chief Financial Officer at AmSouth Bancorp as well in 2004. Ms. Mooney ran AmSouth’s banking operations in Tennessee and Northern Louisiana before becoming its Senior Executive Vice President and Chief Financial Officer.

Prior to joining AmSouth, Ms. Mooney completed line assignments of increasing responsibility at Bank One Corporation, Citicorp Real Estate, Inc., Hall Financial Group and Republic Bank of Texas/First Republic. At Bank One, Ms. Mooney served as Regional President in Akron and Dayton, Ohio, and then as President of Bank One Ohio, managing major markets throughout the state.

Ms. Mooney (age 56) is a member of the Financial Services Roundtable and serves in leadership roles in a number of civic and community organizations.

BILL R. SANFORD

Bill R. Sanford has been a KeyCorp Director since 1999. He is currently a member of the Audit Committee. He is the former Chair of the Risk Management Committee and previously served on the Nominating and Corporate Governance Committee. Mr. Sanford is a member of the Board of Directors of KeyBank National Association, KeyCorp’s subsidiary bank. Mr. Sanford has been designated as an “audit committee financial expert” as that term is defined by the SEC.

Mr. Sanford is the founder and chairman of Symark LLC, a technology commercialization and business development organization. Mr. Sanford is also the executive founder and retired chairman, president and chief executive officer of Steris Corporation, a global leader in infection and contamination preventions systems, products, services, and technologies that does business in more than 60 countries. Mr. Sanford is also chairman of the board of directors of Greatbatch, Inc., where he has been a director since 2000. Greatbatch is a leading provider of advanced technologies to the global medical device industry. He previously served as chair of the audit committee and lead independent director of that company.

Mr. Sanford is an experienced entrepreneur, executive, consultant, investor, and board member with extensive new venture, merger and acquisition, turnaround, senior management, and market development experience. He has public and private financing experience, including initial and secondary public stock offerings, structured debt financing, public stock mergers, and private equity and venture capital investments.

Mr. Sanford (age 67) is an active early stage and private equity investor through Symark and serves as a board member and advisor of public and private for-profit and not-for-profit corporations, investment limited partnerships, and venture capital firms.

BARBARA R. SNYDER

Ms. Snyder was elected as a KeyCorp Director in 2010. She is currently a member of the Risk Management Committee.

Ms. Snyder is president of Case Western Reserve University, a private research university located in Cleveland, Ohio and has held this post since 2007.

Prior to becoming president of Case Western Reserve University, Ms. Snyder served as Executive Vice President and Provost of The Ohio State University (“OSU”). She previously served as Vice Provost for Academic Affairs and Human Resources at OSU. She served as a faculty member of the university’s Moritz College of Law from 1998 to 2007. From 2000 to 2007 she held the Joanne W. Murphy/Classes of 1965 and 1973 Professorship at OSU. Ms. Snyder began her academic career in 1983 as an assistant professor at Case Western Reserve University’s School of Law.

Ms. Snyder (age 56) has taken a leadership role on the boards of several nonprofit organizations including BioEnterprise, whose focus is on healthcare and bioresearch.

THOMAS C. STEVENS

Thomas C. Stevens is Vice Chair and Chief Administrative Officer of KeyCorp. He has served on the Board of Directors since 2001. He has previously served on the Risk Management Committee and now serves on the Executive Committee.

Mr. Stevens’ responsibilities as Chief Administrative Officer of KeyCorp include managing the human resources, legal, marketing and communications, technology, operations, procurement, and risk review groups as well as Victory Capital Management.

Prior to joining KeyCorp in 1996, Mr. Stevens was the managing partner of Thompson Hine LLP, a law firm serving as counselors, advisors and advocates to a full spectrum of clients ranging from major public and private corporations to financial institutions, governments, nonprofit organizations, venture capitalists and individual entrepreneurs.

Mr. Stevens (age 62) is a member of the Financial Services Roundtable as well as other professional, civic, and community organizations.

The Board of Directors unanimously recommends that shareholders vote FOR each of the Director Nominees named above.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors.    During the year ended December 31, 2011, there were ten meetings of KeyCorp’s Board of Directors. Each incumbent member of KeyCorp’s Board attended at least 75% of the aggregate of the meetings held by KeyCorp’s Board of Directors and the meetings held by the committees of the Board on which such member served during 2011.

KeyCorp Board members are expected to attend KeyCorp’s Annual Meetings of Shareholders. All Board members attended the 2011 Annual Meeting.

KeyCorp’s Board of Directors currently exercises certain of its powers through its standing committees which are its Audit, Compensation and Organization, Nominating and Corporate Governance, and Risk Management Committees. The Board has also established an Executive Committee whose functions are described on page 19 of this proxy statement. Each Committee has a Charter that can be found at www.key.com/ir.

Audit Committee.    Mss. Gillis (Chair) and Manos and Messrs. Cooley and Sanford are the current members of the Audit Committee. The functions of this Committee generally include matters such as oversight review of the financial information provided to KeyCorp’s shareholders, appointment of KeyCorp’s independent auditors, review of fees and services of the independent auditors, oversight review of the material examinations of KeyCorp and its affiliates conducted by federal and state regulatory and supervisory authorities, service as the audit committee of KeyCorp’s banking subsidiary, oversight review of allowance for loan and lease losses methodology together with the Risk Management Committee, oversight review relating to financial reporting, compliance, legal, and information security and fraud risk matters, and supervision and direction of any special projects or investigations deemed necessary. A further discussion of the Committee’s functions is set forth on page 26 of this proxy statement under the heading “Board Oversight of Risk.” KeyCorp’s Audit Committee met fourteen times in 2011.

Compensation and Organization Committee.    Dr. Cartwright (who is retiring as of the 2012 Annual Shareholders Meeting) and Messrs. Campbell (Chair), Carrabba, and Cutler are the current members of KeyCorp’s Compensation and Organization Committee. The functions of this Committee generally include

1.	developing, reviewing and approving KeyCorp’s compensation philosophy and programs;

2.	determining the compensation and terms of employment of senior executives, including incentive compensation arrangements, deferred compensation arrangements, change of control agreements and equity compensation;

3.	determining participants and awards under executive incentive compensation plans and deferred compensation plans and in connection therewith, approving performance metrics and goals to provide for balanced risk taking in incentive compensation arrangements;

4.	reviewing with the risk management area, the compatibility of incentive compensation arrangements with internal controls and risk management, and monitoring performance and reviewing the design and function of incentive compensation arrangements;

5.	approving employee and officer retirement, compensation and benefit plans or amendments;

6.	reviewing organization structure and staffing, talent management, management development and succession plans; and

7.	reviewing the Compensation Discussion and Analysis for the proxy statement.

The Committee met seven times in 2011. The Committee may delegate its authority to a subcommittee of its members.

The Committee approves the goals and objectives of the Chief Executive Officer and other corporate senior executive officers and evaluates their performance in light of those goals and objectives. Based on this evaluation, the Committee approves their compensation and any adjustments or other changes to this compensation. The Committee takes into account, among other factors, the recommendation of the Chief Executive Officer and her direct reports as to the compensation of other senior executives.

On a semi-annual basis, the Committee discusses, evaluates and reviews with KeyCorp’s senior risk officers the compensation programs of the CEO and the Named Executive Officers (“Key Officers”) to ensure that these compensation programs do not encourage Key Officers to take unnecessary and excessive risks that threaten the value of KeyCorp. The design and function of KeyCorp’s various employee compensation programs are reviewed to identify and limit the risks posed to KeyCorp by such programs, as well as to ensure that the programs:

•	do not encourage the manipulation of KeyCorp’s reported earnings to enhance the compensation of any KeyCorp employees,

•	do not encourage excessive risk-taking beyond the ability to identify and mitigate risk, and

•	are compatible with effective organization controls and risk management and supported by strong corporate governance.

The Committee retains Compensation Advisory Partners LLC (“Compensation Advisory Partners”) to assist the Committee in its evaluation of KeyCorp’s various executive compensation programs. Compensation Advisory Partners serves as an independent consultant at the direction and for the benefit of the Committee and will not perform any services for any other KeyCorp entity or affiliate. A representative of Compensation Advisory Partners attends all Committee meetings and frequently meets with the Committee without the presence of KeyCorp management.

Compensation Advisory Partners’ services to the Committee include:

1.	recommending targeted pay position for total compensation and the desired mix between the primary components such as base salary, short-term and long-term incentive compensation for senior executives,

2.	assisting in determining an appropriate peer group for executive compensation and performance comparisons,

3.	advising on annual and long-term incentive design and implementation, including plan structure, performance metrics, award opportunities and vesting conditions,

4.	assisting in determining progress against incentive compensation performance goals for senior executives, and

5.	reporting on trends in executive compensation, as well as any other ad hoc services relating to executive compensation requested by the Committee.

Compensation Advisory Partners may consult with management in order to gain an understanding of KeyCorp’s business strategy, compensation and benefits practices and culture, scope of executives’ positions and to obtain relevant data that is not publicly disclosed. For 2011, Compensation Advisory Partners’ fee was $445,976 for the services provided.

A fuller explanation of the Committee process relative to executive compensation is presented in the Compensation Discussion and Analysis found on page 35 of this proxy statement.

Nominating and Corporate Governance Committee.    Ms. Gillis and Messrs Campbell, Cutler (Chair), and Dallas are members of KeyCorp’s Nominating and Corporate Governance Committee. The Committee serves as the nominating committee for KeyCorp and, as such, recommends to the Board nominees or candidates to stand for election as directors. The Committee oversees the annual board self-assessment process, including the individual director self-assessments, and KeyCorp’s policies and practices on significant issues of corporate social responsibility. In addition, the functions of the Committee include matters such as oversight of board corporate governance matters generally, the annual review and recommendation to the Board of Directors of a director compensation program that may include equity based and incentive compensation plans, oversight review of KeyCorp’s directors’ and officers’ liability insurance program, and the facilitation of a meeting of all the independent Committee Chairs to discuss the linkage between risk and compensation at KeyCorp. The Nominating and Corporate Governance Committee met six times in 2011.

The Committee uses market data to aid it in its annual review of KeyCorp’s director compensation program. No executive officer has any role in determining the amount of director compensation although the Committee may seek assistance from executive officers of KeyCorp in designing equity compensation plans. The Committee may delegate its authority to a subcommittee of its members. No change in director compensation was made in 2011 other than a determination that the Lead Director should receive a quarterly fee of $5,000 beginning in 2012.

The director annual cash retainer has not increased since 2003. Equity awards are granted to directors under the Directors’ Deferred Share Plan which was adopted in 2003 and replaced the Directors’ Stock Option Plan. Awards under the Directors’ Deferred Share Plan have not changed since the Plan’s inception. Other than the fee to be paid to the Lead Director beginning in 2012 and several adjustments to fees paid to the Chairs of the Audit, Compensation and Organization, and Risk Management Committees, director meeting fees have not increased since 1994.

The Committee uses the following criteria in director recruitment: (a) the nominee must have a record of high integrity and other requisite personal characteristics and must be willing to make the required time commitment; (b) the nominee should have a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role, in a large or recognized organization (profit or nonprofit, private sector or governmental, including educational institutions, civilian or military); (c) the nominee should have a high level of professional or business expertise in areas of relevance to KeyCorp (such as information technology, global commerce, marketing, finance, banking or financial industry, risk management, etc); (d) in the case of outside directors, the nominee should meet the “independence” criteria set forth in KeyCorp’s Standards for Determining Independence of Directors; (e) the nominee should not be serving as a director of more than (i) two other public companies if he or she is a senior executive officer of a public company, or (ii) three other public companies if he or she is not a senior executive officer of a public company; (f) the nominee must demonstrate the ability to think and act independently as well as the ability to work constructively in the overall Board process; and (g) an additional factor in evaluating the above skills would be a preference for nominees that improve the diversity of the Board in terms of gender, race, religion and/or geography. The above criteria other than (a) are not rigid rules that must be satisfied in each case, but are flexible guidelines to assist in evaluating and focusing the search for director candidates.

In evaluating potential first-time Board nominees, the Committee will consider: (a) the skills and business experience needed for the Board, (b) the current and anticipated composition of the Board in light of the business activities and needs of KeyCorp and the diverse communities and geographies served by KeyCorp, and (c) the interplay of the nominee’s expertise and professional/business background in relation to the expertise and professional/business background of current Board members, as well as such other factors (including diversity) as the Committee deems appropriate. The Committee considers its search for a nominee successful if a nominee is found based on these considerations.

The invitation to join the Board as a first-time director or to stand for election as a first-time nominee for director is extended by the Chair of the Committee after discussion with and approval by the Committee. Upon acceptance of the invitation by the proposed candidate, the recommendation of the candidate by the Committee will be made to the full Board for final approval.

The Committee has sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the search firm fees and other retention terms. The Committee presently uses an independent search firm in identifying candidates. The independent search firm identified Mr. Hipple as a potential nominee for director. Thereafter, the Committee evaluated Mr. Hipple’s qualifications in light of KeyCorp’s director recruitment guidelines and initiated a process that resulted in his nomination as a director. The Committee is continually in the process of identifying potential director candidates and Board members are encouraged to submit to the Chair of the Committee any potential nominee that any individual director would like to suggest.

Shareholders may submit to the Chair of the Committee any potential nominee that the shareholder would like to suggest. Any shareholder recommendation for a director nominee should contain background information concerning the recommended nominee, including (a) the name, age, business, and residence address of such person; (b) the principal occupation or employment of such person for the last five years; (c) the class and number of shares of capital stock of KeyCorp that are beneficially owned by such person; (d) all positions of such person as a director, officer, partner, employee, or controlling shareholder of any corporation or other business entity; (e) any prior position as a director, officer, or employee of a depository institution or any company controlling a depository institution; and (f) a statement of whether such individual would be willing to serve if nominated or elected. Any shareholder recommendation should also include, as to the shareholder giving the written notice, (a) a representation that the shareholder is a holder of record of shares of KeyCorp entitled to vote at the meeting at which directors are to be elected and (b) a description of all arrangements or understandings between the shareholder and such recommended person and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder. Shareholder recommendations should be provided to the Secretary of KeyCorp who will forward the materials to the Chair of the Committee.

Executive Committee.    Dr. Cartwright, Mss. Manos and Mooney (Chair) and Messrs. Carrabba, Cutler, Sanford, and Stevens are the current members of KeyCorp’s Executive Committee. The functions of the Executive Committee are to exercise the authority of the Board of Directors, to the extent permitted by law, on any matter requiring Board or Board committee action between Board or Board committee meetings. The Executive Committee did not meet in 2011.

Risk Management Committee.    Mss. Gile and Snyder and Messrs. Dallas (Chair) and Gisel are the current members of KeyCorp’s Risk Management Committee. The functions of the Committee include matters such as oversight review of risk management matters relating to credit risk, market risk, and liquidity risk, asset/liability management policies and strategies, compliance with regulatory capital requirements, KeyCorp’s capital structure and capital management strategies, including compliance with regulatory capital requirements, KeyCorp’s portfolio of “Corporate-Owned Life Insurance,” technology-related plans, policies, and major capital expenditures, the capital expenditure process, and together with the Audit Committee oversight review of allowance for loan and lease losses methodology. In addition, the Committee is charged with exercising the authority of the Board of Directors in connection with the authorization, sale and issuance by KeyCorp of debt and certain equity securities. The Committee is charged with making recommendations to the Board of Directors with respect to KeyCorp’s dividend and share repurchase authorizations. A further discussion of the Committee’s functions is set forth on page 26 of this proxy statement under the heading “Board Oversight of Risk.” The Risk Management Committee met seven times in 2011.

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors has established and follows a corporate governance program and has assigned the Nominating and Corporate Governance Committee responsibility for the program. Following are the Corporation’s Corporate Governance Guidelines as adopted by the Board of Directors upon recommendation of the Nominating and Corporate Governance Committee.

I. DIRECTOR RESPONSIBILITY

Members of the Board of Directors are expected to exercise their business judgment to act in what they believe to be in the best interests of KeyCorp. In discharging this responsibility, Board members are entitled to rely on the honesty and integrity of KeyCorp’s senior officers and outside advisors and consultants. Board members are expected to attend the Annual Meeting of Shareholders, Board meetings and meetings of committees upon which they serve and to review materials distributed in advance of meetings.

II. BOARD OF DIRECTORS SELF ASSESSMENT

The Board conducts an annual self-assessment process under the auspices of the Nominating and Corporate Governance Committee through self-assessment questionnaires to all Board members. The questionnaires are divided into two parts with the first part consisting of general Board self-assessment questions and the second part consisting of individual director self-assessment questions. The results of the general Board portion of the director self-assessment questionnaires are reviewed by the Board and changes in KeyCorp’s corporate governance process are based on the results of the Board’s review and analysis of the self-assessment questionnaires. Pursuant to the self-assessment process, the Board reviews, among other matters, agenda items, meeting presentations, advance distribution of agendas and materials for Board meetings, interim communications to directors, and access to and communications with senior management. The results of the individual director self-assessment portion of the questionnaire are reviewed by the members of the Nominating and Corporate Governance Committee. The Committee annually reviews the directors’ effectiveness taking into account the results of the incumbent directors’ individual self-assessment questionnaires, the Board’s Director Recruitment Guidelines, the existing mix of skills, core competencies and qualifications of the Board as a whole, and other factors that the Committee determines to be relevant.

III. EXECUTIVE SESSIONS OF OUTSIDE DIRECTORS/LEAD DIRECTOR ROLE

The outside directors meet at each regularly scheduled Board meeting in executive session without inside directors or executive management present. The Chair of the Nominating and Corporate Governance Committee who shall be elected by and from the independent Board members, presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors and serves as KeyCorp’s lead director (“Lead Director”).

Besides chairing executive sessions of the independent directors and any meeting of the Board at which the Chairman is not present, the Lead Director serves as the liaison between the Chairman and the independent directors and has the authority to call meetings of the independent directors. The Lead Director advises on the information sent to the Board, approves meeting agendas for the Board, and approves meeting schedules to assure there is sufficient time for discussion of all agenda items. If requested by major shareholders, the Lead Director ensures that he or she is available for consultation and direct communication. The Lead Director advises on the retention of independent consultants to the Board, assists the Board and management in assuring compliance with applicable securities laws and fiduciary duties to shareholders, oversees initiatives to implement improvements to KeyCorp’s governance policies, serves as a focal point for independent Committee Chairs providing guidance and coordination, and, together with the Chair of the Compensation and Organization Committee, facilitates the evaluation of the performance of KeyCorp’s Chief Executive Officer.

IV. BOARD COMPOSITION

Not more than two directors will be “inside” directors (i.e., directors who are at the time also officers of KeyCorp). A retired Chief Executive Officer of KeyCorp shall no longer serve on the Board after he or she ceases to hold such office, except for a short interim transition period in which such person may serve as Chairman of the Board after ceasing to be Chief Executive Officer.

V. DIRECTOR INDEPENDENCE

The Board has adopted standards for determining “independence” of directors and determined that at least two-thirds of KeyCorp’s directors and all members of the Board committees performing the audit, compensation, corporate governance, and nominating functions must meet these independence standards. The standards for determining independence are [set forth on page 27 of this proxy statement]. In addition, members of the Audit Committee must comply with Rule 10A-3 of the Securities Exchange Act of 1934 which requires that an Audit Committee member must not be affiliated with KeyCorp nor accept directly or indirectly any fee from KeyCorp for accounting, consulting, legal, investment banking or financial advisory services.

VI. MAJORITY VOTING

In an uncontested election, any incumbent director who is a nominee for director who receives a greater number of votes “Against” his or her election than votes “For” such election (a “Holdover Director”) shall submit to the Board of Directors promptly following certification of the shareholder vote a written offer to resign as a director. Neither abstentions nor broker non-votes shall be deemed votes cast “For” or “Against” a nominee’s election. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board whether to accept or reject it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote. As soon as practicable thereafter, the Board will disclose its decision (citing the reasons for rejecting the resignation offer, if applicable), in a press release to be disseminated in accordance with KeyCorp’s Disclosure Policy. Any director who submits a written offer to resign as a director pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept or reject the resignation offer. However, if each member of the Nominating and Corporate Governance Committee is a Holdover Director, then the directors who meet KeyCorp’s independence standards and who are not Holdover Directors shall appoint a special committee comprised exclusively of independent directors to consider the resignation offers and recommend to the Board to accept or reject them. Further, if the only directors who are not Holdover Directors constitute three or fewer directors, all directors may participate in the Board action regarding whether to accept or reject the resignation offers without action by the Nominating and Corporate Governance Committee or the appointment of or action by a special committee

VII. DIRECTOR LEGAL OR CONSULTING FEES

The Board has determined that neither a director nor a firm affiliated with a director shall perform legal, consulting or other advisory services for KeyCorp unless the Nominating and Corporate Governance Committee otherwise approves.

VIII. DIRECTOR RETIREMENT

The Board has adopted a retirement policy whereby an incumbent director is not eligible to stand for election as a director upon reaching age 70. Under the policy, a director is also requested to submit his or her resignation from the Board to the Nominating and Corporate Governance Committee in the event that the director retires from or otherwise leaves his or her principal occupation or employment. The Nominating and Corporate Governance Committee can choose to accept or reject the resignation.

IX. DIRECTOR RECRUITMENT

The Board has adopted a formal policy delineating director recruitment guidelines to be followed by the Board in identifying and recruiting director nominees for Board membership. The policy guidelines are designed to help insure that the Corporation is able to attract outstanding persons as director nominees to the Board.

X. DIRECTOR COMPENSATION

The Board has determined that approximately 50% (in value) of the Board’s compensation should be restricted or phantom stock based compensation in order to more closely align the economic interests of directors and shareholders. In addition, each year the Board reviews the cash component of its compensation which is in the form of director fees.

XI. DIRECTOR STOCK OWNERSHIP GUIDELINES

KeyCorp has adopted stock ownership guidelines for KeyCorp’s outside directors which specify that each outside director should, by the fifth anniversary of such director’s initial election, own KeyCorp Common Shares with a value at least equal to five times KeyCorp’s outside director annual retainer, of which 1,000 of such shares should be directly owned by the director and be in the form of actual shares. For purposes of these guidelines, except for the 1,000 actual share requirement, Common Shares include actual shares, deferred or phantom stock units, and restricted shares. Each outside director should retain 75% of the net (after-tax) shares paid as director compensation until he or she has met this guideline.

XII. DIRECTOR ORIENTATION

A new director orientation is conducted for all new directors. The orientation consists of meetings with the Chief Executive Officer and other members of senior management including the senior officer who acts as the liaison for the committee(s) upon which the new director will serve.

XIII. DIRECTOR CONTINUING EDUCATION

Each director is encouraged to obtain the requisite training or education to fulfill his or her director responsibilities. In particular, if a director has accepted becoming Chair Elect of a Committee, in the year prior to the director becoming the Chair of the Committee, the director is encouraged to obtain director training and/or attend an educational session of relevance to that Committee. Similarly, within a year after accepting a new Committee assignment, a director is encouraged to obtain director training and/or attend an educational session of relevance to that Committee. Each director is expected to attend a director training or education session every three calendar years. The Corporation will reimburse the reasonable costs and expenses of the training or education session incurred by the director (not including spousal expenses), including registration fees, travel, hotel accommodations and related meals, provided, however, if a director attends a session which will cover another company on whose board the director also serves, KeyCorp will, if the other company is willing, appropriately share the costs and expenses with the other company. Management will circulate brochures to directors of sessions. Directors are asked to advise management when they are signing up for a session.

XIV. LIMITATION ON PUBLIC COMPANY DIRECTORSHIPS

Unless the Nominating and Corporate Governance Committee otherwise determines, a director should not serve as a director of more than three other public companies (for a total of four including KeyCorp), except that a director who is the chief executive officer of a public company should only serve as a director of up to two other public companies (for a total of three including KeyCorp and his or her own company).

XV. REPRICING OR BACK-DATING OF OPTIONS

The Board has determined that KeyCorp will not reprice or back-date options.

XVI. ONE YEAR HOLDING OF OPTION SHARES

The Compensation and Organization Committee has adopted a policy that stock options granted to the Chief Executive Officer and all other Section 16 executives of KeyCorp will contain a provision requiring that all net shares obtained upon exercise of the option (less the applicable exercise price and withholding taxes) must be held for at least one year following the exercise date or, if later, until the executive’s stock ownership meets KeyCorp’s stock ownership guidelines. The policy applies to all options granted to such officers from and after the policy’s adoption.

XVII. SENIOR EXECUTIVE STOCK OWNERSHIP GUIDELINES

KeyCorp has adopted stock ownership guidelines for KeyCorp’s senior executives which specify that the Chief Executive Officer should own KeyCorp Common Shares with a value equal to at least six times base salary payable in cash, of which 10,000 should be in the form of actual shares, that all members of KeyCorp’s Management Committee should own KeyCorp Common Shares with a value equal to at least three times their respective base salary payable in cash, of which 5,000 should be in the form of actual shares, and other corporate senior executives and line of business senior executives whose compensation is subject to individual review and approval by the Compensation and Organization Committee should own KeyCorp Common Shares with a value at least equal to two times their respective base salary payable in cash, of which 2,500 should be in the form of actual shares. Newly hired executives and recently promoted executives are encouraged to meet or exceed their required ownership levels within three years of the date they become subject to the particular guideline in question and are required to comply within five years. Once an executive has achieved compliance, he/she will be considered to be in compliance for up to three years unless they take action (i.e. sale of shares) which takes them out of compliance. For purposes of these guidelines, Common Shares include actual shares, restricted shares and phantom stock units.

XVIII. REVIEW OF INCENTIVE PLANS WITH RISK OFFICERS

The Compensation and Organization Committee reviews KeyCorp’s incentive compensation arrangements for Senior Executive Officers with KeyCorp’s Chief Risk Officer and Chief Auditor to assure these incentive compensation arrangements do not encourage KeyCorp’s Senior Executive Officers to take unnecessary and excessive risks and thereby threaten the value of KeyCorp.

XIX. EXTENSIONS OF CREDIT COLLATERALIZED BY KEYCORP STOCK

The Board has determined that neither KeyCorp nor its subsidiaries will extend to any director or executive officer covered by KeyCorp’s stock ownership guidelines credit collateralized by KeyCorp stock.

XX. FORMAL EVALUATION OF CHIEF EXECUTIVE OFFICER

The Compensation and Organization Committee conducts an annual evaluation of the Chief Executive Officer which includes soliciting input from the full Board. The results of the annual evaluation are discussed with the Board as a whole in executive session.

XXI. ACCESS TO MANAGEMENT AND INDEPENDENT ADVISORS

Board members have complete access to KeyCorp’s management. If the Board member feels that it would be appropriate, the member is asked to inform the Chief Executive Officer of his or her contact with the officer in question. Members of senior management normally attend portions of each Board meeting. The Board may, when appropriate, obtain advice and assistance from outside advisors and consultants.

XXII. SUCCESSION PLANNING/MANAGEMENT DEVELOPMENT

The Compensation and Organization Committee, as a part of its oversight of the management and organizational structure of KeyCorp, annually reviews and approves KeyCorp’s management succession plan for the CEO and other senior officers and annually reviews KeyCorp’s program for management development and, in turn, reports on and reviews these matters, and their independent deliberations, with the Board in executive session.

XXIII. AUDITOR PROHIBITED FROM DOING PERSONAL TAX WORK FOR SENIOR EXECUTIVE OFFICERS

KeyCorp’s independent auditors shall not serve as the personal tax advisors or preparers for KeyCorp senior executives who are members of KeyCorp’s Management Committee, officers of KeyCorp in a financial reporting oversight role or their immediate families unless exempted by the rules of the Public Company Accounting Oversight Board, or executives of KeyCorp who are expatriates.

XXIV. CORPORATE GOVERNANCE FEEDBACK

The Board encourages management to meet periodically with significant investors to discuss KeyCorp’s corporate governance practices. Management reports the results of the meetings to the Nominating and Corporate Governance Committee in order that the Board can more readily consider the views of significant investors when the Board shapes its corporate governance practices.

XXV. COMMITTEE STRUCTURE

The Board exercises certain of its powers through its Audit, Compensation and Organization, Nominating and Corporate Governance, Executive, and Risk Management Committees. Each Committee has a Charter that defines the scope of its duties and responsibilities. Each Committee reviews its Charter annually and recommends its approval to the full Board which in turn approves the Charter. The Audit, Compensation and Organization, and Nominating and Corporate Governance Committees are comprised of only independent directors. Each Board member sits on at least one Committee. The frequency, length and agendas of Committee meetings are determined by the Committee Chair in consultation with Committee members and appropriate members of senior management. The Committee Chair reports to the full Board on the matters undertaken at each Committee meeting. The Audit, Compensation and Organization, Nominating and Corporate Governance, and Risk Management Committees meet in executive session on a regular basis.

XXVI. COMPENSATION PHILOSOPHY

Each year, prior to the determination of compensation awards to senior executives, the Compensation and Organization Committee should present to the Board for discussion an overview of the Committee’s pay-for-performance compensation philosophy, compensation programs and their implementations, and the structure of KeyCorp’s incentive compensation plans. The Committee should also review measures that have been implemented to insure KeyCorp’s alignment in practice with the pay-for-performance philosophy and should review performance against these measures.

BOARD LEADERSHIP STRUCTURE

KeyCorp’s governance structure follows a successful leadership model under which its Chief Executive Officer also serves as Chairman of the Board. Several years ago, the Board created the position of Lead Director, and Alexander M. Cutler, who has served on the Board since 2000, serves as Lead Director pursuant to the vote of the independent directors. Earlier this year, the Board amended its Corporate Governance Guidelines to more specifically set forth the duties of the Lead Director. The Lead Director performs specific responsibilities, including chairing executive sessions of the Board and any meetings at which the Chairman is not present, serving as the liaison between the Chairman and the independent directors and having the authority to call meetings of the independent directors. The Lead Director advises on the information sent to the Board, approves meeting agendas for the Board, and approves meeting schedules to assure there is sufficient time for discussion of all agenda items. If requested by major shareholders, the Lead Director ensures that he or she is available for consultation and direct communication. The Lead Director and the Chairman are in frequent contact with respect to major issues before KeyCorp and any significant actions contemplated by KeyCorp are discussed with the Lead Director at an early stage. The Lead Director advises on the retention of independent consultants to the Board, assists the Board and management in assuring compliance with applicable securities laws and fiduciary duties to shareholders, oversees initiatives to implement improvements to KeyCorp’s governance policies, serves as a focal point for independent Committee Chairs providing guidance and coordination, and, together with the Chair of the Compensation and Organization Committee, facilitates the evaluation of the performance of KeyCorp’s Chief Executive Officer.

The Board recognizes that different leadership models may, depending upon individual circumstances, work for other companies and may be appropriate for KeyCorp under different circumstances. Currently, the Board believes that KeyCorp has been well-served by the combined Chief Executive Officer and Chairman leadership structure, complemented by an effective Lead Director. The Board believes that KeyCorp has greatly benefited from having a single person setting the tone and direction for KeyCorp and having primary responsibility for managing its operations, while allowing the Board to carry out its oversight responsibilities with the full involvement of each independent director.

KeyCorp’s Board is currently comprised of twelve independent directors and two members of management. Of its twelve independent directors, four are currently serving or have served as a chief executive officer of a publicly traded company. Each standing committee of the Board is chaired by an independent director. KeyCorp’s Chairman and Chief Executive Officer has benefited from the extensive leadership experience of the Board of Directors.

Annually, the Board evaluates the leadership structure and it will continue to do so as circumstances change, including when a new Chief Executive Officer is elected. The Board of Directors specifically reviewed KeyCorp’s leadership structure when it elected Ms. Mooney as Chief Executive Officer in 2011 and determined that KeyCorp’s current leadership structure — under which the Chief Executive Officer serves as Chairman of the Board, its standing Board committees are chaired by independent directors, and a Lead Director assumes specified responsibilities on behalf of the independent directors — continues to be the optimal Board leadership structure for KeyCorp and its shareholders.

BOARD OVERSIGHT OF RISK

The Board of Directors has delegated the primary oversight responsibility for risk to the Audit Committee and the Risk Management Committee. The Audit Committee has oversight responsibility over internal audit, financial reporting, compliance and legal matters, the implementation, management, and evaluation of operational and compliance risk and controls, and information security and fraud risk. The Risk Management Committee has oversight responsibility over KeyCorp’s enterprise-wide risks including credit risk, market risk, liquidity risk, and material operational, compliance, and other risks. The Committees jointly provide oversight review of the allowance for loan and lease losses methodology. The Chairs of each Committee report to the full Board at each Board meeting on risk oversight issues.

As part of the risk oversight process, KeyCorp has formed a senior level management committee called the Enterprise Risk Management Committee (the “ERM Committee”). The ERM Committee consists of Ms. Mooney and other senior officers at KeyCorp including Mr. Hyle, KeyCorp’s Chief Risk Officer. The ERM Committee meets weekly and is the central governance committee to insure that the corporate risk profile is managed in a manner consistent with KeyCorp’s risk appetite. The ERM Committee also is responsible for implementation of KeyCorp’s Enterprise Risk Management Program which encompasses KeyCorp’s risk philosophy, policy framework, and governance structure for the management of risks across the entire company. The ERM Committee reports to the Risk Management Committee. The Board of Directors approves the Enterprise Risk Management Program as well as KeyCorp’s risk appetite.

The Board, through its Compensation and Organization Committee, also oversees risk as it relates to KeyCorp’s compensation policies and practices. A full discussion of this issue is set forth in the Compensation and Organization Committee Report (Including Discussion of Compensation Policies and Practices as They Relate to Risk Management) set forth on page 81 of this proxy statement. As part of the Compensation and Organization Committee’s oversight of risk as it relates to compensation, before the Compensation and Organization Committee makes compensation decisions for the upcoming year, the Chair of that Committee meets with the Chairs of the Audit and Risk Management Committees and the Lead Director to discuss KeyCorp’s risk profile and current risk issues to facilitate linkage between risk and compensation.

COMMUNICATIONS WITH THE BOARD

Interested parties may make their comments and views about KeyCorp known to the directors by mailing a statement of their comments and views to KeyCorp at its corporate headquarters in Cleveland, Ohio. Such correspondence should be addressed to the Lead Director, KeyCorp Board of Directors, care of the Secretary of KeyCorp, and marked “Confidential.”

DIRECTOR INDEPENDENCE AND RELATED PARTY TRANSACTIONS

As part of its Corporate Governance Guidelines, the Board has adopted categorical standards to determine Director independence that conform to the New York Stock Exchange independence standards. The specific KeyCorp standards are set forth on KeyCorp’s website: www.key.com/ir. Under these standards, a director is not independent:

(1) if he or she or an immediate family member has received during any twelve-month period within the last three years more than $100,000 in direct compensation from KeyCorp (other than current or deferred director fees) (directly compensated individual);

(2) if, within the past three years, he or she has been employed by KeyCorp or an immediate family member has been an executive officer of KeyCorp (former employee);

(3) if (a) he or she or an immediate family member is a current partner of a firm that is KeyCorp’s internal or external auditor; (b) he or she is a current employee of such a firm; (c) he or she has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance practice; or (d) he or she or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on KeyCorp’s audit within that time (former auditor);

(4) if, within the past three years, he or she has been employed by a company upon whose board an executive officer of KeyCorp concurrently serves or an immediate family member has been employed as an executive officer by a company upon whose compensation committee an executive officer of KeyCorp concurrently serves (interlocking director);

(5) if he or she is employed by, or an immediate family member is an executive officer of, a significant customer or supplier of KeyCorp. An entity is a significant customer of KeyCorp if during any of the last three years the customer made payments for property or services to KeyCorp in an amount that exceeded the greater of $1 million or 2% of the customer’s consolidated gross revenues. Likewise, an entity is a significant supplier of KeyCorp if during any of the last three years the amount paid to the supplier by KeyCorp exceeded the greater of $1 million or 2% of the supplier’s consolidated gross revenues (significant customer or supplier);

(6) if he or she is an executive officer of a not-for-profit entity that has received significant contributions from KeyCorp during the last three years. An entity will be deemed to have received significant contributions from KeyCorp if KeyCorp’s annual contribution to the entity exceeds the greater of $1 million or 2% of the entity’s total annual revenues (significant charitable contribution recipient); or

(7) if he or she has, or is affiliated with an entity that has, a loan from KeyCorp which (a) was not made in the ordinary course of business by a KeyCorp subsidiary, (b) was not made on the same terms as comparable transactions with other persons, (c) involved when made more than the normal risk of collectability, or (d) is characterized as criticized or classified by the KeyCorp subsidiary (non-independent borrower).

Ms. Mooney and Mr. Stevens are not independent because they are employees of KeyCorp. As an employee of KeyCorp, Mr. Stevens and members of his immediate family received in 2011 a standard discount on trust services provided by KeyCorp totaling approximately $2,094. The Board of Directors has determined that all other members of the Board of Directors (i.e., Dr. Cartwright, Mss. Gile, Gillis, Manos, and Snyder, and Messrs. Campbell, Carrabba, Cooley, Cutler, Dallas, Gisel, and Sanford) are independent and that Edward Stack was independent prior to his retirement on September 16, 2011. The determination was made by reviewing the relationship of each of these individuals to KeyCorp in light of the KeyCorp categorical standards of independence and such other factors, if any, as the Board deemed relevant. Members of the Audit, Compensation and Organization, and Nominating and Corporate Governance Committees are all independent. Mr. Hipple, the new nominee for Director, is also independent.

In determining the independence of the aforementioned members of the Board of Directors, the Board considered certain transactions, relationships, or arrangements between those directors and KeyCorp. The Board determined that none of these transactions, relationships, or arrangements is in conflict with KeyCorp’s categorical standards of independence and that no such transaction, relationship or arrangement is material or impairs any director’s independence for any other reason. The transactions, relationships, and arrangements considered by the Board and determined to be immaterial were as follows: Dr. Cartwright and Messrs. Carrabba and Cutler were customers of one or more of KeyCorp’s subsidiary banks or other subsidiaries during 2011 and had transactions with such banks or other subsidiaries in the ordinary course of business. In addition, during

2011, Dr. Cartwright, Messrs. Campbell, Carrabba, Cooley, Cutler, and Sanford, and Mss. Gillis and Snyder were officers of, or had a relationship with, corporations or were members of partnerships that were customers of such banks or other subsidiaries and had transactions with such banks or other subsidiaries in the ordinary course of business. All loans included in such transactions were made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to KeyCorp, and did not involve more than normal risks of collectability or present other unfavorable features. Similar transactions continue to be effected during 2012.

BlackRock, Inc. and The Vanguard Group, Inc. each reported that they, together with related entities, are the beneficial owners of more that 5% of KeyCorp’s Common Shares, as indicated under the heading of “Share Ownership and Other Phantom Stock Units” set forth later in this proxy statement. During 2011, KeyCorp’s broker-dealer subsidiaries engaged in the purchase and sale of fixed income and equity securities and mutual funds with various entities affiliated with BlackRock as well as various entities affiliated with The Vanguard Group. KeyCorp’s commission on the transactions with the BlackRock entities was approximately $2 million and KeyCorp’s commission on the transactions with The Vanguard Group entities was approximately $1.1 million. All of these transactions were conducted at arms’ length in the ordinary course of business of each party to each transaction. Additionally, during 2011, BlackRock reimbursed KeyCorp $23,378 for expenses related to attendance by employees of a KeyCorp affiliate at a vendor training seminar presented by BlackRock.

KeyCorp has adopted a Policy for Review of Transactions between KeyCorp and its Directors, Executive Officers, and Other Related Persons. A copy of the Policy can be found at www.key.com/ir. The transactions subject to the Policy include any transaction, relationship, or arrangement with KeyCorp in which any director, executive officer or other related person has a direct or indirect material interest other than transactions, relationships or arrangements excepted by the Policy. These exceptions include transactions available to all KeyCorp employees generally, transactions involving compensation or indemnification of executive officers or directors authorized by the Board of Directors or one of its committees, transactions involving reimbursement for routine expenses, and transactions occurring in the ordinary course of business. The Nominating and Corporate Governance Committee is responsible for applying the Policy and uses the factors included in the Policy in making its determinations. These factors include whether the transaction is in conformity with KeyCorp’s Code of Ethics and Corporate Governance Guidelines and is in KeyCorp’s best interests; whether the transaction is on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party; whether the transaction would be disclosable under Item 404 of Regulation S-K under the Exchange Act; and whether the transaction could call into question the independence of any of KeyCorp’s outside directors.

Issue Two

INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors of KeyCorp has appointed Ernst & Young LLP (“Ernst & Young”) as KeyCorp’s independent auditors to examine the financial statements of KeyCorp and its subsidiaries for the year 2012. The Board of Directors recommends ratification of the appointment of Ernst & Young.

A representative of Ernst & Young will be present at the meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young as KeyCorp’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

Vote Required.    Approval of this proposal will require the affirmative vote of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that shareholders vote FOR the ratification of this appointment.

Issue Three

APPROVAL OF KEYCORP’S EXECUTIVE COMPENSATION

KeyCorp’s Board of Directors is providing shareholders with the opportunity to cast an advisory vote on its executive compensation at the 2012 Annual Meeting as required by the Dodd-Frank Act and Section 14A of the Exchange Act. At the 2011 Annual Meeting, shareholders were asked to recommend how often they should be given the opportunity to cast this advisory vote. The shareholders overwhelmingly voted for an annual advisory vote on executive compensation and the Board approved this option.

The vote on executive compensation will not be binding on or overrule any decisions by KeyCorp’s Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of KeyCorp’s shareholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Compensation and Organization Committee has taken into account the results of previous votes on this issue in considering executive compensation arrangements and will take into account the outcome of this year’s vote when considering such arrangements in the future.

This advisory proposal was approved by approximately 86% of the votes cast on this issue at last year’s shareholders meeting. In connection with this vote, the Compensation and Organization Committee solicited feedback from certain institutional shareholders and proxy advisory firms about the proposed structure of KeyCorp’s compensation program after emerging from the TARP restrictions. In this regard, the Committee proposed, and received strong support for, a return to KeyCorp’s traditional pay-for-performance approach to compensation. These conversations with institutional shareholders and proxy advisory firms helped shape KeyCorp’s pay-for-performance approach. This approach is discussed in greater detail in the Compensation Discussion and Analysis set forth later in this proxy statement.

The Board of Directors has determined that the best way to allow shareholders to vote on KeyCorp’s executive pay programs and policies is through the following resolution:

RESOLVED, that the shareholders approve on an advisory basis KeyCorp’s executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

Vote Required.    Approval of this proposal will require the affirmative vote of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that the shareholders vote FOR this proposal.

Issue Four

SHAREHOLDER PROPOSAL REQUESTING THE ESTABLISHMENT OF A POLICY REQUIRING THAT THE CHAIRMAN BE AN INDEPENDENT DIRECTOR

The following proposal was submitted for inclusion in this Proxy Statement by Mr. Gerald R. Armstrong, 910 Sixteenth Street, #412, Denver, Colorado 80202-2917. Mr. Armstrong owns 20,080 KeyCorp Common Shares.

Shareholder Proposal.    “Resolved: That the shareholders of KEYCORP request its Board of Directors to establish a policy requiring that the Board’s chairman be an “independent director,” as defined by the rules of the New York Stock Exchange, and who has not previously served as an executive officer of KEYCORP.

This policy should not be implemented to violate an contractual obligation and should specify: (a) how to select a new “Independent” chairman if the current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance is excused if no independent director is available and willing to serve as Chairman.

Supporting Statement.    The proponent of this proposal is a longterm shareholder of KEYCORP and is responsible for its declassification of terms of directors from three years to one year and the elimination of its super-majority voting requirements.

He is also familiar with KEYCORP’s many problems which originated under administrations where only one person served as Chairman, Chief Executive Officer, and President. When the president is accountable only to himself, or herself, and not to an “independent” chairman, problems can be unnoticed and mishandled — compensation, for example.

The current dividend is only 8% of the previous dividend and that is the strongest bottomline statement that tells me there is need for a change!

Norges Bank Investment Management, has stated in support of a similar proposal:

‘The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board. Approximately, 43% of S&P 1500 companies have separate CEO and Chairman positions.

The Board should be led by an independent Chairman. Such a structure will put the Board in a better position to make independent evaluations and decisions, hire management, decide a remuneration policy that encourages performance, provide strategic directions and support management in taking a long-term view in development of business strategies. An independently led Board is better able to oversee and give guidance to corporation executives, help prevent conflict or the perception of conflict, and effectively strengthen the system of checks-and-balances within corporate structure and thus protect shareholder value.’

The proponent believes that a “Lead Director” does not create the authority of a Board Chairman and cannot accomplish the same and that the past earnings of KEYCORP reflect this.

If you agree, please vote “FOR” this proposal.

Board of Directors Recommendation and Statement1.    The Board of Directors recommends that the shareholders vote AGAINST this proposal for the following reasons:

KeyCorp’s governance structure follows a successful leadership model under which its Chief Executive Officer also serves as Chairman of the Board. Several years ago, the Board created the position of Lead Director, and Alexander M. Cutler, who has served on the Board since 2000, serves as Lead Director pursuant to the vote of the independent directors. Earlier this year, the Board amended its Corporate Governance Guidelines to more specifically set forth the duties of the Lead Director. The Lead Director performs specific responsibilities, including chairing executive sessions of the Board and any meetings at which the Chairman is not present, serving as the liaison between the Chairman and the independent directors and having the authority to call meetings of the independent directors. The Lead Director advises on the information sent to the Board, approves meeting agendas for the Board, and approves meeting schedules to assure there is sufficient time for discussion of all agenda items. If requested by major shareholders, the Lead Director ensures that he or she is available for consultation and direct communication. The Lead Director and the Chairman are in frequent contact with respect to major issues before KeyCorp and any significant actions contemplated by KeyCorp are discussed with the Lead Director at an early stage. The Lead Director advises on the retention of independent consultants to the Board, assists the Board and management in assuring compliance with applicable securities laws and fiduciary duties to shareholders, oversees initiatives to implement improvements to KeyCorp’s governance policies, serves as a focal point for independent Committee Chairs providing guidance and coordination, and, together with the Chair of the Compensation and Organization Committee, facilitates the evaluation of the performance of KeyCorp’s Chief Executive Officer.

The Board recognizes that different leadership models may, depending upon individual circumstances, work for other companies and may be appropriate for KeyCorp under different circumstances. Currently, the Board believes that KeyCorp has been well-served by the combined Chief Executive Officer and Chairman leadership structure, complemented by an effective Lead Director. The Board believes that KeyCorp has greatly benefited from having a single person setting the tone and direction for KeyCorp and having primary responsibility for managing its operations, while allowing the Board to carry out its oversight responsibilities with the full involvement of each independent director.

KeyCorp’s Board is currently comprised of twelve independent directors and two members of management. Of its twelve independent directors, four are currently serving or have served as a chief executive officer of a publicly traded company. Each standing committee of the Board is chaired by an independent director. KeyCorp’s Chairman and Chief Executive Officer has benefited from the extensive leadership experience of the Board of Directors.

Annually, the Board evaluates the leadership structure and it will continue to do so as circumstances change, including when a new Chief Executive Officer is elected. The Board of Directors specifically reviewed KeyCorp’s leadership structure when it elected Ms. Mooney as Chief Executive Officer in 2011 and determined that KeyCorp’s current leadership structure — under which the Chief Executive Officer serves as Chairman of the Board, its Board committees are chaired by independent directors, and a Lead Director assumes specified responsibilities on behalf of the independent directors — continues to be the optimal Board leadership structure for KeyCorp and its shareholders.

(1)	The Board’s leadership structure and the reasons for this structure have been previously discussed on pages 25 and 26 of this proxy statement under the caption “Board Leadership Structure” and are being reiterated here in response to the shareholder proposal.

In summary, the Board believes that a single person acting as Chairman and Chief Executive Officer is the best model for the efficient pursuit of KeyCorp’s business and that the Board has established appropriate mechanisms to oversee KeyCorp’s management without separating the two offices.

Vote required.    Approval of this shareholder proposal will require the affirmative vote of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting.

EXECUTIVE OFFICERS

The executive officers of KeyCorp are principally responsible for making policy for KeyCorp, subject to the supervision and direction of KeyCorp’s Board of Directors. All officers are subject to annual election at the annual organizational meeting of the directors.

There are no family relationships among directors, nominees, or executive officers. All have been employed in officer capacities with KeyCorp or one of its subsidiaries for at least the past five years.

Set forth below are the names and ages of the executive officers of KeyCorp as of January 1, 2012, positions held by them at KeyCorp during the past five years and the year from which held, and the year they first became executive officers of KeyCorp.

CHRISTOPHER M. GORMAN (51)

Mr. Gorman has been President, Key Corporate Bank, since 2010. He previously served as a KeyCorp Senior Executive Vice President and head of Key National Banking during 2010. Mr. Gorman was an Executive Vice President of KeyCorp (2002 to 2010) and served as President of KeyBanc Capital Markets (2003 to 2010). He became an executive officer of KeyCorp in 2010.

PAUL N. HARRIS (53)

Mr. Harris has been General Counsel and Secretary of KeyCorp since 2003. He became an executive officer of KeyCorp in 2004.

CHARLES S. HYLE (60)

Mr. Hyle has been Chief Risk Officer of KeyCorp since 2004. He also has been an executive officer since 2004.

WILLIAM R. KOEHLER (47)

Mr. Koehler has been President, Key Community Bank, since 2010. Mr. Koehler previously served as Great Lakes Regional President (during 2010); as leader of KeyCorp’s Keyvolution initiative (2008-2010); as Michigan District President (2007-2008); and prior thereto, as Managing Director and Segment Leader of the Financial Sponsors Group and Regional Banking within KeyBanc Capital Markets. Mr. Koehler became an executive officer of KeyCorp in 2010.

BETH E. MOONEY (56)

Ms. Mooney has been Chair and Chief Executive Officer of KeyCorp since 2011 and President since 2010. She served as Chief Operating Officer during 2010. Ms. Mooney joined KeyCorp in 2006 as a Vice Chair and head of Key Community Banking and served in those positions until 2010. She has been an executive officer since she joined KeyCorp.

ROBERT L. MORRIS (59)

Mr. Morris has been Chief Accounting Officer of KeyCorp since 2006. He has been an executive officer at KeyCorp since 2006.

THOMAS C. STEVENS (62)

Mr. Stevens has been Vice Chair and Chief Administrative Officer of KeyCorp since 2003. Mr. Stevens has been an executive officer of KeyCorp since 1996.

JEFFREY B. WEEDEN (55)

Mr. Weeden has been Chief Financial Officer of KeyCorp since 2002. He has also been an executive officer of KeyCorp since 2002.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

During 2011, we achieved strong financial performance, with continued profitability supported by reduced provision expense, improvement in expense management, and sustained strong reserves, liquidity and capital. We had earnings per common share of $.92 for 2011 as compared to $.47 for 2010. Our return on average assets for 2011 was 1.17% compared to .66% in 2010. During 2011, we continued to benefit from improved asset quality as net charge offs significantly declined. At December 31, 2011, our capital ratios remained strong providing us with flexibility to support our clients, address our business needs and evaluate appropriate capital deployment opportunities. The Corporate Bank improved earnings by $141 million driven by improved credit quality resulting in a credit to the provision for loan and lease losses and improvement in non-interest income and non-interest expense. The Community Bank improved earnings by $58 million as a result of improved credit quality. In the second quarter of 2011, we increased our quarterly dividend.

Our traditional pay-for-performance approach, which we resumed after repaying TARP in March 2011, is designed to reward our executives for the successful execution of our business plan and for delivering sustained shareholder value. This means that a significant portion of an executive’s total target direct compensation opportunity is dependent upon achieving a balanced mix of key financial and strategic goals that are aligned with our risk tolerance. Our strong 2011 corporate and financial performance resulted in a payout of 113% of target under our 2011 short-term incentive program for our named executive officers, other than for Mr. Gorman, who, as President of Key Corporate Bank, received a payout equal to 123% of target.

In addition to resuming a traditional pay-for-performance approach, we made two other significant changes to our executive compensation program since the last annual meeting:

•

In July 2011, we enhanced our stock ownership guidelines by increasing the ownership requirement from 5 to 6 times base salary for our CEO and from 4 to 5 times annual cash retainer for our non-employee directors. We increased these ownership guidelines to ensure that each executive and director maintains an equity interest in the company at a level sufficient to demonstrate a commitment to value creation.

•

We are entering into new change in control agreements with all of our applicable employees. In March 2012, all Executive Officers (as defined below) entered into a new form of change in control agreement with an updated definition of “good reason”. After receiving feedback from institutional shareholders and proxy advisory firms, we are revising the good reason definition in all of our change in control agreements to (i) eliminate the 15-month “window” opportunity and (ii) define “good reason” as generally requiring a material diminution of duties, responsibilities, reporting relationship, budget authority, or work location, or any other material breach of the executive’s employment terms.

We supplement our traditional pay-for-performance program with a number of compensation policies that are aligned with the long-term interests of our shareholders.

•

The Compensation and Organization Committee (the “Compensation Committee”) retains an independent compensation consultant to advise it on executive compensation matters including the terms of our short-term and long-term incentive plans, the applicable targets and competitive compensation ranges as well as to provide comparable peer and market data.

•	We do not maintain employment agreements with our CEO or other Executive Officers (as defined below).

•

Our change in control agreements have a “double trigger” requiring both a (i) change in control and (ii) the executive’s termination (either involuntary or for “good reason”), prior to benefits becoming available under the agreement.

•	We have eliminated all excise tax gross-ups under our change in control agreements and all tax gross-ups on perquisites.

•

We maintain a clawback policy, which allows us to recover incentive compensation if it was based on financial results that are subsequently restated or in a variety of other circumstances which are outlined in our policy. We also have the right to cancel outstanding equity awards, and recover realized gains, if an executive engages in certain “harmful activity.”

•	Each named executive officer must hold all of the net shares purchased under a stock option for the later of (i) one year, or (ii) until the executive satisfies Key’s stock ownership guidelines.

•	All executive pension plans were frozen effective December 31, 2009.

For purposes of this Compensation Discussion and Analysis, the term “Executive Officers” refers to Ms. Mooney and Messrs. Weeden, Gorman, Stevens, and Hyle. In this Compensation, Discussion and Analysis, we also describe Mr. Meyer’s compensation.

COMPENSATION PHILOSOPHY, PROCEDURES AND CONSIDERATIONS

The overall objective of our executive compensation program is to align the compensation of our executives with the long-term investment interests of our shareholders. Our program is designed to support this objective by:

•	attracting, retaining and motivating a talented team of executives who are capable of leading the company to superior performance;

•	reinforcing short- and long-term financial performance objectives and linking pay to sustainable performance relative to those goals and consistent with risk tolerance; and

•	maintaining compensation plans that do not encourage employees to manipulate earnings or take unnecessary or excessive risks that would threaten our long-term value.

The Compensation Committee is responsible for developing, reviewing and approving our compensation philosophy and programs for the named executive officers. We have adopted a practice of discussing our compensation philosophy and programs at least annually with the full Board, in order to ensure its understanding of our executive compensation.

Our 2011 proxy statement included a non-binding shareholder vote to approve the compensation of our named executive officers. This proposal was approved by approximately 86% of the votes cast. In connection with this vote, we solicited feedback from certain institutional investors and proxy advisory firms about the proposed structure of our compensation program after emerging from the TARP restrictions. As part of this dialogue, we proposed, and received strong support for, a return to our traditional pay-for-performance approach to compensation. These conversations with institutional investors and proxy advisory firms have helped to shape our pay-for-performance approach including the design of our short- term and long-term incentive plans, as described in more detail below.

COMPENSATION LEVELS

During the first quarter of 2011, we were subject to the TARP compensation restrictions and did not make any adjustments to the base salary levels of our named executive officers who were previously subject to TARP compensation restrictions during our annual compensation review process nor did they receive any grants of time-based or performance-based equity awards. After we repaid the TARP obligations, the Compensation Committee reviewed and adjusted the compensation levels and pay mix for the Executive Officers to align with our pay-for-performance philosophy.

To help guide compensation decision-making, the Compensation Committee retains Compensation Advisory Partners, an independent consulting firm, to advise it on the terms of our short-term and long-term incentive plans, the applicable targets and competitive compensation ranges. Compensation Advisory Partners reports directly to the Compensation Committee and serves at the sole pleasure of the Committee. Compensation Advisory Partners provided no other services to us other than the executive compensation consulting services that were requested by the Committee.

The Compensation Committee regularly asks Compensation Advisory Partners to analyze performance and compensation data for our peers. In the past, the peer group for performance and compensation comparisons consisted of companies in the Standard and Poor’s Regional Bank Index and the Diversified Bank Index, with minor modifications. For 2011, the Compensation Committee, on the advice of Compensation Advisory Partners, modified the peer group to include only the companies in the Standard and Poor’s Banks Index, with the exception of Wells Fargo, which was excluded due to its size. This change was made so that the compensation peer group for performance and compensation comparisons would be consistent with the peer group considered by the Board in its financial review of our performance.

The peer group consists of financial services firms that have diversified business mixes and reflect the companies that compete with us for executive talent. As of December 2011, the median market capitalization of the peer group was $6.6 billion and the median asset size was $68 billion. In comparison, our market capitalization and asset size was $7.6 billion and $89 billion, respectively. For 2011, the companies in the peer group were (listed in alphabetical order):

Peer Group Companies
BB&T Corp	Huntington Bancshares Inc.	SunTrust Banks Inc.
Comerica	M&T Bank Corp.	US Bancorp
Fifth Third Bancorp	Peoples United Financial Inc.	Zions Bancorporation
First Horizon National Corp.	PNC Financial Services Group
Hudson City Bancorp	Regions Financial Corp.

In May 2011, the Compensation Committee reviewed the total direct compensation levels (i.e., base salary, target short-term incentives and long-term incentives) of the Executive Officers, in light of the emerging pay practices of our compensation peer group. Since several of the companies in the peer group remained subject to TARP restrictions, the Compensation Committee did not have sufficient data to compare each specific element of total direct compensation. This is because those peer companies were prohibited under the TARP restrictions from granting typical short-term and long-term incentives in 2010. Therefore, the Committee focused primarily on comparing the market data based on total direct compensation levels.

The Compensation Committee believed that the total direct compensation levels for our Executive Officers should remain competitive in order to retain and attract key executive talent. To achieve this objective, the Committee generally targeted total direct compensation opportunities at the approximated median of the competitive market. However, the Committee regarded market data as a general reference point only. The Committee also considered market conditions, promotions, individual performance, or other relevant circumstances in establishing compensation levels.

Total direct compensation levels were reduced to reflect that we were subject to the TARP restrictions, and prohibited from granting short-term incentives and long-term incentives, during the first quarter of the year. The 2011 target total direct compensation levels for the Executive Officers, with and without TARP pro-ration, were as set forth in the following chart. For purposes of the chart, “Target Total Direct Compensation (without TARP Pro-Ration)” includes annualized post-TARP base salary, annual incentive compensation target (without TARP Pro-Ration) and long-term incentive compensation target (without TARP Pro-Ration), and “Target Total Direct Compensation (with TARP Pro-Ration)” includes annualized post-TARP base salary, annual incentive compensation target (with TARP Pro-Ration) and long-term incentive compensation target (with TARP Pro-Ration):

Executive Officers	Target Total Direct Compensation (Without TARP Pro-Ration)	Target Total Direct Compensation (With TARP Pro-Ration)
Ms. Mooney	$4,733,667	$4,275,136
Mr. Weeden	$2,600,000	$2,351,875
Mr. Gorman	$3,300,000	$2,908,333
Mr. Stevens	$2,600,000	$2,297,500
Mr. Hyle	$1,875,000	$1,643,750

These amounts include the target value of cash performance shares and stock options with the performance plans at target performance levels. The amounts ultimately received will vary depending upon the appreciation of Key’s share price and the degree to which performance goals are met.

In addition to reviewing total direct compensation levels against market data, in September 2011 the Compensation Committee reviewed “tally sheets,” which reflect the total compensation of each Executive Officer, including potential severance payments, the accumulated value of vested and unvested equity awards, and retirement benefits. This information provided the Committee with an additional resource to evaluate the total compensation package for each of the Executive Officers, as well as the impact of isolated adjustments or incremental changes to specific elements of the package.

PAY-FOR-PERFORMANCE

The TARP regulations prohibited us from directly linking the named executive officers’ pay with the performance of the company. For example, we were prohibited from paying bonuses or other types of performance-based incentive awards until we repaid the TARP obligations. As a result, in 2010, the total direct compensation for the named executive officers was allocated among a mix of (i) base salary, (ii) salary stock, which was fully vested but could not be sold or transferred until we repaid the TARP obligations, and (iii) restricted shares, which generally had a 3-year cliff vesting schedule.

Once we repaid the TARP obligations, we were able to re-establish our traditional pay-for-performance approach. As a result, our post-TARP executive compensation program allocates a significant portion of the total direct compensation opportunity to variable or “at risk” compensation elements that tie back to our business plan. The variable or “at risk” compensation elements of our program include:

•	a short-term incentive award, which is designed to reward achievement of annual financial plan goals, effective risk management and leading indicators of future performance, and

•

a long-term incentive (consisting of stock options and cash performance shares), which encourages the named executive officers to continue to make decisions and to deliver results over a broader time period, thus keeping a focus on the long-term horizon, approved risk tolerance and the retention of our executives.

For 2011, the Compensation Committee allocated approximately one-half of the Executive Officers’ total direct compensation level to long-term incentives. The Committee made this allocation to reinforce long-term sustainable performance while maintaining the safety and soundness of KeyCorp. The remaining one-half of the total direct compensation level was allocated between base salary and short-term incentives.

The table below (which includes the Target Total Direct Compensation information from the table on page 38 of this proxy statement) illustrates how we allocated the post-TARP target total direct compensation opportunity among the Executive Officers.

As illustrated above, for 2011, approximately 75% of the target total direct compensation opportunity for the Executive Officers (other than Ms. Mooney) was weighted—assuming payout at target levels—toward variable components (i.e., short-term and long-term incentives). The target total direct compensation opportunity for Ms. Mooney was 82% variable to reflect her greater job scope and responsibility.

RISK ASSESSMENTS

In January and July 2011, the Compensation Committee met with our Chief Risk Officer and our Chief Risk Review Officer and General Auditor to review our compensation program for senior executives and discuss the risks inherent in our incentive plan designs and performance metrics with the objective of ensuring that these risks are monitored and managed effectively. The Compensation Committee also reviewed the alignment between our governance processes and risk management framework and approved the process by which employees covered by the Guidance on Sound Incentive Compensation, jointly released by the Federal Reserve and Treasury, will be determined. These results are reported in the Compensation and Organization Committee Report (Including Discussion of Compensation Policies and Practices as They Relate to Risk Management) on page 81 of this proxy statement.

In January of each year, prior to establishing the pool of incentive compensation for the just completed year and the performance targets for the upcoming year, the Nominating and Corporate Governance Committee serves as the forum for facilitating a linkage between risk and compensation. The membership of the Nominating and Corporate Governance Committee consists of the Lead Director and the Chairs of the Audit, Risk Management and Compensation Committees. At this meeting the Chairs and the Lead Director discuss Key’s risk profile and current and emerging issues in order to inform the Compensation Committee as it structures incentive compensation plans and/or establishes incentive compensation pools, targets, and performance measures.

ELEMENTS OF TOTAL DIRECT COMPENSATION

Base Salary

At the beginning of 2011, we remained subject to the TARP restrictions and continued the practice, adopted in September 2009, of using salary stock as a significant component of base salary. The salary stock was fully vested but could not be sold or transferred during the TARP investment and, unlike base salary paid in cash, it was not counted in the calculation of employee benefits. Paying a significant portion of salary in the form of stock helped to align the interests of executives with the investment interests of our shareholders during the TARP period.

At the Compensation Committee’s first meeting after we repaid the TARP obligations, the Committee reviewed base salary levels of the Executive Officers. The Committee discontinued the use of salary stock, which had the effect of reducing the base salary levels of the named executive officers. This change reflected the Compensation Committee’s desire to allocate more of the total direct compensation levels to short-term and long-term incentives, consistent with our traditional pay-for-performance philosophy.

The TARP and post-TARP annual base salary levels for the Executive Officers were as follows:

Short-Term Incentives

Short-term incentives are an important component of total cash compensation because they reward our executives for achieving annual financial and strategic goals. The short-term incentive opportunity for 2011 for the Executive Officers was based on an incentive pool equal to 1% of pre-provision net revenue. The Compensation Committee assigned each Executive Officer a participation percentage in the incentive pool. In 2011, our pre-provision net revenue was $1.3 billion, which funded a short-term incentive pool of $13 million for the participants. As a result, each Executive Officer was eligible to earn the maximum short-term incentive set forth below:

Executive Officer	(A) Participation Percentage*	(B) STI Pool (1% Pre-Provision Net Revenue)	(C) Maximum STI Opportunity as Percent of Pool (A x B)
Ms. Mooney	28%	$13,000,000	$3,640,000
Mr. Weeden	14%	$13,000,000	$1,820,000
Mr. Gorman	19%	$13,000,000	$2,470,000
Mr. Stevens	14%	$13,000,000	$1,820,000
Mr. Hyle	12%	$13,000,000	$1,560,000

*	The column does not total to 100% because an additional executive officer who is not an Executive Officer participates in the pool.

Importantly, the Executive Officers were not assured of earning this maximum amount. Instead, the Compensation Committee had the authority to reduce the maximum short-term incentive opportunity based on its assessment of Key’s performance relative to a performance scorecard, which consisted of a balanced mix of financial and strategic goals that are discussed below. The target short-term incentive opportunities each were reduced to reflect the time that we were subject to the TARP restrictions and prohibited from granting short-term incentives during the first quarter of the year.

As discussed above, we solicited feedback from institutional investors and proxy advisory firms about our post-TARP compensation program. During this process, investors expressed a preference for a formulaic approach to our performance scorecard. After considering this feedback, the Compensation Committee established a balanced mix of financial and strategic goals for the 2011 scorecard and an objective payout formula, with specific targets and weightings, as described below. The Committee also established a fixed payout percentage for each financial goal, which ranged from 0% to 150% of the target short-term incentive opportunity apportioned to each measure, with no payout for a financial goal if the threshold level was not achieved. The Compensation Committee reviewed performance against the financial and strategic goals during the year and provided reports to the full Board of KeyCorp’s performance relative to pre-established targets on a periodic basis.

Performance Goals

Under the scorecard, 80% of the short-term incentive opportunity was based on the extent to which we achieved four equally-weighted financial goals. The goals were aligned to our Targets for Success.

The other 20% of the short-term incentive opportunity was based on the extent to which we achieved six strategic goals. Unlike the financial goals, the Compensation Committee did not use pre-established weightings for the strategic goals, and in some cases did not establish specific target levels of performance. Instead, payout levels for the strategic goals were based on the Compensation Committee’s assessment of overall performance relative to the mix of strategic measures. The strategic goals are also aligned with our Targets for Success and incorporate measures tracked closely by investors. The Compensation Committee assesses both the qualitative and quantitative strategic goals as indicators of quality of earnings. The qualitative goals such as the Enterprise Risk Management Dashboard and Leadership Transitions incorporate the feedback to the Committee from the Risk Management and Nominating and Corporate Governance Committees as well as the full Board of Directors. Other strategic goals included in the Committee’s assessment were Net Charge Offs, Non Performing Assets, Total Shareholder Return and Peer Comparisons, as appropriate. Please see page 48 of this proxy statement for the definitions of certain of the financial and strategic goals.

Mr. Gorman’s short-term incentive program was different from the other Executive Officers because he has direct responsibility for the core Corporate Bank. As a result, his goals were equally weighted between (i) the corporate financial and strategic goals set forth above and (ii) the core Corporate Bank financial goals set forth in the table below and the following core Corporate Bank strategic goals: Enterprise Risk Management Dashboard; Noninterest Income to Total Revenue; Non Performing Assets; Return on Equity-Economic; and Attentiveness to Control Environment.

Payouts

The short-term incentive payout for the Executive Officers was calculated as follows:

Executive Officer	(A) Target STI Opportunity (Pro-Rated for TARP)	(B) Achievement Level	(C) STI Payout* (A x B)
Ms. Mooney	$1,091,667	113%	$1,234,000
Mr. Weeden	$442,500	113%	$500,000
Mr. Gorman	$825,000	123%**	$1,015,000
Mr. Stevens	$405,000	113%	$458,000
Mr. Hyle	$431,250	113%	$487,000

*	Numbers rounded to nearest thousand.
**	Average of KeyCorp’s and the core Corporate Bank goal achievement levels.

Under our short-term incentive program, a portion of the short-term incentive payout is paid in the form of restricted shares, which vest in equal installments over a four year period. This vesting schedule helps to focus our executives on generating financial and strategic results that translate into sustained, long-term shareholder value. The breakdown between restricted shares and cash is as follows:

Portion of STI Payout	% of Each Portion Paid in Restricted Shares	% of Each Portion Paid in Cash
Portion of STI Below $100,000	0%	100%
Portion of STI Between $100,000 up to and including $500,000	20%	80%
Portion of STI Between $500,000 up to and including $1,000,000	25%	75%
Portion of STI Greater than $1,000,000	30%	70%

Long-Term Incentives

The Compensation Committee established target award opportunities for the Executive Officers under the long-term incentive program. In general, approximately one-half of the total direct compensation levels of the Executive Officers was allocated to long-term incentives. In making this allocation, the Committee’s intent was to balance short-term decision making with the importance of focusing on long-term growth. In addition, the Committee reviewed our historic grant levels, the dilutive impact and financial accounting cost of the program, and the long-term incentive practices of companies in the peer group.

The long-term incentive opportunities were reduced pro-rata to reflect the time during 2011 when we were subject to the TARP restrictions. The 2011 target long-term incentive (“LTI”) opportunity for the Executive Officers, with and without TARP pro-ration, were as follows:

Executive Officer	Target LTI Opportunity (Without TARP Pro-Ration)	Target LTI Opportunity (With TARP Pro-Ration)
Ms. Mooney	$2,517,000	$2,333,469
Mr. Weeden	$1,380,000	$1,279,375
Mr. Gorman	$1,600,000	$1,483,333
Mr. Stevens	$1,340,000	$1,172,500
Mr. Hyle	$700,000	$612,500

These amounts include the grant date value of cash performance shares and stock options with the performance plans at target performance levels. The amounts these officers ultimately receive will vary depending upon the appreciation of Key’s share price and the degree to which performance goals are met.

The long-term incentive opportunity for each Executive Officer was split equally between stock options and cash performance shares. For 2011, all of the awards were performance-based; we did not grant any service-based restricted shares or restricted share unit awards to our Executive Officers.

Stock Options

We believe stock options are performance-based because executives recognize value only if the market value of our common shares, along with the investment of our shareholders, appreciates over time. All stock options were granted with an exercise price equal to the fair market value of the underlying shares on the date of grant and have a ten-year term. Because the value of stock options increases when our stock price increases, they reward sound business decisions that lead to improved long-term performance and align the interests of our executives with the investment interests of our shareholders over the long term. In addition, because they generally vest in equal installments over a four-year period, stock options are intended to help retain our executives and maintain a focus on future success.

Cash Performance Shares

The cash performance shares provide the Executive Officers with the opportunity to receive a payout based on the extent to which we achieve a balanced mix of financial and strategic goals during a three-year performance period together with management of the risk profile. This award encourages the Executive Officers to continue to make decisions and to deliver results over a broader time period, thus keeping a focus on the long-term horizon. In addition, the use of cash performance shares enhances our retention incentives because executives generally must remain employed through the end of the performance period to receive a payout.

The long-term incentive opportunity allocated to the cash performance shares was converted into a target number of shares. The cash performance shares would be funded at 150% of the target award opportunity if our pre-provision net revenue/total assets from continuing operations during the three-year period (2011-2013) is equal to or greater than 1.4%. If this goal is achieved, then the Compensation Committee has the flexibility to reduce the actual payout to between 0% to 150% of target, depending on the extent to which we achieve three equally-weighted financial goals listed in the table below, with no payout for a financial measure if the threshold level is not achieved. The Compensation Committee could also consider other factors when determining whether to further reduce the payout for the cash performance shares. In this regard, the Committee could reduce the ultimate payout based on its assessment of our management of risk, credit rating improvement and peer comparisons, as illustrated in the table below. This provides the flexibility to adjust payouts based on the quality of company performance and to align payouts considering measurements of risk and reward. Although the award value is directly tied to our stock price, any payout would be in the form of cash in order to appropriately manage our dilution and equity plan share utilization levels and conform to peer group practices and institutional investor guidelines.

Consistent with feedback received from institutional investors and proxy advisory firms, as described above, the Compensation Committee established an objective payout formula for the cash performance shares, with specific targets and weightings. We also diversified the performance goals and did not use the same goals as the short-term incentive plan. These long-term financial goals, together with the financial and strategic measures under the short-term incentive program, are intended to reflect a balanced mix of quantitative and qualitative performance measures and to focus the Executive Officers on building sustained long-term shareholder value.

The financial goals and other performance factors for 2011 long term incentive awards are set forth in the table below. Please see page 48 of this proxy statement for the definitions of certain of the financial goals.

Financial/Quality of Earnings	Other Factors (Negative Discretion Only)
Total Shareholder Return vs. Peers Cumulative Earnings Per Share (EPS) Cumulative Average Return on Assets	• Enterprise Risk Management Dashboard • Credit Rating Improvement • S&P/Moody’s Corporate Debt Rating: BBB+/ Baa1 • Peer Comparisons, as appropriate

Retention Considerations

The Compensation Committee modified the long-term incentive grants described above for three of the Executive Officers: Messrs. Stevens, Hyle and Weeden.

The Compensation Committee felt it was important to retain Messrs. Stevens and Hyle during the transition to new leadership rather than run the risk of having them retire. Under the company’s long-term incentive plan, upon retirement an executive generally vests in his cash performance shares and stock options on a pro-rated basis, with payout of the cash performance shares dependent on actual performance through the entire three-year performance period. The Committee believed that shortening the vesting period would provide increased incentive for those executives to defer retirement until the end of the leadership transition period. Therefore, the Compensation Committee shortened the vesting schedule for these executives to provide that (i) the cash performance shares would vest after only two years, with payout dependent on actual performance through the entire three-year performance period, and (ii) the stock options would vest in equal installments over the first two years.

In addition, the Compensation Committee was concerned about the existing retention incentives for Mr. Weeden, whom the Committee deems to be a seasoned and well-respected chief financial officer. The

Committee also recognized the significant turnover of CFOs among our peer companies. As a result, the Compensation Committee granted Mr. Weeden an additional, one-time award of cash performance shares with a target value of approximately $1,265,000. This grant was in addition to the annual LTI award opportunity of $1,279,375, described above. The one-time award has the same general terms as described above for the annual grant of cash performance shares, except that it will vest in equal installments on the second and third anniversaries of the date of grant, with payout dependent on actual performance through the entire three-year performance period. The award will not vest upon an earlier retirement.

PERFORMANCE GOALS

As described previously in this Compensation Discussion and Analysis, we use a balanced mix of performance goals under our short-term incentive program and the cash performance shares. The performance goals have the following definitions:

•	Earnings per Share (EPS): Net income from continuing operations attributable to KeyCorp common shares divided by weighted-average common shares and potential common shares outstanding.

•	Net Charge-Offs (NCO): Annualized[1] net charge-offs divided by average loans and leases, both from continuing operations.

•	Non-interest Income to Total Revenue: Non-interest income to total revenue (TE2), both from continuing operations.

•	Non-Performing Assets (NPA): Period-end nonperforming assets divided by period-end portfolio loans plus OREO (Other Real Estate Owned) and other nonperforming assets, all from continuing operations.

•	Pre-Provision Net Revenue: (non-GAAP measure) Net interest income (GAAP) plus taxable-equivalent adjustment plus noninterest income less noninterest expense, all from continuing operations.

•

Pre-Provision Net Revenue/Risk Weighted Assets (RWA):    Annualized pre-provision net revenue divided by average risk-weighted assets (RWA), both from continuing operations. RWA are computed by assigning specific risk weightings (as defined by the Federal Reserve) to assets and off-balance sheet instruments.

•	Return on Assets: Annualized net income from continuing operations attributable to KeyCorp divided by average assets of continuing operations.

•	Return on Common Equity: Annualized net income from continuing operations attributable to KeyCorp common shares divided by average common KeyCorp shareholder’s equity.

•	Risk-Weighted Assets (RWA): (non-GAAP measure) RWA equal the total assets on-balance sheet plus off-balance sheet exposures, risk weighted as defined by the Federal Reserve.

•

Total Shareholder Return (TSR):    For use with the Long-Term Incentive Plan. Based on average closing share price over the last 20 trading days in the base year versus average closing share price in the last 20 days in year 3, plus investment of dividends paid during the 3-year measurement period.

[1]	Adjusted to reflect a full year of activity
[2]	TE = Taxable Equivalent

The Compensation Committee retains the discretion to adjust the performance goals for certain extraordinary items identified by the Committee to reflect changes in actual or emerging risks or the regulatory environment. For 2011, no adjustments were made to the goals under the short-term incentive program.

Developments for 2012

The Compensation Committee has determined that in 2012, in addition to KeyCorp’s performance in relation to financial and strategic goals, the executive compensation program will take into account differences in individual performance. In addition, the Compensation Committee will continue to carefully consider the outcome of our annual shareholder advisory vote on executive compensation and solicit additional feedback from institutional investors and proxy advisory firms. Lastly, Key expects to make continued progress in further aligning our compensation arrangements with the Guidance on Sound Incentive Compensation released jointly by the Federal Reserve and the Treasury, including a sustained focus on balancing risk and reward in our incentive compensation practices.

Mr. Meyer’s Compensation

Following a thorough succession planning process, on November 18, 2010, Mr. Meyer advised the Board of Directors of his decision to retire as Chairman and CEO, effective May 1, 2011. Under Mr. Meyer’s leadership, KeyCorp maintained an outstanding leadership role in Cleveland, the State of Ohio and the other communities and states that we serve. Because Mr. Meyer developed a deep network of customer, industry, and community contacts, KeyCorp wanted to ensure that those important corporate assets were not diminished with Mr. Meyer’s retirement from his position as Chairman and Chief Executive Officer. On March 24, 2011, a letter agreement was entered into between Mr. Meyer and KeyCorp which provided that Mr. Meyer forego the commencement of his retirement and continue as an employee of KeyCorp from May 1, 2011 through April 30, 2012. At Mr. Meyer’s request, the term of the 2011 letter agreement was shortened and Mr. Meyer retired from his employment with us on March 7, 2012. From April 30, 2011 through his March 7, 2012, retirement date Mr. Meyer served in a non-executive officer position and his responsibilities included representing KeyCorp at community, civic and governmental organizations, as well as assisting in transitioning important customer and industry relationships.

Mr. Meyer’s compensation during this additional period of service was $20,000 per month. In accordance with the terms of his agreement, for this additional period of service, Mr. Meyer agreed to forego participation in any KeyCorp short-term or long-term incentive programs. Based on his performance as CEO for the period subsequent to the repayment of TARP, however, the Committee determined that Mr. Meyer earned a bonus award in the amount of $141,250. This represents 113% of Mr. Meyer’s target bonus opportunity, which is the same payout percentage as the other Executive Officers (other than Mr. Gorman) pro-rated for his time (one month) as CEO subsequent to the repayment of TARP. The following table sets forth the calculation of Mr. Meyer’s bonus.

Mr. Meyer’s 2011 Bonus Award

Full Year Target Incentive	75% Pro Ration for TARP	1/12 Pro Ration for One Month of Service as CEO	113% Performance Payout Amount
$1,500,000	$1,125,000	$125,000	$141,250

Under the terms of Mr. Meyer’s Employment Agreement, as confirmed under the amended letter agreement, he will continue to vest in those equity awards granted to him after January 1, 2008. He will also be provided office and secretarial support and be reimbursed for club dues. These benefits are described in more detail under the “Potential Payments Upon Termination or Change in Control” section on page 72 of this proxy statement. He also agreed to shorten the post-retirement exercise period, from June 12, 2019 to April 30, 2015, of the stock option granted to him in 2009 that covers 900,000 shares. This modification significantly reduced the economic value of the stock option to Mr. Meyer.

Effective December 31, 2009 and in response to changes in the competitive environment, we froze Mr. Meyer’s interest in the Cash Balance Pension Plan and the Second Supplemental Retirement Plan (SSRP). Although the SSRP remains frozen, the Summary Compensation Table does reflect a year-over-year increase in Mr. Meyer’s SSRP benefit. This increase to the present value of the benefit is a direct reflection of a decrease in the discount rate used in the standard actuarial calculations to value the benefit and is not due to any contributions by us (see Footnote 6 to the Summary Compensation Table on pages 55 and 56 of this proxy statement for further explanation).

Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Code, certain compensation in excess of $1 million per year is not deductible for federal income tax purposes unless it qualifies as “performance-based compensation.” While a participant in TARP, we were subject to additional deduction limits. Specifically, we could not deduct compensation in excess of $500,000 per year paid to certain senior executives.

Although we generally try to ensure the deductibility of the incentive compensation, the Committee has not adopted a policy that requires all compensation to be deductible. This is because we want to preserve the ability to award cash or equity compensation to an executive that is not deductible under Section 162(m) if we believe that it is in our shareholders’ best interests. In this regard, the executive compensation program described in this Compensation Discussion and Analysis delivered compensation in excess of $500,000 to our CEO and each of the named executive officers. As a result of the additional TARP limitation described above, a pro-rata portion of the 2011 compensation paid to the named executive officers will not be deductible for federal income tax purposes.

Shareholder Alignment and Executive Retention

Executive Stock Ownership Guidelines

We maintain stock ownership guidelines for our senior executives, as well as specific requirements for shares that must be purchased by each executive outside of KeyCorp-sponsored plans (“beneficially owned shares”). These guidelines align the interests of our management with the interests of our shareholders by encouraging our executives to accumulate a meaningful stake in our common stock. The Compensation Committee established these ownership levels to ensure that our executive officers maintain an equity interest in KeyCorp at a level sufficient to demonstrate a commitment to value creation, while satisfying the individuals’ needs for portfolio diversification. The guidelines are as follows:

•	Our CEO must own common shares with a value equal to at least six times her annual base salary payable in cash, including a minimum of 10,000 beneficially owned shares.

•	Our CEO’s direct reports must own common shares with a value equal to at least three times their annual base salary payable in cash, including a minimum of 5,000 beneficially owned shares.

•

Newly-hired or promoted senior executives are expected to meet or exceed their required ownership levels within five years, but in practice generally comply within three years after the date they become subject to the requirements.

•

Beneficially owned shares under KeyCorp’s 401(k) Savings Plan and unvested restricted shares and units, as well as phantom shares payable in stock under deferred compensation plans, count toward the ownership requirements. Performance shares, phantom shares delivered in cash and unexercised stock options do not count toward the ownership requirements.

•

Our CEO and all Section 16 officers are required to hold 100% of the net shares obtained upon the exercise of any stock option (less the applicable exercise price and withholding taxes) until the later of one year following the exercise date or the date the executive officer meets the ownership requirements. Further, vested restricted stock may not be sold or transferred (except as necessary to satisfy any tax withholding obligation) until the stock ownership guidelines are met.

At each regularly scheduled meeting, the Compensation Committee receives an updated report on the stock ownership status of the senior executive team relative to the Executive Stock Ownership Guidelines. At December 31, 2011, our CEO and Executive Officers owned, in the aggregate, 124% of the common shares specified by their stock ownership guidelines, and each exceeded his or her beneficial ownership guidelines.

Other Alignment and Retention Tools

There are several other ways that we promote executive retention and align the compensation of employees with the investment interests of shareholders:

•	Conditional awards. All equity awards are subject to compliance with confidentiality and non-solicitation agreements.

•

Clawback provisions. We retain the right to recover (“clawback”) any bonus, retention award or incentive compensation award paid based on financial statements that are later proven to be materially inaccurate.

•

Equity Awards. If an employee engages in “harmful activity” while working for us or within 6 months after termination, then we generally have the right to recover (i) any vested shares delivered under equity awards, (ii) any profits earned upon a sale of those vested shares, or (iii) any profits received upon exercise of stock options, in each case if the vesting, sale or exercise occurs on or after one year prior to termination. Moreover, all equity awards held by the employee that have not yet vested, and all unexercised stock options, would be forfeited and cancelled. For these purposes, “harmful activity” is broadly defined to include wrongfully using or disclosing, or failing to return confidential information, soliciting clients, hiring employees and in certain circumstances, competing.

Benefits

Executive Benefits

The Compensation Committee annually reviews the benefits that we provide to our named executive officers.

The named executive officers generally participate in the same health and welfare plans (medical, dental, life and long-term disability insurance), charitable gift match, and discount programs on our products that are available to all company employees. In 2011, the Compensation Committee decided to continue the executive physical program and supplemental disability policies for our named executive officers. These supplemental programs enhance the stability of our leadership and the health of our executives.

In July 2009, the Compensation Committee eliminated reimbursements for tax preparation and financial planning services, related tax gross-ups, and club dues (other than for Mr. Meyer, who was entitled to reimbursement for club dues under a long-standing employment agreement). We do not permit executive officers to use our corporate aircraft for personal reasons.

As the CEO of a major financial institution, Ms. Mooney maintains a significant public profile in the community. The Compensation Committee believes that it is in the best interests of KeyCorp and our shareholders to ensure her personal safety while performing official duties. Therefore, in 2011, we commissioned an independent consulting firm to conduct a security study on behalf of Ms. Mooney. Based on the recommendations of the security study, the Compensation Committee approved a comprehensive security program for Ms. Mooney. Under this program, we are paying for certain security upgrades and have authorized, and in some instances required, her to use a secure automobile and professionally-trained driver for certain business and personal travel. Ms. Mooney reimburses us for the cost of the automobile and driver when used purely for personal purposes.

Retirement Benefits

Effective December 31, 2009, in response to changes in the competitive environment, we froze the Cash Balance Pension Plan, the Excess Cash Balance Pension Plan and, with respect to Mr. Meyer, the Second Supplemental Retirement Plan (“SSRP”).

Our retirement plans now consist of two defined contribution plans: the voluntary 401(k) Savings Plan for all employees and the non-qualified Deferred Savings Plan that provides senior managers with similar levels of benefits on plan-eligible compensation over the Internal Revenue Service compensation limit of $245,000 for 2011. The plans include a profit sharing contribution, which is determined annually on a discretionary basis and can range from 0% to 6% of plan-eligible compensation. The contribution rate for 2011 was fixed at 3% of eligible compensation. Starting in 2012, the contribution rate will depend on the Compensation Committee’s assessment of our overall performance relative to goals that are aligned with our short-term incentive plan. In order to be eligible to receive this contribution, employees must have one year of service and be employed on the last day of the calendar year.

The terms of our retirement plans are described in detail in the narrative to the Pension Benefits Table on page 68 of this proxy statement.

Change in Control Agreements

We use change in control agreements to help attract and retain executive talent. The Board of Directors continues to believe that it is in the best interests of shareholders to ensure that our Executive Officers are able to evaluate objectively the merits of a potential transaction without being distracted by its potential impact on their personal employment situations. All Executive Officers are covered under a change in control agreement. Based on information provided by Compensation Advisory Partners, the Compensation and Organization Committee’s independent compensation consultant, a vast majority of the companies in our compensation peer group also maintain similar change in control arrangements for their executive officers.

As noted earlier, KeyCorp’s change in control agreements for our Executive Officers were modified in March 2012 to reflect changing market standards and to better reflect KeyCorp’s compensation and retention considerations. Under the agreements, as modified, change in control benefits become payable only when there has been a “double trigger” of (i) a change in control, and (ii) the executive’s employment with KeyCorp is terminated within the two-year period following the change in control. An executive may terminate his or her employment with KeyCorp during this 2-year period, but only under conditions that constitute a “good reason termination” as that term is defined in accordance with the requirements of Section 409A of the Code. In addition, the agreements contain clawback provisions that require either the forfeiture or repayment of payments provided to the executive if the executive engages in any “harmful activity” within 12 months following his or termination from KeyCorp. The payments to be provided under the change in control agreements are described in more detail in the “Potential Payments Upon Termination or Change in Control” section on page 72 of this proxy statement.

Separation Pay Plan

In order to assist employees at the time of a job loss as a result of a termination due to a reduction in staff, we maintain the KeyCorp Separation Pay Plan. The Plan generally covers all of our employees, including the Executive Officers, and is consistent with the severance pay practices of our peer group companies. The Separation Pay Plan provides an employee with a separation pay benefit if the employee’s position is eliminated or modified and no other comparable position is available at KeyCorp in the same geographic region. The terms of the Change in Control agreements and the Separation Pay Plan are described in detail in the narrative to the “Potential Payments Upon Termination or Change in Control” section on page 72 of this proxy statement.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

2011 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by KeyCorp to the Named Executive Officers for the years ended December 31, 2011, 2010 and 2009 to the extent applicable.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($) (See chart below)	Total ($)
Beth E. Mooney —Chairman and CEO (Effective 5/1/2011)(5)	2011	1,265,339	—	1,428,828	1,179,843	958,800	5,290	117,564	4,955,665
	2010	1,610,656	—	769,998	—	—	4,653	63,969	2,449,276
	2009	849,231	—	607,897	833,000	—	38,727	48,672	2,377,527

Henry L. Meyer —Chairman of the Board & CEO(6)	2011	1,248,433	—	—	—	141,250	3,310,658	82,333	4,782,674
(Retired effective 5/1/2011)	2010	2,999,957	—	1,500,000	—	—	2,489,478	98,311	7,087,746
	2009	1,642,731	—	1,247,483	2,142,000	—	3,036,920	83,252	8,152,386

Jeffrey B. Weeden — Chief Financial Officer(7)	2011	899,932	—	1,977,497	646,873	420,000	18,723	58,888	4,021,914
	2010	1,214,882	—	584,998	—	—	16,469	58,882	1,875,231
	2009	725,000	—	707,867	833,000	—	54,642	39,175	2,359,684

Christopher M. Gorman —President Key Corporate Bank(8)	2011	1,116,391	—	942,837	749,999	805,500	29,700	37,697	3,682,124
	2010	1,409,910	—	704,997	—	—	26,124	51,205	2,192,236

Thomas C. Stevens — Vice Chair & Chief Administrative Officer(9)	2011	948,403	—	657,850	586,250	386,400	45,325	72,897	2,697,124
	2010	1,214,868	—	584,998	—	—	39,867	69,868	1,909,601
	2009	798,077	—	664,190	833,000	—	92,608	52,185	2,440,060

Charles S. Hyle — Chief Risk Officer(10)	2011	828,462	148,750	383,651	306,249	409,600	8,903	55,823	2,141,438

(1)

Amounts reported in the Salary column include cash base pay and salary stock, as specifically set forth for each Named Executive Officer in footnotes (5) through (10). At the Compensation Committee’s first meeting after Key repaid the TARP obligations, the Committee discontinued the use of salary stock. Therefore, salary stock was paid through June 5, 2011 (April 30, 2011 for Mr. Meyer based on previous agreement), was fully vested and could not be sold, transferred or pledged until the earlier of the full repayment by KeyCorp of its TARP funds (which occurred on March 30, 2011) or termination of employment due to death or disability.

(2)

Amounts reported in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of equity awards granted during the respective year. The accounting assumptions used in calculating the grant date fair value for the equity awards are described in KeyCorp’s Annual Report on Form 10-K in the Stock-Based Compensation footnote, set forth on page 181 of the 2011 Annual Report.

(3)

Amounts reported in the Non-Equity Incentive Plan Compensation column represent the cash portion of the Named Executive Officers’ 2011 annual short-term incentive compensation award described in more detail in the Compensation Discussion and Analysis on page 35 of this proxy statement. Under our short-term incentive program, a portion of the short-term incentive payout is paid in the form of restricted shares, which vest in equal installments over a four year period. The breakdown between restricted shares and cash is detailed in the Compensation Discussion and Analysis. To the extent applicable, the stock portion of the 2011 annual short-term incentive compensation award is included in the Stock Awards column.

(4)

Pension benefits were frozen at KeyCorp effective December 31, 2009 for all employees, including the Named Executive Officers, as more fully described in the narrative to the 2011 Pension Benefits Table below. No above market or preferential earnings were paid in 2011 on deferred compensation. Effective January 1, 2010, KeyCorp introduced a new profit sharing component to the 401(k) Savings Plan and the Deferred Savings Plan. The profit sharing contribution will be determined annually and on a discretionary basis and can range from 0% to 6% of plan-eligible compensation. The contribution for 2010 and 2011 was 3% of eligible compensation. To be eligible to receive a contribution, employees must have one year of service and be employed on the last day of the year. For 2012, the contribution rate will depend on the Committee’s assessment of overall performance relative to goals that are aligned with our short-term incentive plan. For more information about KeyCorp’s retirement plans and non-qualified deferred compensation plans, see the 2011 Pension Benefits Table and the 2011 Nonqualified Deferred Compensation Table and their respective narratives below. For a detailed breakdown of amounts, see footnotes 5 through 10 below regarding each Named Executive Officer.

(5)

The base salary for Ms. Mooney for 2011 consisted of 67% cash (or $850,000) and 33% equity (or $415,339 salary stock). The amount reported for Ms. Mooney for 2011 in the Salary column includes employee deferrals into the 401(k) Savings Plan and the Deferred Savings Plan. The amount reported in the Stock Awards column represents the grant date fair value of the 2011 long-term incentive award of cash performance shares granted to Ms. Mooney ($1,153,628) and the restricted shares portion of Ms. Mooney’s 2011 annual short-term incentive compensation award ($275,200). The amount Ms. Mooney could be paid through her cash performance shares assuming maximum achievement is $1,730,442. The amount reported in the Option Awards column represents the grant date fair value of the 2011 long-term incentive award of stock options to Ms. Mooney ($1,179,843). The amount reported for 2011 in the Non-Equity Incentive Plan Compensation column represents the cash portion of the 2011 short-term incentive compensation award that the Committee determined to pay Ms. Mooney. The amount reported for 2011 in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the interest credits allocated to the participant under the frozen Cash Balance Pension Plan and Second Excess Cash Balance Pension Plan, which for Ms. Mooney was $1,811 (Cash Balance Pension Plan) and $3,479 (Second Excess Cash Balance Pension Plan).

(6)

The base salary for Mr. Meyer for 2011 consisted of 43% cash (or $534,135) and 57% equity (or $714,298 salary stock). The amount reported for Mr. Meyer for 2011 in the Salary column includes employee deferrals into the 401(k) Savings Plan and the Deferred Savings Plan. Mr. Meyer was not granted stock awards or option awards in 2011. The amount reported for 2011 in the Non-Equity Incentive Plan Compensation column represents the Compensation and Organization Committee’s cash incentive compensation award to Mr. Meyer based on his and KeyCorp’s performance subsequent to the repayment of TARP. The amount reported for 2011 in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the interest credits allocated to Mr. Meyer under the frozen Cash Balance Pension Plan, which was $48,465 and the change in the actuarial present value of his benefit in the Second Supplemental Retirement Plan if he were to retire at age 65 ($3,262,193). The Second Supplemental Retirement Plan does not have a lump sum distribution option. The change in the present value calculation is not due to any contributions by KeyCorp. The change is a function of the decrease in the discount rate from 4.75% to 4.0% (accounts for 66% of the increase) and the measurement of the present value one year later (accounts for 34% of the increase). Mr. Meyer’s estimated annual benefit for commencement at age 65 increased by $3,538 from December 31, 2010 to December 31, 2011.

(7)

The base salary for Mr. Weeden for 2011 consisted of consisted of 70% cash (or $630,000) and 30% equity (or $269,932 salary stock). The amount reported for Mr. Weeden for 2011 in the Salary column includes employee deferrals into the 401(k) Savings Plan and the Deferred Savings Plan. The amount reported in the Stock Awards column represents the grant date fair value of the 2011 long-term incentive award of cash performance shares granted to Mr. Weeden ($632,499), an additional, one-time award of cash performance shares ($1,264,998) and the restricted shares portion of Mr. Weeden’s 2011 annual short-term incentive compensation award ($80,000). The amount Mr. Weeden could be paid through his cash performance shares assuming maximum achievement is $948,749 and $1,897,497. The amount reported in the Option Awards column represents the grant date fair value of the 2011 long-term incentive award of stock options to Mr. Weeden ($646,873). The amount reported for 2011 in the Non-Equity Incentive Plan Compensation column represents the cash portion of the 2011 short-term incentive compensation award that the Committee determined to pay Mr. Weeden. The amount reported for 2011 in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the interest credits allocated to the participant under the frozen Cash Balance Pension Plan and Second Excess Cash Balance Pension Plan, which for Mr. Weeden was $4,392 (Cash Balance Pension Plan) and $14,332 (Second Excess Cash Balance Pension Plan).

(8)

The base salary for Mr. Gorman for 2011 consisted of 73% cash (or $811,176) and 27% equity (or $305,215 salary stock). The amount reported for Mr. Gorman for 2011 in the Salary column includes employee deferrals into the 401(k) Savings Plan. The amount reported in the Stock Awards column represents the grant date fair value of the 2011 long-term incentive award of cash performance shares granted to Mr. Gorman ($733,337) and the restricted shares portion of Mr. Gorman’s 2011 annual short-term incentive compensation award $209,500. The amount Mr. Gorman could be paid through his cash performance shares assuming maximum achievement is $1,100,006. The amount reported in the Option Awards column represents the grant date fair value of the 2011 long-term incentive award of stock options to Mr. Gorman ($749,999). The amount reported for 2011 in the Non-Equity Incentive Plan Compensation column represents the cash portion of the 2011 short-term incentive compensation award that the Committee determined to pay Mr. Gorman. The amount reported for 2011 in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the interest credits allocated to the participant under the frozen Cash Balance Pension Plan and Second Excess Cash Balance Pension Plan, which for Mr. Gorman was $6,940 (Cash Balance Pension Plan) and $22,760 (Second Excess Cash Balance Pension Plan).

(9)

The base salary for Mr. Stevens for 2011 consisted of 73% cash (or $720,000) and 27% equity (or $228,403 salary stock). The amount reported for Mr. Stevens for 2011 in the Salary column includes employee deferrals into the 401(k) Savings Plan and the Deferred Savings Plan. The amount reported in the Stock

Awards column represents the grant date fair value of the 2011 long-term incentive award of cash performance shares granted to Mr. Stevens ($586,250) and the restricted shares portion of Mr. Stevens’ 2011 annual short-term incentive compensation award $71,600. The amount Mr. Stevens could be paid through his cash performance shares assuming maximum achievement is $879,375. The amount reported in the Option Awards column represents the grant date fair value of the 2011 long-term incentive award of stock options to Mr. Stevens ($586,250). The amount reported for 2011 in the Non-Equity Incentive Plan Compensation column represents the cash portion of the 2011 short-term incentive compensation award that the Committee determined to pay Mr. Stevens. The amount reported for 2011 in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the interest credits allocated to the participant under the frozen Cash Balance Pension Plan, Excess Cash Balance Pension Plan and Second Excess Cash Balance Pension Plan, which for Mr. Stevens was $9,689 (Cash Balance Pension Plan); $18,828 (Excess Cash Balance Pension Plan); and $16,807 (Second Excess Cash Balance Pension Plan).

(10)

The base salary for Mr. Hyle for 2011 consisted of 75% cash (or $625,385) and 25% equity (or $203,077 salary stock). The amount reported for Mr. Hyle for 2011 in the Salary column includes employee deferrals into the 401(k) Savings Plan and the Deferred Savings Plan. The amount reported in the Bonus column represents the vesting of one-half of Mr. Hyle’s February 19, 2009 time-lapsed deferred cash award of $340,000. This deferred cash award vests in equal installments on the second and third anniversaries of the date of grant, subject to continued employment. The vesting and payment dates were delayed until after KeyCorp repaid the TARP funds, and the accrual and payment was reduced on a pro-rata basis to reflect the portion of the 2011 year that KeyCorp was subject to the TARP restrictions and that Mr. Hyle was affected by TARP (thus, only $148,750 was permitted to vest instead of $170,000). The amount reported in the Stock Awards column represents the grant date fair value of the 2011 long-term incentive award of cash performance shares granted to Mr. Hyle ($306,251) and the restricted shares portion of Mr. Hyle’s 2011 annual short-term incentive compensation award ($77,400). The amount Mr. Hyle could be paid through his cash performance shares assuming maximum achievement is $459, 377. The amount reported in the Option Awards column represents the grant date fair value of the 2011 long-term incentive award of stock options to Mr. Hyle ($306,249). The amount reported for 2011 in the Non-Equity Incentive Plan Compensation column represents the cash portion of the 2011 short-term incentive compensation award that the Committee determined to pay Mr. Hyle. The amount reported for 2011 in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the interest credits allocated to the participant under the frozen Cash Balance Pension Plan and Second Excess Cash Balance Pension Plan, which for Mr. Hyle was $2,966 (Cash Balance Pension Plan) and $5,937 (Second Excess Cash Balance Pension Plan).

2011 ALL OTHER COMPENSATION TABLE

The following table sets forth detail about the amounts reported in the “All Other Compensation” column of the 2011 Summary Compensation Table above.

Name	Executive Benefits ($)	KeyCorp Contributions to Defined Contribution Plans ($)	Total All Other Compensation ($)
Beth E. Mooney(1)	41,059	76,505	117,564
Henry L. Meyer(2)	34,256	48,076	82,333
Jeffrey B. Weeden(3)	2,182	56,706	58,888
Christopher M. Gorman(4)	3,457	34,240	37,697
Thomas C. Stevens(5)	8,090	64,806	72,897
Charles S. Hyle(6)	—	55,823	55,823

(1)

The amount reported for Ms. Mooney for 2011 as Executive Benefits includes the following: $2,364 (executive physical program), $17,355 (security system payments and upgrades), $17,633 for security assessments from an independent, third-party consulting firm and $3,707 for use of car and driver. Beginning in May 2011 when Ms. Mooney became CEO, KeyCorp authorized, and in some instances required, Ms. Mooney to use a secure automobile and professionally-trained driver for business travel, official functions and for certain personal purposes. Ms. Mooney reimburses KeyCorp for the cost of the automobile and driver when she uses them for purely personal purposes. The amount reported for Ms. Mooney for 2011 as Contributions to Defined Contribution Plans includes a company match of $7,846 under the KeyCorp 401(k) Savings Plan and $43,154 under the KeyCorp Deferred Savings Plan; and a company contribution of $25,505 as part of the 2011 discretionary profit sharing contribution.

(2)

The amount reported for Mr. Meyer for 2011 as Executive Benefits includes the following: $2,961 (disability insurance), $1,352 (security system payments) and $29,944 (club dues). The amount reported for Mr. Meyer for 2011 as Contributions to Defined Contribution Plans includes a company match of $5,677 under the KeyCorp 401(k) Savings Plan and $26,371 under the KeyCorp Deferred Savings Plan; and a company contribution of $16,029 as part of the 2011 discretionary profit sharing contribution.

(3)

The amount reported for Mr. Weeden for 2011 as Executive Benefits includes the following: $2,182 (disability insurance). The amount reported for Mr. Weeden for 2011 as Contributions to Defined Contribution Plans includes a company match of $7,952 under the KeyCorp 401(k) Savings Plan and $29,848 under the KeyCorp Deferred Savings Plan; and a company contribution of $18,906 as part of the 2011 discretionary profit sharing contribution.

(4)

The amount reported for Mr. Gorman for 2011 as Executive Benefits includes the following: $205 (disability insurance) and $3,252 (executive physical program). The amount reported for Mr. Gorman as Contributions to Defined Contribution Plans includes a company match of $9,901 under the KeyCorp 401(k) Savings Plan and a company contribution of $24,339 as part of the 2011 discretionary profit sharing contribution.

(5)

The amount reported for Mr. Stevens for 2011 as Executive Benefits includes the following: $2,961 (disability insurance) and $5,130 (executive physical program). The amount reported for Mr. Stevens for

2011 as Contributions to Defined Contribution Plans includes a company match of $8,890 under the KeyCorp 401(k) Savings Plan and $34,210 under the KeyCorp Deferred Savings Plan; and a company contribution of $21,606 as part of the 2011 discretionary profit sharing contribution.

(6)

The amount reported for Mr. Hyle for 2011 as Executive Benefits is $0. The amount reported for Mr. Hyle for 2011 as Contributions to Defined Contribution Plans includes a company match of $14,700 under the KeyCorp 401(k) Savings Plan and $22,362 under the KeyCorp Deferred Savings Plan; and a company contribution of $18,762 as part of the 2011 discretionary profit sharing contribution.

2011 GRANTS OF PLAN-BASED AWARDS TABLE

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated future payouts under equity incentive plan awards (#)(2)			All other stock awards: number of shares of stock or units (#)(3)	All other option awards: number of securities underlying options (#)(4)	Exercise or base price of option awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Beth E. Mooney		545,834	1,091,667	1,637,501	—	—	—	—	—	—
	5/19/11	—	—	—	576,814	1,153,628	1,730,442				1,153,628
	5/19/11	—	—	—	—	—	—	—	296,443	$8.59	1,179,843
	3/2/12	—	—	—	—	—	—	34,486	—	—	275,200

Henry L. Meyer		—	—	500,000	—	—	—	—	—	—	—

Jeffrey B. Weeden		221,250	442,500	663,750	—	—	—	—	—	—	—
	5/19/11	—	—	—	316,250	632,499	948,749	—	—	—	632,499
	5/19/11	—	—	—	632,499	1,264,998	1,897,497	—	—	—	1,264,998
	5/19/11	—	—	—	—	—	—	—	162,531	$8.59	646,873
	3/2/12	—	—	—	—	—	—	10,025	—	—	80,000

Christopher M. Gorman		412,500	825,000	1,237,500	—	—	—		—	—
	5/19/11	—	—	—	366,669	733,337	1,100,006		—	—	733,337
	5/19/11	—	—	—	—	—	—		188,442	$8.59	749,999
	3/2/12	—	—	—	—	—	—	26,253	—	—	209,500

Thomas C. Stevens		202,500	405,000	607,500	—	—	—	—	—	—
	5/19/11	—	—	—	293,125	586,250	879,375	—	—	—	586,250
	5/19/11	—	—	—	—	—	—	—	147,299	$8.59	586,250
	3/2/12	—	—	—	—	—	—	8,972	—	—	71,600

Charles S. Hyle		215,625	431,250	646,875	—	—	—	—	—	—
	5/19/11	—	—	—	153,126	306,251	459,377	—	—	—	306,251
	5/19/11	—	—	—	—	—	—	—	76,947	$8.59	306,249
	3/2/12	—	—	—	—	—	—	9,699	—	—	77,400

(1)

Detailed in the column titled “Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)” is the threshold (50% of target), target and maximum (150% of target) short-term incentive awards each Named Executive Officer could receive for the one-year performance period ending December 31, 2011. However, the Committee did not establish targets for Mr. Meyer, but, under the terms of Mr. Meyer’s letter agreement, he could be considered by the Committee for a cash incentive compensation award based on his and KeyCorp’s performance subsequent to the repayment of TARP.

(2)

Detailed in the column titled “Estimated Future Payouts Under Equity Incentive Plan Awards (#)” is the threshold (50% of target), target and maximum (150% of target) long-term incentive awards in the form of cash performance shares that each Named Executive Officer (other than Mr. Meyer) could earn for the three-year performance period of January 1, 2011 through December 31, 2013. A description of the Long-term Incentive Compensation plan design and performance metrics are discussed in the Compensation Discussion and Analysis on page 45 of this proxy statement. The dollar value awarded to each Named Executive Officer as cash performance shares was converted into a book entry target number of shares based on the closing price on the date of grant (or $8.59 on 5/19/11) that track the stock price, but pay out in the form of cash.

Dividend equivalents on the target number of shares are reinvested and subject to the same terms and restrictions otherwise applicable to the underlying cash performance shares.

For Ms. Mooney and Messrs. Weeden and Gorman, the cash performance shares generally will vest and be paid, subject to the satisfaction of the performance conditions, on May 19, 2014, if the Named Executive Officers have been in the continuous employ of KeyCorp or a subsidiary through such date. For Messrs. Steven and Hyle, the cash performance shares generally will vest on May 19, 2013 if they have been in continuous employ of KeyCorp or a subsidiary through such date, but will not be paid until May 19, 2014 subject to the satisfaction of the performance conditions. For Mr. Weeden’s special one-time grant of cash performance shares, the cash performance shares generally will vest 50% on May 19, 2013 and 50% on May 19, 2014 if he has been in continuous employ of KeyCorp or a subsidiary through such date, but will not be paid until May 19, 2014 subject to the satisfaction of the performance conditions.

(3)

Detailed in the “All Other Stock Awards” column is the number of shares underlying the restricted stock portion of the Named Executive Officers’ 2011 annual short-term incentive compensation award, which was granted on March 2, 2012.

(4)

Detailed in the column titled “All Other Option Awards” is the number of securities underlying the stock options granted to each of the Named Executive Officers (other than Mr. Meyer) on May 19, 2011. For Ms. Mooney and Messrs. Weeden and Gorman, the stock options generally will vest 25% each year for 4 years. For Messrs. Stevens and Hyle, the stock options generally will vest 50% each year for 2 years.

(5)	KeyCorp sets the exercise price of all stock options using the closing market price of its Common Shares on the date of grant which, on May 19, 2011, was $8.59.

(6)

Amounts reported in the Grant Date Fair Value of Stock Options and Awards column represent the aggregate grant date fair value of equity awards granted during the respective year. The accounting assumptions used in calculating the grant date fair value for the equity awards are described in KeyCorp’s Annual Report on Form 10-K in the Stock-Based Compensation footnote, set forth on page 181 of the 2011 Annual Report. The grant date fair value of the cash performance share and restricted stock awards disclosed in this table is based on the closing KeyCorp stock price on the grant date of May 19, 2011, which was $8.59 per share and on March 2, 2012 which was $7.98.

Impact of Termination and Change in Control: The impact of termination and change in control on the Grants of Plan-Based Awards to the Named Executive Officers is shown in more detail in the chart on page 72 and as discussed on page 77 of this proxy statement.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information regarding outstanding equity awards held at December 31, 2011 by each of the Named Executive Officers.

						Stock Awards
									Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)

								Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)

		Option Awards					Market Value of Shares or Units of Stock That Have Not Vested ($)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable			Number of Shares or Units of Stock That Have Not Vested ($)

				Option Exercise Price ($)	Option Expiration Date

Name	Grant Date
Beth E. Mooney	5/1/2006	125,000	—	37.5900	5/1/2016	—	—	—	—
	7/20/2007	105,000	—	36.2000	7/20/2017	—	—	—	—
	7/25/2008	175,000	—	11.1600	7/25/2018	—	—	—	—
	6/12/2009	350,000	—	6.1200	6/12/2019	—	—	—	—
	5/19/2011	—	296,443	8.5900	5/19/2021	—	—	—	—
	Aggregate non-option awards (1)	—	—	—	—	190,612	1,465,806	135,988	1,045,751
Henry L. Meyer	1/17/2002	400,000	—	24.6050	1/17/2012	—	—	—	—
	7/17/2003	400,000	—	25.6400	7/17/2013	—	—	—	—
	7/23/2004	260,000	—	29.2700	7/23/2014	—	—	—	—
	7/22/2005	300,000	—	34.3950	7/22/2015	—	—	—	—
	7/21/2006	260,000	—	36.3700	7/21/2016	—	—	—	—
	7/20/2007	286,000	—	36.2000	7/20/2017	—	—	—	—
	7/25/2008	500,000	—	11.1600	7/25/2018	—	—	—	—
	6/12/2009	900,000	—	6.1200	4/30/2015	—	—	—	—
	Aggregate non-option awards (2)	—	—	—	—	404,048	3,107,129	—	—
Jeffrey B. Weeden	7/17/2003	100,000	—	25.6400	7/17/2013	—	—	—	—
	7/23/2004	85,000	—	29.2700	7/23/2014	—	—	—	—
	7/22/2005	85,000	—	34.3950	7/22/2015	—	—	—	—
	7/21/2006	90,000	—	36.3700	7/21/2016	—	—	—	—
	7/20/2007	100,000	—	36.2000	7/20/2017	—	—	—	—
	7/25/2008	175,000	—	11.1600	7/25/2018	—	—	—	—
	6/12/2009	350,000	—	6.1200	6/12/2019	—	—	—	—
	5/19/2011	—	162,531	8.5900	5/19/2021	—	—	—	—
	Aggregate non-option awards (3)	—	—	—	—	175,723	1,351,310	223,675	1,720,059
Christopher M. Gorman	1/17/2002	12,192	—	24.6050	1/17/2012	—	—	—	—
	7/17/2003	35,000	—	25.6400	7/17/2013	—	—	—	—
	7/23/2004	45,500	—	29.2700	7/23/2014	—	—	—	—
	7/22/2005	42,210	—	34.3950	7/22/2015	—	—	—	—
	7/21/2006	35,714	—	36.3700	7/21/2016	—	—	—	—
	7/20/2007	42,857	—	36.2000	7/20/2017	—	—	—	—
	7/25/2008	65,000	—	11.1600	7/25/2018	—	—	—	—
	5/19/2011	—	188,442	8.5900	5/19/2021	—	—	—	—
	Aggregate non-option awards (4)	—	—	—	—	194,423	1,495,113	86,445	664,762

						Stock Awards
									Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)

								Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)

		Option Awards					Market Value of Shares or Units of Stock That Have Not Vested ($)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable			Number of Shares or Units of Stock That Have Not Vested ($)

				Option Exercise Price ($)	Option Expiration Date

Name	Grant Date
Thomas C. Stevens	1/17/2002	75,000	—	24.6050	1/17/2012	—	—	—	—
	7/17/2003	125,000	—	25.6400	7/17/2013	—	—	—	—
	7/23/2004	97,000	—	29.2700	7/23/2014	—	—	—	—
	7/22/2005	100,000	—	34.3950	7/22/2015	—	—	—	—
	7/21/2006	100,000	—	36.3700	7/21/2016	—	—	—	—
	7/20/2007	100,000	—	36.2000	7/20/2017	—	—	—	—
	7/25/2008	175,000	—	11.1600	7/25/2018	—	—	—	—
	6/12/2009	350,000	—	6.1200	6/12/2019	—	—	—	—
	5/19/2011	—	147,299	8.5900	5/19/2021	—	—	—	—
	Aggregate non-option awards (5)	—	—	—	—	170,236	1,309,115	69,107	531,429
Charles S. Hyle	7/23/2004	40,000	—	29.2700	7/23/2014	—	—	—	—
	7/22/2005	40,000	—	34.3950	7/22/2015	—	—	—	—
	7/21/2006	55,000	—	36.3700	7/21/2016	—	—	—	—
	7/20/2007	75,000	—	36.2000	7/20/2017	—	—	—	—
	7/25/2008	105,000	—	11.1600	7/25/2018	—	—	—	—
	7/27/2009	68,934	33,612	5.5500	7/27/2019	—	—	—	—
	7/27/2010	15,953	38,217	8.4200	7/27/2020	—	—	—	—
	5/19/2011	—	76,947	8.5900	5/19/2021	—	—	—	—
	Aggregate non-option awards (6)	—	—	—	—	31,416	241,589	36,100	277,613

Option Awards:	KeyCorp sets the exercise price of all stock options using the closing market price of its Common Shares on the option grant date. The Compensation and Organization Committee does not re-price options. KeyCorp has not and will not back-date options, nor does it provide loans to employees in order to exercise options. If an equity-based award is granted in a month in which KeyCorp’s earnings are publicly disclosed, the grant date will be the date of the Compensation and Organization Committee meeting or three days following the earnings release, whichever is later.

The June 12, 2009 option granted to all Named Executive Officers other than Mr. Hyle and Mr. Gorman was vested in full on the grant date, but subject to a holding period during which the options must be retained and may not be transferred or otherwise disposed of until such time as any KeyCorp obligation under TARP had been repaid (which occurred on March 30, 2011) (the “Holding Period”) and may not be exercised until the later of (i) the conclusion of the Holding Period and (ii) for 1/3 of the options, one year from the date of grant, for an additional 1/3 of the options, two years from the date of grant and for the remaining 1/3 of the options, until three years from the date of grant. KeyCorp’s closing stock price on December 30, 2011 (the last business day of 2011) was $7.69 per share, which means that as of December 31, 2011, only the stock options granted in 2009 were “in-the-money.”

The May 19, 2011 option granted to all Named Executive Officers other than Messrs. Meyer, Stevens and Hyle vests 25% on each of May 19, 2012, 2013, 2014 and 2015. The May 19, 2011 option granted to Messrs. Stevens and Hyle vests 50% on each of May 19, 2012 and May 19, 2013.

Listed below is additional information about other stock options for Mr. Hyle as of December 31, 2011:

For Mr. Hyle — The July 27, 2009 option vested in 36,667 underlying shares on July 27, 2010 and 32,267 underlying shares on July 27, 2011 and will vest in 33,612 underlying shares on July 27, 2012 (with 7,454 underlying shares forfeited due to TARP proration). The July 27, 2010 option vested 15,953 underlying shares on July 27, 2011 and will vest 18,718 underlying shares on July 27,2012 and 19,498 underlying shares on July 27, 2013 (with 9,642 underlying shares forfeited due to TARP proration).

Stock Awards:	As described above in Compensation Discussion and Analysis, a new three-year long-term incentive compensation performance cycle for cash performance shares began on January 1, 2011 and ends on December 31, 2013. As of December 31, 2011, the cash performance shares are valued at 100% of target.

Listed below is additional information about other outstanding time-lapsed and performance-based awards for each Named Executive Officer as of December 31, 2011:

(1) For Ms. Mooney — 76,369 time-lapsed restricted shares will vest on March 12, 2012; 114,243 time-lapsed restricted shares will vest on February 18, 2013; and 135,988 cash performance shares (including reinvested dividends through December 31, 2011) will vest and be paid on May 19, 2014 subject to attainment of performance conditions.

(2) For Mr. Meyer — 156,719 time-lapsed restricted shares will vest on March 12, 2012 and 247,329 time-lapsed restricted shares will vest on February 18, 2013.

(3) For Mr. Weeden — 88,928 time-lapsed restricted shares will vest on March 12, 2012; 86,795 time-lapsed restricted shares will vest on February 18, 2013; 74,558 cash performance shares (including reinvested dividends through December 31, 2011) will vest and be paid on May 19, 2014 subject to attainment of performance conditions; and 74,558 cash performance shares (including reinvested dividends through December 31, 2011) will vest on May 19, 2013 and 74,558 cash performance shares (including reinvested dividends through December 31, 2011) will vest on May 19, 2014, although both tranches are payable on May 19, 2014 subject to attainment of performance conditions.

(4) For Mr. Gorman — 89,824 time-lapsed restricted shares will vest on March 12, 2012; 104,599 time-lapsed restricted shares will vest on February 18, 2013; and 86,445 cash performance shares (including reinvested dividends through December 31, 2011) will vest and be paid on May 19, 2014 subject to attainment of performance conditions.

(5) For Mr. Stevens — 83,441 time-lapsed restricted shares will vest on March 12, 2012; 86,795 time-lapsed restricted shares will vest on February 18, 2013; and 69,107 cash performance shares (including reinvested dividends through December 31, 2011) will vest on May 19, 2013 and be paid on May 19, 2014 subject to attainment of performance conditions.

(6) For Mr. Hyle — 31,416 shares of phantom stock (payable in Common Shares) will vest on February 18, 2013 (2,856 shares of phantom stock were forfeited due to TARP proration); 36,100 cash performance shares (including reinvested dividends through December 31, 2011) will vest on May 19, 2013 and be paid on May 19, 2014 subject to attainment of performance conditions.

2011 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information regarding the vesting of restricted stock or units during the year ended December 31, 2011 for the Named Executive Officers (the Named Executive Officers did not exercise any stock options in 2011).

	Option Awards		Stock Awards
Name	Number of Shares Acquired in Exercise (#)	Value Realized on Exercise ($)	Award Vesting Date		Stock Awards Number of Shares Acquired on Vesting (#) (6)	Value Realized on Vesting ($)
Beth E. Mooney	—	—	2/21/2011	(1)	18,997	181,041
	—	—	3/7/2011	(2)	1,696	14,956
	—	—	9/18/2011	(4)	113,723	742,611

Henry L. Meyer	—	—	2/21/2011	(1)	54,277	517,260

Jeffrey B. Weeden	—	—	2/21/2011	(1)	18,997	181,041
	—	—	3/7/2011	(2)	590	5,200
	—	—	5/15/2011	(3)	39,857	329,617
	—	—	9/18/2011	(4)	37,908	247,539

Christopher M. Gorman	—	—	2/21/2011	(1)	7,056	67,244
	—	—	3/7/2011	(2)	2,678	23,622

Thomas C. Stevens	—	—	2/21/2011	(1)	18,997	181,041
	—	—	3/7/2011	(2)	589	5,459
	—	—	9/18/2011	(4)	37,908	247,539

Charles S. Hyle	—	—	2/21/2011	(1)	11,398	108,623
	—	—	3/7/2011	(2)	294	2,725
	—	—	5/15/2011	(3)	39,857	329,617
	—	—	9/18/2011	(4)	37,908	247,539
	—	—	2/19/2011	(5)	14,109	134,459

(1)	Ms. Mooney, and Messrs. Meyer, Weeden, Gorman, Stevens and Hyle each received a grant of restricted stock or units on February 21, 2008, 100% of which vested on February 21, 2011.

(2)	Ms. Mooney and Messrs. Weeden, Gorman, Stevens and Hyle each received a grant of restricted stock or units on March 7, 2008, one-third of which vested on March 7, 2011.

(3)	Mr. Weeden and Mr. Hyle each received a grant of restricted stock or units on May 15, 2008, 100% of which vested on May 15, 2011.

(4)	Ms. Mooney and Messrs. Weeden, Stevens and Hyle each received a grant of restricted stock or units on September 18, 2008, 100% of which vested on September 18, 2011.

(5)	Mr. Hyle received a grant of cash performance shares (payable in cash) on February 19, 2009, only a portion of which vested due to attainment of performance metrics on February 19, 2011.

(6)

Not shown above are grants of salary paid in common stock on a biweekly basis through June 5, 2011. This common stock was fully vested when issued, but could not be sold, transferred or pledged until the earlier of (1) the date on which any obligation arising from the financial assistance provided to KeyCorp under TARP had been repaid (which occurred in March 2011) or (2) termination of employment due to death or disability. This common stock is referred to as salary stock. Total shares of salary stock awarded in 2011 are: Ms. Mooney — 47,205, Mr. Meyer — 79,716, Mr. Weeden — 30,679, Mr. Gorman — 34,529, Mr. Stevens — 25,959, and Mr. Hyle — 23,080. The value of the salary stock awarded is included in the salary column of the Summary Compensation Table.

2011 PENSION BENEFITS TABLE

The following table presents information about the Named Executive Officers’ participation in KeyCorp’s defined benefit pension plans.

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefits ($) (1)
Beth E. Mooney	Cash Balance Pension Plan	5	43,554
	Second Excess Cash Balance Pension Plan	5	83,652
Henry L. Meyer	Cash Balance Pension Plan	39	1,165,485
	Second Supplemental Retirement Plan	39	26,052,650
Jeffrey B. Weeden	Cash Balance Pension Plan	9	105,611
	Second Excess Cash Balance Pension Plan	9	344,644
Christopher M. Gorman	Cash Balance Pension Plan	20	166,897
	Second Excess Cash Balance Pension Plan	20	547,327
Thomas C. Stevens	Cash Balance Pension Plan	15	233,010
	Excess Cash Balance Pension Plan	15	452,766
	Second Excess Cash Balance Pension Plan	15	404,180
Charles S. Hyle	Cash Balance Pension Plan	7	71,328
	Second Excess Cash Balance Pension Plan	7	142,764

(1)

The estimated actuarial present value of the accumulated benefit in the Second Supplemental Retirement Plan is calculated assuming normal retirement of the Named Executive Officer at age 65 and that benefits are discounted at 4.00% in accordance with the applicable accounting guidance as explained in footnote 19 (“Employee Benefits”) of KeyCorp’s 2011 Annual Report. The values reported for the Cash Balance Pension Plan, Excess Cash Balance Pension Plan and the Second Excess Cash Balance Pension Plan represent the Named Executive Officers’ respective account balances as of December 31, 2011.

KeyCorp Cash Balance Pension Plan    Effective December 31, 2009, KeyCorp froze the Cash Balance Pension Plan (Pension Plan). Participants’ benefits accrued up through December 31, 2009 will continue to be credited with interest credits until the participants’ commence distribution of their benefits from the Plan. The Pension Plan’s interest crediting rate is established annually and is based on the rate for 30-year U.S. Treasury securities. For 2011, the Pension Plan’s interest crediting rate was 4.27%. For 2012, the Pension Plan’s interest crediting rate is 4.13%. Participants’ Plan distributions may be made upon the participant’s retirement, termination of employment, or death. Distributions may be made in the form of a single lump sum payment, in the form of an annuity, or in a series of actuarially equivalent installments.

KeyCorp Excess Cash Balance and Second Excess Cash Balance Pension Plans    The KeyCorp Excess Cash Balance Pension Plan was frozen as of December 31, 2004 in conjunction with the grandfathering provisions of Section 409A of the Internal Revenue Code. A Section 409A compliant KeyCorp Second Excess Cash Balance Pension Plan was established January 1, 2005. On December 31, 2009, the KeyCorp Second Excess Cash Balance Pension Plan was also frozen. Participants’ benefits accrued up through December 31, 2009 continue to be credited with interest credits until the participants’ distribution date. The Plans’ interest crediting rate is established annually and is based on the rate for 30-year U.S. Treasury securities. For 2011, the Pension Plan’s interest crediting rate was 4.27%. For 2012, the Pension Plan’s interest crediting rate is 4.13%.

To be eligible to receive a distribution from the Plan(s), a participant must be age 55 or older with a minimum of 5 years of vesting service with KeyCorp. Participants who are involuntarily terminated for reasons other than for cause may receive a distribution of their Plan benefits provided the participant at the time of termination (i) has a minimum of 25 years of vesting service with KeyCorp, and (ii) enters into a an employment separation agreement (containing a full release with non-compete and non-solicitation requirements) with KeyCorp. Distributions of vested Plan benefits are made upon the employee’s separation from service, subject to the “specified employee” 6-month hold back requirements of Section 409A of the Code. Distributions are in the form of an annuity or actuarially equivalent installments (unless the participant’s benefit is under $50,000 in which case it is distributed as a single lump sum payment).

Ms. Mooney and Messrs. Weeden, Gorman, Stevens and Hyle participate in these plan(s).

KeyCorp Second Supplemental Retirement Plan    The KeyCorp Second Supplemental Retirement Plan (Supplemental Retirement Plan) was frozen as of December 31, 2009. As structured, the Supplemental Retirement Plan provides participants with a benefit that is equal to a percentage of the participant’s final average compensation (i.e., the average of the participant’s highest aggregate compensation for any period of five consecutive years within a period of ten consecutive full years immediately prior to the participant’s termination date) at normal retirement (age 65). In determining the participant’s compensation, the Supplemental Retirement Plan includes his or her base salary, pre-tax deferrals, amounts deferred under KeyCorp’s deferred compensation arrangements, and the five highest incentive compensation awards granted to the participant during the ten-year period immediately preceding the participant’s termination. Distributions of vested Plan benefits are made upon the employee’s separation from service, subject to the “specified employee” 6-month hold back requirements of Section 409A of the Code. Distributions are in the form of an annuity and are not available in a lump sum.

To be eligible to receive a distribution from the Plan, a participant must be age 55 or older with a minimum of 10 years of vesting service with KeyCorp. Participants who are involuntarily terminated for reasons other than for cause may receive a distribution of their Plan benefits provided the participant maintained a minimum of 25 years of vesting service with KeyCorp at the time of termination, and the participant enters into an employment separation agreement (containing a full release with non-compete and non-solicitation requirements) with KeyCorp.

Mr. Meyer is a participant in the Supplemental Retirement Plan. As outlined on the table, Mr. Meyer’s normal retirement benefit (i.e., an age 65 benefit) is estimated at $26,052,650.

2011 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table shows the nonqualified deferred compensation activity for the Named Executive Officers for 2011. All nonqualified executive contributions and KeyCorp contributions to each plan are also included in current-year compensation presented in the 2011 Summary Compensation Table above.

Name	Plan	Executive Contributions in Last FY ($)	KeyCorp Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Beth E. Mooney	Deferred Savings Plan	43,154	64,736	(69,933)	—	942,258
Henry L. Meyer	Deferred Savings Plan	26,371	39,561	(176,353)	—	4,773,966
Jeffrey B. Weeden	Deferred Savings Plan	29,848	44,778	(28,493)	—	548,008
Christopher M. Gorman	Deferred Savings Plan	—	19,388	49,650	—	2,856,483
Thomas C. Stevens	Deferred Savings Plan	51,314	51,321	(57,656)	—	2,526,792
Charles S. Hyle	Deferred Savings Plan	22,362	33,773	(25,724)	—	283,321

(1)	KeyCorp contributions in the last fiscal year are reflected in the 2011 Summary Compensation Table above, under the “All Other Compensation” column.

(2)	Aggregate earnings in the last fiscal year are not reflected in the 2011 Summary Compensation Table above because the earnings were neither preferential nor above-market.

(3)

The aggregate balances at the last fiscal year-end represent the total ending account balance (employee and company balances) at December 31, 2011 for each Named Executive Officer. The Named Executive Officers’ 2010 year-end balances, plus all 2011 contributions, earnings and withdrawals/distributions, equal the amounts reported as the aggregate balances at December 31, 2011.

Previously reported Summary Compensation Table values for executive contributions and KeyCorp contributions under rules adopted in 2006 include: Ms. Mooney executive contributions of $1,686,278, and KeyCorp contributions of $199,483; Mr. Weeden executive contributions of $448,844, and KeyCorp contributions of $248,284; Mr. Meyer executive contributions of $1,357,086, and KeyCorp contributions of $605,683; Mr. Stevens executive contributions of $837,490 and KeyCorp contributions of $275,925; Mr. Gorman executive contributions of $1,324,424, and KeyCorp contributions of $306,062. Mr. Hyle was not a Named Executive Officer for the proxy statements filed from 2007 through 2011.

Deferred Savings Plan    The Deferred Savings Plan allows eligible employees to defer up to 50% of their base salary and up to 100% of their annual incentive awards (collectively referred to as “participant deferrals”) to the Plan once the employee’s compensation for the applicable Plan year reaches the IRS compensation limits for the year. KeyCorp provides participants with an employer match on the first 6% of participant deferrals deferred under the Plan. The employer match is subject to a 3 year vesting requirement. Effective January 1, 2010, the Plan was amended to provide for a discretionary profit sharing contribution in an amount, if any, determined annually by KeyCorp’s Board of Directors or its authorized Committee. The discretionary profit sharing contribution for 2010 and 2011 was 3% of the participant’s eligible compensation. Like the employer match, the discretionary profit sharing contribution is also subject to a 3 year vesting requirement.

Participant deferrals are invested on a bookkeeping basis in investment funds that mirror the funds offered under the 401(k) Savings Plan as well as in an interest bearing fund. The interest bearing fund is credited with a monthly interest rate equal to 120% of the applicable long term federal rate as published by the Internal Revenue Service. Through December 31, 2011, the employer match was invested on a bookkeeping basis in KeyCorp common stock. Distributions of vested Plan benefits are made upon the employee’s separation from service, subject to the specified employee 6-month hold back requirements of Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control

2011 Post-Termination Table

The following table sets forth the compensation that would be paid by KeyCorp to the Named Executive Officers assuming a termination of employment and/or change in control on December 31, 2011 in the various scenarios outlined below.

Termination Date: 12/31/2011 (1)	Mooney	Meyer	Weeden	Gorman	Stevens	Hyle
Voluntary Resignation
Acceleration of unvested equity (2)	$790,617	$1,205,169	$803,032	$0	$796,661	$567,134
Pension Benefit / Retirement Enhancements (3)	$0	$0	$0	$0	$0	$0
Other Benefits and Perquisites (4)	$0	$955,579	$0	$0	$0	$0
Total	$790,617	$2,160,748	$803,032	$0	$796,661	$567,134

Retirement
Pro-rata annual bonus for year of termination (5)	$1,091,667	$0	$442,500	$0	$405,000	$431,250
Acceleration of unvested equity (2)	$790,617	$1,205,169	$803,032	$0	$796,661	$567,134
Pension Benefit / Retirement Enhancements (3)	$0	$0	$0	$0	$0	$0
Other Benefits and Perquisites (4)	$0	$955,579	$0	$0	$0	$0
Total	$1,882,283	$2,160,748	$1,245,532	$0	$1,201,661	$998,384

Disability
Pro-rata annual bonus for year of termination (5)	$1,091,667	$0	$442,500	$825,000	$405,000	$431,250
Pension Benefit / Retirement Enhancements (3)	$0	$0	$0	$547,327	$0	$0
Acceleration of unvested equity (2)	$1,669,145	$2,251,040	$1,749,194	$1,624,366	$1,204,549	$567,134
Other Benefits and Perquisites (4)	$0	$0	$0	$0	$0	$0
Total	$2,760,812	$2,251,040	$2,191,694	$2,996,693	$1,609,549	$998,384

Death
Pro-rata annual bonus for year of termination (5)	$1,091,667	$0	$442,500	$825,000	$405,000	$431,250
Pension Benefit / Retirement Enhancements (3)	$0	$0	$0	$547,327	$0	$0
Acceleration of unvested equity (2)	$1,669,145	$2,251,040	$1,749,194	$1,624,366	$1,204,549	$567,134
Other Benefits and Perquisites (6)	$400,000	$400,000	$400,000	$400,000	$400,000	$400,000
Total	$3,160,812	$2,651,040	$2,591,694	$3,396,693	$2,009,549	$1,398,384

Involuntary Termination Without Cause
Base Salary (7)	$588,462	$0	$533,077	$600,000	$720,000	$461,538
Pension Benefit / Retirement Enhancements (3)	$0	$0	$0	$0	$0	$0
Acceleration of unvested equity (8)	$790,617	$1,205,169	$1,081,740	$129,254	$796,661	$567,134
Other Benefits and Perquisites (4)	$0	$955,579	$0	$0	$0	$0
Total	$1,379,078	$2,160,748	$1,614,817	$729,254	$1,516,661	$1,028,672

Change in Control (no termination) (9)	$0	$0	$0	$0	$0	$0

Involuntary Termination following Change in Control
Base Salary (10)	$2,550,000	$0	$1,890,000	$1,800,000	$2,160,000	$1,800,000
Annual Bonus (10)	$4,100,000	$0	$1,770,000	$3,300,000	$1,620,000	$1,725,000
Pension Benefit / Retirement Benefits and Enhancements (4)	$0	$0	$0	$547,327	$0	$0
Acceleration of unvested equity (11)	$1,045,751	$1,711,425	$1,720,059	$664,762	$531,429	$960,256
Other Benefits and Perquisites (4)(12)	$159,037	$955,579	$124,510	$46,116	$140,710	$122,295
280G Adjustment — Scaleback to Safe Harbor (13)	N/A	N/A	N/A	($1,117,168)	N/A	N/A
280G Adjustment — Excise Tax Payment (13)	($1,175,420)	N/A	N/A	N/A	N/A	($575,712)
Total	$6,678,368	$2,667,004	$5,504,569	$5,241,036	$4,452,139	$4,031,838

(1)

Assumes termination date and/or change in control date of December 31, 2011, based on a closing stock price on December 30, 2011 of $7.69. Calculations represent total hypothetical accelerated payments as of

December 31, 2011 based on each stated scenario, assuming no delay of payment as required by Section 409A of the Internal Revenue Code, and benefit continuation based on 2011 values.

(2)

Under the terms of his amended employment agreement in conjunction with his letter agreement, Mr. Meyer is entitled to continued vesting of outstanding equity awards granted on and after January 1, 2008, unless Mr. Meyer is terminated by KeyCorp for cause, by a nonapproved retirement/resignation or as a result of death or disability. In the event of death or disability, outstanding awards are pro-rated as set forth in the award agreements. For the remaining Named Executive Officers, under the terms of equity award agreements, all unvested, outstanding equity awards would be forfeited upon a voluntary termination of employment, unless the employee is retirement eligible (e.g., age 55 with 5 years of service), in which case the award is prorated under retirement treatment. Note that Ms. Mooney and Messrs. Weeden, Stevens and Hyle are retirement eligible. Mr. Gorman is the only Named Executive Officer who is not yet retirement eligible and would forfeit unvested awards upon a voluntary termination or involuntary termination. Note, however, that Mr. Weeden’s special one-time grant of cash performance shares granted on May 19, 2011, and discussed in the Compensation and Discussion Analysis above, does not pro-rata vest upon retirement or voluntary termination.

(3)

Ms. Mooney and Messrs. Meyer, Weeden, Stevens and Hyle are fully vested in their retirement benefits, and therefore there is no accelerated value associated with a termination of employment. Mr. Gorman is not 55 years old with 5 years of service, nor does he have 25 years of continued service in the context of vesting for an involuntary termination. Therefore, he is not retirement eligible under the terms of the Second Excess Cash Balance Pension Plan, but Mr. Gorman would receive accelerated vesting and payment of his outstanding balance in the event of disability, death or involuntary termination following a change in control.

(4)

Under the terms of his employment agreement as modified by his letter agreement, Mr. Meyer is entitled to payments equal to the meeting fee for one meeting of the Board of Directors, use of office space and secretarial support in KeyCorp facilities through April 30, 2016, and continued country club membership through April 30, 2016. For the purpose of the 2011 Post-Termination Payment analysis, continued use of Mr. Meyer’s current club memberships (as noted in the All Other Compensation Table) is assumed. However, for purposes of this analysis no perquisites upon Mr. Meyer’s death or disability have been assumed and incremental cost to KeyCorp for the continued use of KeyCorp office space and secretarial support based on current values and $0 meeting fees are also assumed. Other than Mr. Meyer, Named Executive Officers are not entitled to any benefits or perquisites upon Voluntary Resignation, Retirement, Disability, or Involuntary Termination Without Cause.

(5)

In order to receive payment under the terms of the annual incentive plan, the participant must be actively employed at the time of payment; provided, however, that KeyCorp shall determine what incentive payment, if any, is payable to the participant in the event of death, disability or retirement. Thus, for purposes of this table, it is assumed that all of the Named Executive Officers except Mr. Meyer would be entitled to a pro-rated target annual bonus in the event of death, disability or retirement on December 31, 2011, including the necessary TARP proration for the period of time during which Key was in TARP for 2011.

(6)

KeyCorp provides its Named Executive Officers with group term life insurance coverage under the KeyCorp Group Term Life Insurance Plan in an amount that is equal to the employee’s benefits base pay rate for the applicable year. The benefits base rate for Plan purposes is capped at $400,000.

(7)

Per the Separation Pay Plan, the Named Executive Officers would be entitled to the following base salary payments in the event of an termination as a result of reduction in staff (which is shown in the Involuntary Termination Without Cause section of the table above) assuming no IRS limits on Plan compensation apply: Ms. Mooney, 36 weeks; Mr. Weeden, 44 weeks; Mr. Gorman, 52 weeks; Mr. Stevens, 52 weeks; Mr. Hyle, 40 weeks.

(8)

In general, prior to March 2011 KeyCorp’s equity incentive plans and award agreements required all employees who are terminated involuntarily (and who were not retirement eligible) to forfeit all rights to any unvested long-term incentive compensation awards; provided, however, that mandatory deferral of short-term incentive compensation paid in the form of restricted stock was vested upon an involuntary termination. Beginning with awards granted in March 2011, all equity awards are prorated for employees who were “involuntarily terminated under limited circumstances” (i.e., termination from KeyCorp under circumstances in which the executive becomes entitled to receive (i) a severance benefit under the KeyCorp Separation Pay Plan as in effect at the time of termination, or (ii) under circumstances in which the employee is entitled to receive salary continuation benefits under the terms and conditions of an employment separation or letter agreement with KeyCorp, including, without limitation, a Change in Control Agreement, or (iii) as otherwise expressly approved by an officer of KeyCorp). Note that Ms. Mooney and Messrs. Weeden, Stevens and Hyle are retirement eligible. Mr. Gorman is the only Named Executive Officer who is not yet retirement eligible and would forfeit unvested awards upon an involuntary termination.

(9)	KeyCorp does not maintain any single trigger change in control arrangements.

(10)

Under the terms of the Change in Control Agreement in effect on December 31, 2011, all of the Named Executive Officers except Mr. Meyer would be entitled to a payment equal to 3 times base salary and target bonus (not pro-rated for TARP) in the event of an involuntary termination within two years following a Change in Control. Payment of a pro-rated bonus for the year of termination is at the discretion of the Compensation and Organization Committee (assumed $0 for the purpose of this analysis). However, this payment is reduced to 1.5 times base salary and target bonus in the event of a Good Reason termination during the three month period beginning on the date that is fifteen months following the date of the Change in Control. For purposes of this table, it is assumed that a change in control and immediate termination of employment occurred on December 31, 2011.

(11)

In general, under the terms of the Change in Control Agreement in effect on December 31, 2011, if within two years following the date of a Change of Control (as defined in the KeyCorp 2010 Equity Compensation Plan), an employee’s employment terminates other than voluntarily, for cause, or due to death, disability or retirement, then stock options shall become immediately exercisable in full, awards of restricted stock or units will vest and performance shares shall be modified in a manner as the Committee may specify to give the employee benefit through the date of termination. For purposes of this analysis, stock options and time-lapsed phantom stock, deferred cash and restricted stock or units have been treated as fully vested as of a December 31, 2011 termination date and cash performance shares have been treated as vested at 100% of target.

(12)

Under the terms of the Change in Control Agreement in effect on December 31, 2011, all of the Named Executive Officers except Mr. Meyer would be entitled, upon an involuntary termination following a Change in Control, to be reimbursed for their medical plan COBRA premiums, a lump sum payment equal to three years of additional retirement benefits under the Savings Plan and a lump sum payment equal to three years of equivalent corporate contributions to the Deferred Savings Plan as if the officer had deferred 6% of base salary plus incentive compensation for three years after termination. However, in the event of a Good Reason termination during the three month period beginning on the date that is fifteen months following the date of the Change in Control, these payments/reimbursements are reduced to the equivalent value of eighteen months of continued health and welfare benefits, eighteen months additional Savings Plan retirement benefits and eighteen months of equivalent corporate contributions to the Deferred Savings Plan. For the purpose of this analysis, it is assumed that eligible Named Executive Officers terminated immediately following a Change in Control and did not elect to participate in the KeyCorp Retiree Medical Plan, and received the benefits outlined above without any delay required under Section 409A of the Internal Revenue Code and based on 2011 rates, contributions and payments.

(13)

None of the Named Executive Officers is entitled to a gross-up on termination payments. Under the terms of the Change in Control Agreement, all Named Executive Officers except Mr. Meyer are entitled to a “best after tax” adjustment on change in control related termination payments. The “best after tax” provision results in the following adjustments to the Named Executive Officer’s payments: Ms. Mooney is required to pay an excise tax, without a gross up, in the amount of $1,175,420 Mr. Gorman, scaleback to the Safe Harbor amount of 1,117,168; Messrs. Weeden and Stevens do not exceed their Safe Harbor amount and therefore no adjustment is required; Mr. Hyle is required to pay an excise tax, without a gross up, in the amount of $575,712.

TARP Restricted Stock Awards

Notwithstanding the general termination description of equity awards provided elsewhere in the table set forth above, Ms. Mooney and Messrs. Meyer, Weeden, Gorman and Stevens were each granted a restricted stock award during TARP on March 12, 2009 (the “2009 Restricted Stock Award”) and on February 18, 2010 (the “2010 Restricted Stock Award”) which contain special termination provisions. Both the 2009 and 2010 Restricted Stock Awards require two years of service following the grant date to satisfy TARP requirements. Under the terms of the 2009 Restricted Stock Award, the initial two-years of service requirement was met as of December 31, 2011 and so the terms require vesting at the later of March 12, 2012 or the conclusion of the period during which any obligation arising from financial assistance provided to Key under TARP remains outstanding (which occurred March 30, 2011); provided, however, that upon retirement, death or disability prior to the three-year vesting date, the award will continue to vest. As of December 31, 2011, the 2010 Restricted Stock Award was still subject to the initial requirement of two years of service from the grant date (other than due to death or disability (in which case the award prorates for Messrs. Meyer and Stevens and continues to vest for Ms. Mooney and Messrs. Weeden and Gorman) or change in control event as defined in the agreement (in which case the award defaults to the original three year vesting schedule)) and then provides for vesting on the later of February, 18, 2013 or the conclusion of the period during which any obligation arising from financial assistance provided to KeyCorp under TARP remains outstanding (which occurred March 30, 2011). After the two years of service requirement has been satisfied under the 2010 Restricted Stock Award, Messrs. Meyer and Stevens are entitled to a prorated number of shares upon death or disability. Mr. Meyer’s Letter Agreement provides that his 2010 Restricted Stock Award will continue to vest upon retirement, but Mr. Stevens’ Award provides for prorated vesting. After the two years of service requirement has been satisfied under the 2010 Restricted Stock Award, Ms. Mooney and Messrs. Weeden and Gorman are entitled to continued vesting upon retirement, death or disability.

Benefits Payable Under Individual Agreements

As of December 31, 2011, KeyCorp was a party to a letter agreement with Mr. Meyer and change in control agreements with the other named executive officers. KeyCorp and the named executive officers originally entered into these agreements to govern the ways in which KeyCorp provides certain post-termination benefits and payments to the named executive officers.

Letter Agreement with Mr. Meyer

On March 25, 2011, KeyCorp entered into a letter agreement with Mr. Meyer setting forth the terms and conditions of his employment as a non-executive employee of the Company subsequent to his retirement as a director and executive officer on May 1, 2011. The letter agreement provides that:

•	Mr. Meyer will receive cash compensation for his services at the rate of $20,000 per month from May 1, 2011 through April 30, 2012.

•

KeyCorp’s obligations under Mr. Meyer’s then-existing employment agreement generally terminated effective May 1, 2011, except for KeyCorp’s obligations regarding indemnity, expense reimbursement, vesting of outstanding equity awards previously awarded, and the payment of post-retirement benefits (discussed further below).

•	Mr. Meyer will continue to remain subject to certain provisions of his current agreement, including the non-compete requirements.

•

The expiration date of the options to purchase 900,000 common shares awarded to Mr. Meyer on June 12, 2009 will be shortened from June 12, 2019 to April 30, 2015, which significantly reduced the economic value of the stock options to Mr. Meyer.

•

As an employee, Mr. Meyer will participate in the 401(k) plan and continue to be covered by all health and benefit plans to the same extent as any other employee of KeyCorp, and outstanding equity awards granted to Mr. Meyer will continue to vest.

•	Mr. Meyer will not be granted a new award of stock options or restricted stock for the 2011 or 2012 plan year.

•

Mr. Meyer will be eligible to be considered by the Compensation and Organization Committee for a cash incentive compensation award based on his and KeyCorp’s performance subsequent to the repayment of TARP.

•	At the conclusion of his employment, Mr. Meyer will be eligible to begin to receive his retirement benefits.

Post-Retirement Benefits.    Per the terms of Mr. Meyer’s Letter Agreement and existing provisions of his employment agreement, Mr. Meyer is generally entitled to the following upon an “Approved Retirement/Resignation”:

•

Immediate vesting in all stock options (other than so-called “performance options,” which are options that vest or become exercisable only if certain stock price and/or financial performance tests are achieved);

•	restricted stock grants made to Mr. Meyer after January 1, 2008 will continue to vest as if Mr. Meyer had continued in KeyCorp’s employment; and

•

specified other benefits (membership dues at one country club, one luncheon club and one professional club, secretarial support and office space) until April 30, 2016 and meeting fees and expenses if Mr. Meyer is requested to attend the annual meeting of shareholders.

Indemnification.    Mr. Meyer is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity and to payment of certain legal fees incurred in enforcing his rights under his employment agreement.

On March 6, 2012, at Mr. Meyer’s request, the term of the 2011 letter agreement was shortened and Mr. Meyer retired from his employment with KeyCorp on March 7, 2012.

Change in Control Agreements with the Other Named Executive Officers

As noted above, KeyCorp is a party to change in control agreements with Ms. Mooney and Messrs. Weeden, Gorman, Stevens and Hyle. For a discussion of the terms of the revised change in control agreements entered into in 2012, which (1) eliminated a Good Reason termination during the three month period beginning on the date that is fifteen months following the date of the Change in Control and (2) revised the Good Reason definition, see the Compensation Discussion and Analysis beginning on page 52 of this proxy statement. However, for purposes of the Post-Termination Table, the terms of the change in control agreements as of December 31, 2011, provide that, in most cases, if at any time within two years following a change in control, the officer’s employment is terminated by KeyCorp (except for cause, as described in the agreements), or the officer is determined to be constructively discharged (because the officer’s base salary, incentive compensation or long-term incentive opportunity is reduced or the executive is required to relocate the executive’s principal place of employment more than 35 miles from his or her location prior to the change in control), severance benefits will apply. In general, severance benefits consist of:

•	three times the sum of base salary plus average annual incentive (or target if higher) in a lump sum in accordance with Section 409A of the Internal Revenue Code;

•	the benefit the executive would have received in KeyCorp’s savings plan if the executive had continued his or her participation for three years;

•

a lump sum payment of three years of company contributions that would have been received under the KeyCorp Deferred Savings Plan if the officer had deferred 6% of base salary plus incentive compensation for three years after termination;

•

continued reimbursement for COBRA costs for health benefits for eighteen months (or if the officer is age fifty with at least fifteen years of service at the time of termination of employment, the officer may elect to participate in the KeyCorp Retiree Medical Plan for the COBRA period and be reimbursed for the premiums paid by the executive for such retiree medical coverage at KeyCorp’s cost); and

•	vesting of restricted stock and stock options (other than performance options) if the officer is involuntarily terminated within two years after the change in control.

Each change in control agreement also provides a three-month period that commences fifteen months after the date of a change in control, during which the officer may resign and receive reduced severance benefits based on an eighteen-month period if the officer determines in good faith that the officer’s position, responsibilities, duties, status or reporting relationships are materially less than or reduced from those in effect before the change in control or KeyCorp’s headquarters is relocated outside of the greater Cleveland metropolitan area. For purposes of the change in control agreements, “cause” includes conviction of a felony, dishonesty in the course of employment that constitutes a felony and is inimical to the best interest of KeyCorp or a subsidiary, imposition by a bank regulatory agency of a final order of suspension or removal, or competing with KeyCorp.

Separation Pay Plan

KeyCorp maintains a Separation Pay Plan for eligible employees who are terminated as a result of reduction in staff. Mr. Meyer is not eligible for a benefit under the Separation Pay Plan. The terms of the Separation Pay Plan consist of up to 52 weeks of salary continuation (severance pay) which includes base salary that is paid in cash up to certain IRS limits on plan compensation.

2011 DIRECTOR COMPENSATION TABLE

The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board of Directors in 2011. Directors who are employees are not compensated for their services as directors.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
William G. Bares	40,833	0	40,833
Edward P. Campbell	77,500	70,000	147,500
Joseph A. Carrabba	54,500	70,000	124,500
Dr. Carol A. Cartwright	55,000	70,000	125,000
Charles P. Cooley	5,833	0	5,833
Alexander M. Cutler	71,500	70,000	141,500
H. James Dallas	89,500	70,000	159,500
Elizabeth R. Gile	77,500	70,000	147,500
Ruth Ann M. Gillis	77,250	70,000	147,250
William G. Gisel, Jr	5,833	0	5,833
Kristen L. Manos	79,000	70,000	149,000
Eduardo R. Menascé	31,583	0	31,583
Bill R. Sanford	84,500	70,000	154,500
Barbara R. Snyder	51,000	70,000	121,000
Edward W. Stack	44,750	70,000	114,750

(1)

Amounts reported in the Stock Awards column represent the aggregate grant date fair value of the stock awards granted during the year computed in accordance with applicable accounting guidance. The accounting assumptions used in calculating the grant date fair value are presented in Note 18 (“Stock-Based Compensation”) of KeyCorp’s 2011 Annual Report. On July 22, 2011 Dr. Cartwright, Mss. Gile, Gillis, Manos, and Snyder, and Messrs. Campbell, Carrabba, Cutler, Dallas, Sanford, and Stack each received 8,323 deferred shares at a fair market value of $70,000. One-half of this deferred share award is payable in shares and one-half of this award is payable in cash. Messrs. Bares and Menascé retired from the Board on May 19, 2011 and so did not receive any Stock Awards for 2011. In addition, Messrs. Cooley and Gisel were elected to the Board on November 18, 2011 and also did not receive any Stock Awards for 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Shares or Units of Stock Held that Have not Vested (#)
William G. Bares	8,200	—
Edward P. Campbell	8,200	29,735
Joseph A. Carrabba	—	16,844
Dr. Carol A. Cartwright	8,200	29,735
Charles P. Cooley	—	—
Alexander M. Cutler	8,200	29,735
H. James Dallas	—	29,735
Elizabeth R. Gile	—	16,844
Ruth Ann M. Gillis	—	16,844
William G. Gisel, Jr	—	—
Kristen L. Manos	—	29,735
Eduardo R. Menascé	—	—
Bill R. Sanford	8,200	29,735
Barbara R. Snyder	—	16,844
Edward W. Stack	—	—

Options shown represent those granted and still outstanding under the 1997 Stock Option Plan for Directors, which was replaced by the Directors’ Deferred Share Plan in 2003.

Directors’ Compensation.    Directors’ compensation consists of two components: cash and stock-based (or equity) compensation. Each year, the Nominating and Corporate Governance Committee reviews the amount and form of directors’ compensation payable at KeyCorp in comparison to directors’ compensation payable at peer bank holding companies. The Nominating and Corporate Governance Committee reports the results of its annual review to the full Board and recommends to the full Board changes, if any, in directors’ compensation.

Cash Component.    Directors (other than Messrs. Meyer, who retired from the Board on May 1, 2011, and Stevens and Ms. Mooney, who receive no director fees) receive cash fees consisting of a $35,000 annual retainer payable in quarterly installments, $1,500 for attendance at each Board or committee meeting (except that fees for each scheduled Board or committee telephonic meeting are $1,000 for each meeting) and $1,500 for attendance at officially sanctioned meetings at which the directors represent KeyCorp and which require a substantial time commitment. Chairpersons of the Audit, Risk Management and Compensation and Organization Committees received an additional compensation of $3,750 per quarter and outside directors who served as chairperson of other committees receive additional compensation of $2,500 per quarter. Beginning in 2012, the Lead Director will receive an additional fee of $5,000 per quarter.

Stock-Based Component.    The Board has determined that approximately 50% (in value) of the Board’s compensation should be equity compensation in order to more closely align the economic interests of directors and shareholders. In May 2003, the shareholders of KeyCorp approved the Directors’ Deferred Share Plan as a replacement for the granting of stock options under the 1997 Stock Option Plan for Directors. Under the Directors’ Deferred Share Plan, each of the non-employee directors is automatically granted, on an annual basis, “phantom” KeyCorp Common Shares, referred to as deferred shares, having an aggregate fair market value on the trading day of the award equal to 200% of the annual cash retainer payable to a director. Each grant is subject to a minimum three-year deferral period which is accelerated upon a directors’ separation from service or death. Until otherwise determined by the Nominating and Corporate Governance Committee, the deferred shares are paid 50% in Common Shares and 50% in cash. In 2011, Dr. Cartwright, Mss. Gile, Gillis, Manos, and Snyder and Messrs. Campbell, Carrabba, Cutler, Dallas, Sanford, and Stack each were granted 8,323 deferred shares. Messrs. Meyer and Stevens and Ms. Mooney are not eligible to participate in the Directors’ Deferred Share Plan because they are employees of KeyCorp. Mr. Bares and Mr. Menascé retired from the Board on May 19, 2011. At the time of their retirement, the stock awards accelerated and were vested in full. Mr. Stack resigned from the Board on September 16, 2011, at which point his stock awards also vested in full. Messrs. Cooley and Gisel were elected to the Board on November 18, 2011 and so were not eligible for the award.

Terminated Director Stock Option Plans.    Prior to the Directors’ Deferred Share Plan, directors of KeyCorp were awarded stock options under the 1997 Stock Option Plan for Directors. The plan has been terminated except with respect to awards granted prior to the date of its termination, and no shares remain available for grant under the plan. The KeyCorp 1997 Stock Option Plan for Directors provided for grants to each of the non-employee directors, on an annual basis, of stock options having a value (determined on a formula basis) on the grant date equal to 2.75 times the annual cash retainer payable to a director. All options granted under the plan vested upon grant and expire ten years after the grant. The purchase price of the option shares was equal to the fair market value on the date of grant.

Second Director Deferred Compensation Plan.    Under the KeyCorp Second Director Deferred Compensation Plan, directors are given the opportunity to defer for future distribution payment of directors fees and further defer payment of deferred shares. Deferred payments of director fees are invested; however there are no above market or preferential earnings. Deferred payments of deferred shares are invested solely in the Common Shares account. Distributions to the directors under the Second Deferred Compensation Plan under the interest bearing account are in the form of cash and under the Common Shares account are in the form of KeyCorp Common Shares.

COMPENSATION AND ORGANIZATION COMMITTEE REPORT (INCLUDING DISCUSSION OF COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT)

The Compensation and Organization Committee met with KeyCorp’s Chief Risk Officer and Chief Auditor in January and July 2011 to review KeyCorp’s 2011 senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans may pose to KeyCorp. Following is a description of KeyCorp’s incentive risk assessment framework used by the Committee in order to:

•	identify and limit the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of KeyCorp,

•	identify any features in the employee compensation plans that pose risks to KeyCorp and limit those features to ensure that KeyCorp is not unnecessarily exposed to risks, and

•	review each employee compensation plan and identify the features in the plan that could encourage the manipulation of reported earnings of KeyCorp.

A risk assessment framework was developed by KeyCorp’s compensation and risk management areas with oversight from KeyCorp’s management and the Committee. The framework assesses each incentive plan in the context of three core principles. All incentive plans are regularly reviewed to ensure ongoing achievement of the principles. Any incentive plans that do not achieve the principles are remediated until they achieve the principles. For 2011, all of Key’s incentive plans achieved the three core principles. The three core principles are:

•	Discourage excessive risk-taking beyond the ability to identify and manage risk,

•	Be compatible with effective controls and risk management, and

•	Be supported by strong corporate governance, including active and effective board of directors oversight.

Additionally, all KeyCorp incentive plan documents allow for a revision of the plan formula and incentive amount (including on a retroactive basis) if the:

•

design, structure and/or operation of the Plan, extraordinary events, later determination of unprofitable and/or detrimental business or business relationships, or market-related events or circumstances, result in unanticipated, unintentional, or erroneous incentive payment(s) to be made under the plan, or

•	incentive amount fails to conform to the intent of the plan or otherwise is found to be contrary to KeyCorp’s risk policies or guidelines.

KeyCorp continues to retain the right at all times to modify, discontinue, or terminate any plan or plan compensation structure, funding or formula if the formula, structure, design, eligibility, administration and/or operation of the Plan is, or would be contrary to the achievement of KeyCorp’s intended risk tolerances. Plan documents also provide KeyCorp with the unconditional right for the correction, including the retroactive correction, of any plan formula or incentive amount, and the mandatory clawback or repayment of any incentive amount that was or was later found to be contrary to the intent of the plan, contrary to the safety and soundness of KeyCorp, or based upon incorrect data, extraordinary circumstances, or unprofitable business relationships or transactions.

The requirements contained in the foregoing plans and the method by which they will be administered are intended to comply with the requirements of the Guidance on Sound Incentive Compensation Policies, as well as the provisions outlined under the Dodd-Frank Act.

The reviews of KeyCorp’s compensation plans did not identify any plan that was reasonably likely to have a material impact on KeyCorp. Further, based upon the foregoing, the Committee concluded that KeyCorp’s compensation plans did not incent excessive risk taking and that they were compliant with KeyCorp’s risk management tolerances and safety and soundness requirements.

In addition, the Lead Director and the chairs of the Audit, Compensation and Organization and Risk Management Committees reviewed the Compensation and Organization Committee’s assessment of KeyCorp’s performance in conjunction with risk-related principles prior to the Compensation and Organization Committee’s January/February determination of the 2011 Annual Incentive Plan funding.

The Compensation and Organization Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth on page 35 of this proxy statement and based on this review and discussion, has recommended to the KeyCorp Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Committee Certification

The Compensation and Organization Committee of the Board of Directors of KeyCorp hereby certifies that:

(1) During the part of the most recently completed fiscal year that was a TARP period (i.e. January 1, 2011 through March 30, 2011) it discussed, evaluated and reviewed with senior risk officers (at a meeting held on January 20, 2011), the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of KeyCorp;

(2) During the part of the most recently completed fiscal year that was a TARP period, it discussed, evaluated and reviewed with senior risk officers (at a meeting held on January 20, 2011), the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to KeyCorp; and

(3) During the part of the most recently completed fiscal year that was a TARP period, it discussed, evaluated and reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of KeyCorp to enhance the compensation of any employee.

Compensation and Organization Committee

Board of Directors

KeyCorp

Edward P. Campbell (Chair)

Joseph A. Carrabba

Carol A. Cartwright

Alexander M. Cutler

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plans.    KeyCorp currently maintains the KeyCorp 2010 Equity Compensation Plan (the “2010 Plan”), the KeyCorp 2004 Equity Compensation Plan (the “2004 Plan”), the KeyCorp Amended and Restated 1991 Equity Compensation Plan (Amended as of March 13, 2003) (the “1991 Plan”), the KeyCorp 1997 Stock Option Plan for Directors (as of March 14, 2001) (the “1997 Director Plan”), and the KeyCorp Amended and Restated Discounted Stock Purchase Plan (the “DSPP”), pursuant to which it has made equity compensation available to eligible persons. Shareholders approved the 2010 Plan at the 2010 Annual Shareholders Meeting. The 2010 Plan replaced the 2004 Plan except with respect to awards granted prior to its termination. The 1997 Director Plan (discussed on page 83 of this proxy statement) terminated on May 22, 2003, except with respect to awards granted prior to the date of termination. Consequently, no shares remain available for future issuance under the 1991 Plan and the 1997 Director Plan.

KeyCorp also maintains the KeyCorp Deferred Equity Allocation Plan that provides for the allocation of Common Shares to employees and directors under existing and future KeyCorp deferred compensation arrangements. Additionally, KeyCorp maintains the KeyCorp Directors’ Deferred Share Plan (which replaced the 1997 Director Plan and which is described on page 80 of this proxy statement). Shareholders approved both Plans at the 2003 Annual Shareholders Meeting. Under both Plans, all or a portion of such deferrals and deferred payments may be deemed invested in accounts based on KeyCorp Common Shares, which are distributed in the form of KeyCorp Common Shares. Some of the arrangements with respect to the Deferred Equity Allocation Plan include an employer-matching feature that rewards employees with additional Common Shares at no additional cost. The table does not include information about these plans because no options, warrants or rights are available under these plans. As of December 31, 2011, 4,962,164 and 122,895 Common Shares have been allocated to accounts of participants under the Deferred Equity Allocation Plan and the Directors’ Deferred Share Plan, and 5,953,341 and 213,309 Common Shares, respectively, remain available for future issuance.

All plans described above were approved by KeyCorp shareholders other than the 1997 Director Plan.

The following table provides information about KeyCorp’s equity compensation plans as of December 31, 2011.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	32,852,564	$21.11	23,083,976	(2)
Equity compensation plans not approved by security holders(3)	57,400	$27.47	0
Total	32,909,964	$21.12	23,083,976

(1)

The table does not include 7,923,856 unvested shares of time-lapsed and performance-based restricted stock awarded under the 2010 Plan, 2004 Plan and 1991 Plan. These unvested restricted shares were issued when awarded and consequently are included in KeyCorp’s Common Shares outstanding.

(2)

The Compensation and Organization Committee of the Board of Directors of KeyCorp has determined that KeyCorp may not grant options to purchase KeyCorp Common Shares, shares of restricted stock, or other share grants under its long-term compensation plans in an amount that exceeds six percent of KeyCorp’s outstanding Common Shares in any rolling three-year period.

(3)

The table does not include outstanding options to purchase 22,654 Common Shares assumed in connection with an acquisition from a prior year. At December 31, 2011, these assumed options had a weighted average exercise price of $24.60 per share. No additional options may be granted under the plan that governs these options.

SHARE OWNERSHIP AND OTHER PHANTOM STOCK UNITS

Five Percent Beneficial Ownership.    KeyCorp has been advised that as of December 31, 2011, BlackRock Inc., 40 East 52nd Street, New York, New York, and related entities owned 56,734,261 KeyCorp Common Shares which is approximately 5.95% of the outstanding KeyCorp Common Shares. KeyCorp has also been advised that as of December 31, 2011, The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, Pennsylvania, and related entities owned 52,368,848 KeyCorp Common Shares which is approximately 5.49% of the outstanding KeyCorp Common Shares.

Beneficial Ownership of Common Shares and Investment in Other Phantom Stock Units.    The following table lists directors of and nominees for director of KeyCorp, the executive officers included in the Summary Compensation Table, and all directors, nominees, and executive officers of KeyCorp as a group. The table sets forth certain information with respect to (1) the amount and nature of beneficial ownership of KeyCorp Common Shares including certain phantom stock units, (2) the number of other phantom stock units, if any, and (3) total beneficial ownership of KeyCorp Common Shares and other phantom stock units for such directors, nominees for director, and executive officers. The information provided is as of January 1, 2012 unless otherwise indicated.

Name(1) (2)	Amount and Nature of Beneficial Ownership of Common Shares(5)	Percent of Common Shares Outstanding(6)	Other Phantom Stock Units(7)	Total Beneficial Ownership of Common Shares and Other Phantom Stock Units
Edward P. Campbell	23,006	—	71,584	94,590
Joseph A. Carrabba	10,922	—	0	10,922
Dr. Carol A. Cartwright	36,778	—	7,367	44,145
Charles P. Cooley(3)	1,000	—	0	1,000
Alexander M. Cutler	26,762	—	55,761	82,523
H. James Dallas	31,623	—	19,771	51,394
Elizabeth R. Gile	9,722	—	0	9,722
Ruth Ann M. Gillis	10,922	—	0	10,922
William G. Gisel, Jr.(3)	2,600	—	0	2,600
Christopher M. Gorman(4)	615,067	—	51,550	666,617
Richard J. Hipple	0	—	0	0
Charles S. Hyle(4)	483,693	—	35,359	519,052
Kristen L. Manos	18,562	—	31,284	49,846
Henry L. Meyer III(4)	3,594,834	—	264,421	3,859,255
Beth E. Mooney(4)	1,194,696	—	47,662	1,242,358
Bill R. Sanford	46,365	—	0	46,365
Barbara R. Snyder	10,422	—	3,411	13,833
Thomas C. Stevens(4)	1,418,353	—	74,251	1,492,604
Jeffrey B. Weeden(4)	1,415,032	—	27,755	1,442,787
All directors, nominees and executive officers as a group (21)	8,950,359	—	690,176	9,640,535

(1)

KeyCorp’s Corporate Governance Guidelines state that each outside director should, by the fifth anniversary of such director’s initial election, own KeyCorp Common Shares with a value at least equal to five times KeyCorp’s outside director annual retainer, of which 1,000 shares should be directly owned and be in the form of actual shares.

(2)	No director or executive officer has pledged KeyCorp stock.

(3)

Mr. Cooley who joined the KeyCorp Board on November 18, 2011 purchased 1,000 KeyCorp Common Shares on February 2, 2012; Mr. Gisel who also joined the KeyCorp Board on November 18, 2011 purchased 2,600 KeyCorp Common Shares on January 26, 2012.

(4)	With respect to KeyCorp Common Shares beneficially held by these individuals or other executive officers under the KeyCorp 401(k) Savings Plan, the shares included are as of December 31, 2011.

(5)

Beneficially owned shares include options exercisable as of March 3, 2012. The directors, nominees, and executive officers listed above hold vested options as follows: Mr. Campbell 8,200; Mr. Carrabba 0; Dr. Cartwright 8,200; Mr. Cooley 0; Mr. Cutler 8,200; Mr. Dallas 0; Ms. Gile 0; Mr. Gisel 0; Ms. Gillis 0; Mr. Gorman 266,281; Mr. Hipple 0; Mr. Hyle 399,887; Ms. Manos 0; Mr. Meyer 2,906,000; Ms. Mooney 755,000; Mr. Sanford 8,200; Ms. Snyder 0; Mr. Stevens 1,047,000; Mr. Weeden 985,000; all directors, nominees, and executive officers as a group 6,822,141.

Beneficially owned shares include some phantom shares payable in Common Shares under the KeyCorp Directors’ Deferred Share Plan. The amounts of shares are as follows: Mr. Campbell 8,562; Mr. Carrabba 8,422; Dr. Cartwright 14,868; Mr. Cooley 0; Mr. Cutler 8,562; Mr. Dallas 8,562; Ms. Gile 8,422; Ms. Gillis 8,422; Mr. Gisel 0; Ms. Manos 10,525; Mr. Sanford 14,868; Ms. Snyder 8,422; all directors as a group 97,672. The phantom shares are granted each year and are payable in three years, one-half in cash and one-half in Common Shares. The phantom shares payable in cash are not included in this table. If the director’s directorship ends, the phantom shares are immediately payable even if the three-year period has not ended. Some directors have elected to defer payment of the phantom shares at the end of the three-year period. Shares that are being deferred are not included under this column but are included under the column “Other Phantom Stock Units” in this table. See footnote 7 for a further description of the mechanics of the Directors’ Deferred Share Plan distribution process.

(6)	No director or executive officer beneficially owns more than 1% of the total of outstanding KeyCorp Common Shares plus options vested as of March 3, 2012.

(7)	Investments in phantom stock units by outside directors are made pursuant to the KeyCorp Second Director Deferred Compensation Plan and the Directors’ Deferred Share Plan.

During 2011, investments in phantom stock units by KeyCorp executive officers were made pursuant to the KeyCorp Deferred Savings Plan as well as pursuant to Restricted Stock Unit awards under the KeyCorp 2004 Equity Compensation Plan and KeyCorp 2010 Equity Compensation Plan. Under all of these plans and awards, contributions to a participant’s phantom stock account were treated as if they were invested in KeyCorp Common Shares. At the time of distribution, an actual Common Share is issued for each phantom stock unit that is in the account.

No Common Shares were issued in connection with any of the plans or awards described in this footnote until the time of distribution from the account (i.e., these are unfunded plans with “phantom stock” units); accordingly, directors and executive officers participating in these plans or receiving these awards do not have any voting rights or investment power with respect to or on account of the phantom stock units until the time of distribution from the account, whereupon actual Common Shares are issued. Under the Directors’ Deferred Share Plan, one-half of the distribution is in Common Shares and one-half of the distribution is in cash. As previously stated, only the portion of the distribution payable in Common Shares is included in this table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

KeyCorp’s directors and certain officers are required to report their ownership and changes in ownership of KeyCorp Common Shares to the Securities and Exchange Commission. The Commission has established certain due dates for these reports. KeyCorp knows of no person who failed to timely file any such report during 2011.

AUDIT MATTERS

AUDIT FEES

Ernst & Young billed KeyCorp in the aggregate $5,007,000 for fees for professional services in connection with the integrated audit of KeyCorp’s annual financial statements for the year ended December 31, 2011, reviews of financial statements included in KeyCorp’s Forms 10-Q for 2011, and 2011 audits of KeyCorp subsidiaries. Ernst & Young billed KeyCorp in the aggregate $5,711,000 for fees for professional services in connection with the integrated audit of KeyCorp’s annual financial statements for the year ended December 31, 2010, reviews of financial statements included in KeyCorp’s Forms 10-Q for 2010, and 2010 audits of KeyCorp subsidiaries.

AUDIT-RELATED FEES

Ernst & Young billed KeyCorp in 2011 in the aggregate $656,000 for fees for assurance and related services that are reasonably related to the performance of the audit or review of KeyCorp’s financial statements and are not reported in the previous paragraph. These services consisted of attestation and compliance reports. Ernst & Young billed KeyCorp in 2010 in the aggregate $762,000 for fees for assurance and related services that are reasonably related to the performance of the audit or review of KeyCorp’s financial statements and are not reported in the previous paragraph. These services consisted of attestation and compliance reports.

TAX FEES

Ernst & Young billed KeyCorp in 2011 in the aggregate $831,000 for tax services. These services consisted of tax compliance services provided to certain investment funds managed by KeyCorp, tax advisory services related to the impact of ownership changes and tax compliance services provided to certain domestic and foreign subsidiaries of KeyCorp. Ernst & Young billed KeyCorp in 2010 in the aggregate $1,287,000 for fees for tax services. These services consisted of tax compliance services provided to certain investment funds managed by KeyCorp, tax advisory services related to the impact of ownership changes and tax compliance services provided to certain domestic and foreign subsidiaries of KeyCorp.

ALL OTHER FEES

Ernst & Young did not bill KeyCorp in 2011 for fees for products and services other than those described in the preceding three paragraphs. Ernst & Young billed KeyCorp in 2010 in the aggregate $35,000 for fees for products and services other than those described in the last three paragraphs. These products and services consisted of a survey provided to a KeyCorp domestic subsidiary.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s pre-approval policies and procedures are attached hereto as Appendix A.

AUDIT COMMITTEE INDEPENDENCE

The members of KeyCorp’s Audit Committee are independent (as independence is defined by the provisions of the New York Stock Exchange listing standards).

AUDIT COMMITTEE FINANCIAL EXPERTS

The KeyCorp Board of Directors has determined that Audit Committee members Cooley, Gillis and Sanford are “audit committee financial experts” as defined by the applicable Securities and Exchange Commission rules and regulations.

COMMUNICATIONS WITH THE AUDIT COMMITTEE

Interested parties wishing to communicate with the Audit Committee regarding accounting, internal accounting controls, or auditing matters, may directly contact the Audit Committee by mailing a statement of their comments and views to KeyCorp at its corporate headquarters in Cleveland, Ohio. Such correspondence should be addressed to the Chair, Audit Committee, KeyCorp Board of Directors, care of the Secretary of KeyCorp, and be marked “Confidential.”

AUDIT COMMITTEE REPORT

The Audit Committee of the KeyCorp Board of Directors is composed of four outside directors and operates under a written charter adopted by the Board of Directors. The Committee annually selects KeyCorp’s independent auditors, subject to shareholder ratification.

Management is responsible for KeyCorp’s internal controls and financial reporting process. Ernst & Young, KeyCorp’s independent auditors, is responsible for performing an independent audit of KeyCorp’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to provide oversight to these processes.

In fulfilling its oversight responsibility, the Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Committee. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Committee’s oversight assure that the audit of KeyCorp’s financial statements has been carried out in accordance with generally accepted auditing standards or that the audited financial statements are presented in accordance with generally accepted accounting principles.

The Committee has reviewed and discussed the audited financial statements of KeyCorp for the year ended December 31, 2011 (“Audited Financial Statements”) with KeyCorp’s management. In addition, the Committee has discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 61, as amended.

The Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence, and the Committee has discussed with Ernst & Young its independence from KeyCorp.

Based on the foregoing review and discussions and relying thereon, the Committee recommended to KeyCorp’s Board of Directors the inclusion of the Audited Financial Statements in KeyCorp’s Annual Report for the year ended December 31, 2011 on Form 10-K that was filed with the Securities and Exchange Commission.

Audit Committee

Board of Directors

KeyCorp

Charles P. Cooley

Ruth Ann M. Gillis (Chair)

Kristen L. Manos

Bill R. Sanford

GOVERNANCE DOCUMENT INFORMATION

The KeyCorp Board of Directors Committee Charters, KeyCorp’s Corporate Governance Guidelines, KeyCorp’s Code of Ethics, KeyCorp’s Standards for Determining Independence of Directors, and KeyCorp’s Policy for Review of Transactions between KeyCorp and its Directors, Executive Officers, and Other Related Persons are posted on KeyCorp’s website: www.key.com/ir. Copies of these documents will be delivered, free of charge, to any shareholder who contacts KeyCorp’s Investor Relations Department at 216-689-4221.

SHAREHOLDER PROPOSALS FOR THE YEAR 2013

The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the 2013 Annual Meeting of Shareholders is December 5, 2012. This deadline applies to proposals submitted for inclusion in KeyCorp’s proxy statement for the 2013 Annual Meeting under the provisions of Rule 14a-8 of the Exchange Act.

Proposals of shareholders submitted outside the process of Rule 14a-8 under the Exchange Act in connection with the 2013 Annual Meeting must be received by the Secretary of KeyCorp no fewer than 60 and no more than 90 days before the annual meeting. KeyCorp’s Regulations require, among other things, that the shareholder set forth the text of the proposal to be presented and a brief written statement of the reasons why the shareholder favors the proposal. The proposal must also set forth the shareholder’s name, record address, the number and class of all shares of each class of KeyCorp stock beneficially owned by such shareholder and any material interest of such shareholder in the proposal.

The KeyCorp proxy relating to the 2013 Annual Meeting of KeyCorp will give discretionary authority to the proxy holders to vote with respect to all proposals submitted outside the process of Rule 14a-8 that are not presented in accordance with the KeyCorp Regulations.

HOUSEHOLDING INFORMATION

Only one Notice of Internet Availability of Proxy Materials, Annual Review, annual report on Form 10-K, and Proxy Statement is being delivered to multiple shareholders sharing an address unless KeyCorp received contrary instructions from one or more of the shareholders.

If a shareholder at a shared address to which a single copy of the Notice, Annual Review, annual report on Form 10-K, and Proxy Statement was delivered wishes to receive a separate copy of the Notice, Annual Review, annual report on Form 10-K, or Proxy Statement, he or she should contact KeyCorp’s transfer agent, Computershare Investor Services LLC (“Computershare”), by telephoning 800-539-7216 or by writing to Computershare at P.O. Box 43078, Providence, Rhode Island 02940-3078. The shareholder will be delivered, without charge, a separate copy of the Notice, Annual Review, annual report on Form 10-K, or Proxy Statement promptly upon request.

If shareholders at a shared address currently receiving multiple copies of the Notice, Annual Review, annual report on Form 10-K, and Proxy Statement wish to receive only a single copy of these documents, they should contact Computershare in the manner provided above.

GENERAL

The Board of Directors knows of no other matters which will be presented at the meeting. However, if other matters properly come before the meeting or any adjournment, the person or persons voting your shares pursuant to instructions by proxy card, internet, or telephone will vote your shares in accordance with their best judgment on such matters.

If a shareholder desires to bring a proposal before the Annual Meeting of Shareholders that has not been included in KeyCorp’s proxy statement, the shareholder must notify KeyCorp not less than 60 nor more than 90 days prior to the meeting of any business the shareholder proposes to bring before the meeting for a shareholder vote.

Shareholders may only nominate a person for election as a director of KeyCorp at a meeting of shareholders if the nominating shareholder has strictly complied with the applicable notice and procedural requirements set forth in KeyCorp’s Regulations, including, without limitation, timely providing to the Secretary of KeyCorp the requisite notice (not less than 60 nor more than 90 days prior to the meeting) of the proposed nominee(s) containing all the information specified by the Regulations. KeyCorp will provide to any shareholder, without charge, a copy of the applicable procedures governing nomination of directors set forth in KeyCorp’s Regulations upon request to the Secretary of KeyCorp.

KeyCorp will bear the expense of preparing, printing, and mailing this Proxy Statement. Officers and other employees of KeyCorp and its subsidiaries may solicit the return of proxies. KeyCorp has engaged the services of Georgeson & Company Inc. to assist in the solicitation of proxies at an anticipated cost of $10,000 plus expenses. KeyCorp will request brokers, banks, and other custodians, nominees, and fiduciaries to send proxy materials to beneficial owners and will, upon request, reimburse them for their expense in so doing. Solicitations may be made by mail, telephone, or other means.

Holders of KeyCorp Common Shares are urged to vote their shares promptly by telephone, the internet, or by mailing their signed proxy cards in the enclosed envelopes in order to make certain their shares are voted at the meeting. KeyCorp Common Shares represented by properly executed proxy cards, internet instructions, or telephone instructions will be voted in accordance with any specification made. If no specification is made on a properly executed proxy card or by the internet, the proxies will vote for the election as directors of the nominees named herein (Issue One of this Proxy Statement), in favor of ratifying the appointment of Ernst & Young as independent auditors for the fiscal year ending December 31, 2012 (Issue Two of this Proxy Statement), for advisory approval of KeyCorp’s executive compensation (Issue Three of this Proxy Statement), and against the shareholder proposal (Issue Four of this Proxy Statement). Abstentions and, unless a broker’s authority to vote on a particular matter is limited, broker non-votes are counted in determining the votes present at the meeting. A broker’s authority to vote on Issues One, Three, and Four is limited but is not limited as to Issue Two. As to Issue Two, a broker non-vote has the same effect as a vote against the proposal and as to Issues One, Three, and Four, a broker non-vote is treated as not being present. As to Issues Two, Three, and Four, an abstention has the same effect as a vote against the proposal. Until the vote on a particular matter is actually taken at the meeting, a shareholder may revoke a vote previously submitted (whether by proxy card, internet or telephone) by submitting a subsequently dated vote (whether by proxy card, internet or telephone) or by giving notice to KeyCorp or in open meeting; provided such subsequent vote must in all cases be received prior to the vote on the particular matter being taken at the meeting. A shareholder may of course vote at the meeting but a shareholder’s mere presence at the meeting will not operate to revoke the shareholder’s proxy card or any prior vote by the internet or telephone.

APPENDIX A

KEYCORP AUDIT COMMITTEE

POLICY STATEMENT ON INDEPENDENT AUDITING FIRM’S

SERVICES AND RELATED FEES

The Audit Committee is responsible for the annual engagement of an independent auditing firm for audit and audit-related services and for pre-approval of any tax or other services to be provided by such firm, and for approval of all fees paid to the independent auditing firm.

Audit services encompass audits of subsidiary companies and include not only those services necessary to perform an audit or review in accordance with generally accepted auditing standards, but also those services that only the independent auditing firm can reasonably provide such as comfort letters, statutory audits, consents and assistance with and review of Securities and Exchange Commission filings, and consultation concerning financial accounting and reporting standards.

Audit-related services include those services performed in the issuance of attestation and compliance reports; issuance of internal control reports; and due diligence related to mergers and acquisitions. The nature of audit-related services is such that they do not compromise the audit firm’s independence and it is impractical and cost inefficient to engage firms other than that of the independent auditors for such services.

Any audit-related, tax or other services not incorporated in the scope of services preapproved at the time of the approval of the annual audit engagement, and that are proposed subsequent to that approval, require the pre-approval of the Audit Committee which may be delegated to the Committee Chair, whose action on the request shall be reported at the next meeting of the full Committee. Audit-related, tax and other services incorporated in the scope of services pre-approved at the time of the approval of the annual audit engagement, and which are recurring in nature, do not require recurring pre-approvals.

Even though pre-approved, all audit-related, tax and other services performed during each calendar quarter by KeyCorp’s independent audit firm, and related fees, shall be reported to the Audit Committee no later than its first meeting following commencement of the services.

The foregoing procedures apply to retention of the independent auditing firm for KeyCorp and all consolidated affiliates. All services of any nature provided by KeyCorp’s independent auditing firm to entities affiliated with but unconsolidated by KeyCorp, and related fees, shall be reported to the Audit Committee no later than its first meeting following commencement of the services.

This policy statement is based on four guiding principles: KeyCorp’s independent auditing firm should not (1) audit its own work; (2) serve as a part of management; (3) act as an advocate of KeyCorp; (4) be a promoter of KeyCorp’s stock or other financial interests. Accordingly, the following is an illustrative but not necessarily exhaustive list of proscribed services.

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Examples of services that may not be provided to KeyCorp by its independent auditing firm:

Bookkeeping or other services related to the accounting records or financial statements;

Financial information systems design and development;

Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

Actuarial services;

Internal audit outsourcing services;

Management functions including human resources searches;

Broker-dealer, investment advisor or investment banking services;

Legal services;

Expert services unrelated to the audit;

Executive tax return preparation, including such work for expatriates; and

Any other service that the Public Company Accountability Oversight Board determines, by regulation, is impermissible.

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IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Central Time, on May 17, 2012.
Vote by Internet
• Go to www.envisionreports.com/key
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3 and AGAINST Issue 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Edward P. Campbell	☐	☐	02 - Joseph A. Carrabba	☐	☐	03 - Charles P. Cooley	☐	☐

04 - Alexander M. Cutler	☐	☐	05 - H. James Dallas	☐	☐	06 - Elizabeth R. Gile	☐	☐

07 - Ruth Ann M. Gillis	☐	☐	08 - William G. Gisel, Jr.	☐	☐	09 - Richard J. Hipple	☐	☐

10 - Kristen L. Manos	☐	☐	11 - Beth E. Mooney	☐	☐	12 - Bill R. Sanford	☐	☐

13 - Barbara R. Snyder	☐	☐	14 - Thomas C. Stevens	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Ratification of the appointment of independent auditors.	☐	☐	☐	4. Shareholder proposal requesting Chairman be independent director.	☐	☐	☐

3. Advisory approval of executive compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — KeyCorp

Proxy Solicited on Behalf of the Board of Directors of KeyCorp for the Annual Meeting on May 17, 2012

The undersigned hereby constitutes and appoints Beth E. Mooney, Paul N. Harris, and Thomas C. Stevens, and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of KeyCorp to be held on May 17, 2012, and at any adjournments or postponements thereof, on all matters properly coming before said meeting.

1.	Election of Directors: the nominees of the Board of Directors whose term of office will expire in 2013 are:

Edward P. Campbell, Joseph A. Carrabba, Charles P. Cooley, Alexander M. Cutler, H. James Dallas, Elizabeth R. Gile, Ruth Ann M. Gillis, William G. Gisel, Jr., Richard J. Hipple, Kristen L. Manos, Beth E. Mooney, Bill R. Sanford, Barbara R. Snyder, and Thomas C. Stevens.

2.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending on December 31, 2012.
3.	Advisory approval of executive compensation.
4.	Shareholder proposal requesting Chairman be independent director.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the listed nominees and FOR Issues 2 and 3 and AGAINST Issue 4.

In accordance with their judgment, the proxies are authorized to vote upon any other matters that may properly come before the meeting. The signer hereby transfers all power given by the signer to vote at the said meeting or any adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation.

SEE REVERSE SIDE

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet
• Go to www.envisionreports.com/key
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Shareholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the

KeyCorp Shareholder Meeting to be Held on May 17, 2012

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This is not a ballot. You cannot use this notice to vote. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Annual Review, Proxy Statement and the Annual Report on Form 10-K are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/key to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials - If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 7, 2012 to facilitate timely delivery.

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Shareholder Meeting Notice

KeyCorp Annual Meeting of Shareholders will be held on May 17, 2012 at Case Western Reserve Auditorium, Ninth Floor, Key Tower, 127 Public Square, Cleveland, Ohio, at 8:30 a.m., local time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2 and 3, and AGAINST Issue 4:

1.	Election of Directors: the nominees of the Board of Directors whose term of office will expire in 2013 are:

Edward P. Campbell, Joseph A. Carrabba, Charles P. Cooley, Alexander M. Cutler, H. James Dallas, Elizabeth R. Gile, Ruth Ann M. Gillis, William G. Gisel, Jr., Richard J. Hipple, Kristen L. Manos, Beth E. Mooney, Bill R. Sanford, Barbara R. Snyder, and Thomas C. Stevens.

2.	Ratification of the appointment of independent auditors.
3.	Advisory approval of executive compensation.
4.	Shareholder proposal requesting Chairman be independent director.

PLEASE NOTE - YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.

If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→	Internet - Go to www.envisionreports.com/key. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→	Telephone - Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→	Email - Send email to investorvote@computershare.com with “Proxy Materials KeyCorp” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 7, 2012.

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